Exhibit 10.1

PRIMO WATER CORPORATION,

PRIMO PRODUCTS, LLC,

PRIMO DIRECT, LLC,

PRIMO REFILL, LLC,

PRIMO ICE, LLC, and

PRIMO REFILL CANADA CORPORATION

$20,000,000 7.80% Senior Secured Fixed Rate Term Notes due June 20, 2021

$15,000,000 Senior Secured Floating Rate Revolving Notes due June 20, 2019

Note Purchase Agreement

Dated June 20, 2014

Section 22.2.	Accounting Terms	62
Section 22.3.	Severability	63
Section 22.4.	Construction, etc	63
Section 22.5.	Counterparts	65
Section 22.6.	Governing Law	65
Section 22.7.	Jurisdiction and Process; Waiver of Jury Trial	65
Section 22.8.	Transaction References	65
SECTION 23.	THE COLLATERAL AGENT	68
Section 23.1.	Appointment, Powers and Rights	68
Section 23.2.	Certain Rights, Duties and Responsibilities of Collateral Agent	69
Section 23.3.	Collateral Agent’s Rights to Compensation	69
Section 23.4.	Certain Rights of the Collateral Agent	70
Section 23.5.	Showings Deemed Necessary by Collateral Agent	70
Section 23.6.	Resignation of Collateral Agent	65
Section 23.7.	Removal of Collateral Agent	65
Section 23.8.	Successor Collateral Agent	65
Section 23.9.	Appointment of Co-Collateral Agent or Successor Collateral Agent	66
Section 23.10.	Merger or Consolidation of Prudential	66
Section 23.11.	Conveyance upon Request of Successor Collateral Agent	67
Section 23.12.	Acceptance of Appointment by Co-Collateral Agent or Successor Collateral Agent	67
Section 23.13.	No Amendments Without Consent of Holders	67
Section 23.14.	Waivers and Consents by Holders	67
Section 23.15.	Notice of Amendments, Waivers, etc	68
SECTION 24.	Joint and Several Liability	71
Section 24.1.	Joint and Several Liability	71
Section 24.2.	Waivers	71
Section 24.3.	Extent of Liability; Contribution	72
Section 24.4.	Joint Enterprise	72
Section 24.5.	Subordination	72
SECTION 25.	Tax Indemnification.	71

Schedules and Exhibits:

Schedule A:	Defined Terms

Schedule B:	Information Relating to Purchasers

Schedule 5.3:	Financial Statements

Schedule 5.4:	Subsidiaries of each Company and Ownership of Subsidiary Stock

Schedule 5.15:	Existing Indebtedness

Schedule 5.19:	Labor Matters

Schedule 5.22:	Bank Accounts; Security Accounts

Schedule 5.24:	Intellectual Property

Schedule 5.25:	Material Contracts

Schedule 5.26:	Capital Structure

Schedule 9.9:	Post-Closing Matters

Schedule 10.4:	Liens

Exhibit A-1:	Form of 7.80% Senior Secured Fixed Rate Term Notes due June 20, 2021

Exhibit A-2:	Form of Senior Secured Floating Rate Revolving Notes due June 20, 2019

Exhibit B:	Form of Borrowing Request

Exhibit C:	Form of Security Agreement

Exhibit D:	Form of Pledge Agreement

v

PRIMO WATER CORPORATION
104 Cambridge Plaza Drive
Winston Salem, North Carolina 27104

June 20, 2014

To Each of the Purchasers Listed in
Schedule B Hereto:

7.80% Senior Secured Fixed Rate Term Notes due June 20, 2021

Senior Secured Floating Rate Revolving Notes due June 20, 2019

Ladies and Gentlemen:

PRIMO WATER CORPORATION, a Delaware corporation (“Parent”), PRIMO PRODUCTS, LLC, a North Carolina limited liability company (“Products”), PRIMO DIRECT, LLC, a North Carolina limited liability company (“Direct”), PRIMO REFILL, LLC, a North Carolina limited liability company (“Refill”), PRIMO ICE, LLC, a North Carolina limited liability company (“ICE”), and PRIMO REFILL CANADA CORPORATION, a British Columbia, Canada corporation (together with Parent, Products, Direct, Refill and ICE, together with each other Subsidiary of the Parent that hereafter joins this Agreement, each a “Company” and collectively, the “Companies”)), agrees with each of the Purchasers as follows:

SECTION 1.  Authorization of Notes.  The Companies will authorize the issue and sale of the following:

(a)           their senior secured fixed rate term promissory notes (any such term promissory notes which have been issued pursuant to any provision of this Agreement, and any such term promissory notes which may be issued in substitution or exchange therefore, herein, collectively, the “Term Notes”) in the aggregate principal amount of $20,000,000, to be dated the date of issue thereof, to mature June 20, 2021, to bear interest on the unpaid principal balance thereof from the date thereof until the principal thereof shall have become due and payable (a) at a rate per annum equal to 7.80% and (b) at the Default Rate on the occurrence and during the continuance of an Event of Default; such senior secured fixed rate term promissory notes to be substantially in the form of Exhibit A-1 attached hereto, and

(b)           their senior secured floating rate revolving promissory notes (any such revolving promissory notes which have been issued pursuant to any provision of this Agreement, and any such revolving promissory notes which may be issued in substitution or exchange therefore, herein, collectively, the “Revolving Notes”; and together with the Term Notes, collectively, the “Notes”) in the aggregate principal amount of $15,000,000, to be dated the date of issue thereof, to be due and payable in full on the Revolving Commitment Termination Date, to bear interest on the unpaid principal balance thereof from time to time outstanding until the principal thereof shall become due and payable (a) at a rate per annum equal to (I) the Adjusted LIBO Rate plus the Applicable Margin with respect to LIBOR Loans or (II) the Base Rate plus the Applicable Margin with respect to Base Rate Loans and (b) at the Default Rate on the occurrence and during the continuance of an Event of Default; such senior secured floating rate revolving promissory notes to be substantially in the form of Exhibit A-2.

(c)           Certain capitalized and other terms used in this Agreement are defined in Schedule B.  References to a “Schedule” and/or “Exhibit” are references to a Schedule and/or Exhibit attached to this Agreement unless otherwise specified.  References to a “Section” are references to a Section of this Agreement unless otherwise specified.

SECTION 2.    Sale and Purchase of Term Notes; Borrowings under Revolving Notes; Additional Floating Rate Provisions.

Section 2.1.     Purchase and Sale of Term Notes.  The Companies hereby agree to sell to each Purchaser and, subject to the terms and conditions herein set forth, each Purchaser agrees to purchase from the Companies on the Date of Closing, Term Notes in the principal amount set forth opposite such Purchaser’s name on Schedule B at the purchase price of 100% of the principal amount thereof. The Companies will deliver to each Purchaser of Term Notes, at the offices of King & Spalding LLP, 1185 Avenue of the Americas, New York, New York 10036-2601, one or more Term Notes registered in its name, evidencing the aggregate principal amount of Term Notes to be purchased by such Purchaser and in the denomination or denominations specified on Schedule B attached hereto, against payment of the purchase price thereof by wire transfer of immediately available funds for credit to the Company Representative’s account number identified in a written instruction of the Company Representative delivered to each Purchaser before the date of closing, which shall be June 20, 2014 or any other date on or before June 20, 2014 upon which the parties hereto may mutually agree (the “Closing” or the “Date of Closing”). If at the Closing the Companies shall fail to tender such Notes to any Purchaser as provided above in this Section 2.1, or any of the conditions specified in Section 4 shall not have been fulfilled to such Purchaser’s satisfaction or otherwise waived in writing by the Required Holders, such Purchaser shall, at its election, be relieved of all further obligations under this Agreement, without thereby waiving any rights such Purchaser may have by reason of any of the conditions specified in Section 4 not having been fulfilled to such Purchaser’s satisfaction or such failure by the Companies to tender such Notes.

Section 2.2.     Borrowings Under Revolving Notes. Each Company and each Purchaser of Revolving Notes agree to the following provisions with respect to the Revolving Notes:

(a)           The Revolving Loans.  Subject to and upon the terms and conditions herein set forth, the Revolving Holders agree to make advances to the Companies (each a “Revolving Loan” and, collectively, the “Revolving Loans”) from time to time from the date hereof and prior to the Revolving Commitment Termination Date in the aggregate principal amount outstanding at any one time not to exceed the Revolving Commitment; provided that Revolving  Loans shall not be made more frequently than six (6) times each calendar month.  The Revolving Loans shall be evidenced by one or more Revolving Notes, dated as of the Date of Closing, and the Companies will deliver to you on the Date of Closing, at the offices of King & Spalding LLP, 1185 Avenue of the Americas, New York, New York, 10036-2601, one or more Revolving Notes registered in its name, evidencing in the aggregate for all Revolving Holders the amount of the Revolving Commitment as of the Date of Closing, and in the denominations specified in the Schedule B attached hereto.  The principal amount of each Revolving Loan shall be equal to at least $100,000, and shall be an integral multiple of $50,000 or such lesser amount as shall be available to be drawn under the Revolving Notes.  At the time of the making of each Revolving Loan and at the time of the making of each payment of principal on any Revolving Note, the applicable Revolving Holder shall make a notation in the records of such Revolving Holder, specifying the date and the amount of the Revolving Loan or payment; provided that the failure of such Revolving Holder to do so or any other inaccuracy in such records shall not affect the obligations of the Companies otherwise under this Agreement and any Revolving Note. Within the limits of the Revolving Commitment, subject to the terms and conditions hereof, the Companies may borrow from time to time (but not more frequently than six (6) times each calendar month) in accordance with Section 2.2(b), shall or may repay from time to time in accordance with Section 8.1, and may reborrow (but not more frequently than six (6) times each calendar month) in accordance with Section 2.2(b).  In addition, any amounts advanced, at the sole discretion of the Revolving Holders, to pay any amount chargeable to or required to be paid by any of the Companies and which the Companies have failed to pay pursuant to the terms of, and within the time periods provided under, any Note Document, including payments of reimbursable expenses, expenditures for the protection or preservation of collateral and other sums payable under the Note Documents shall be deemed a “Revolving Loan”.

(b)           Manner of Borrowings.  Upon at least two (2) Business Days’ prior written notice (which notice shall be irrevocable and binding on the Companies and shall be in the form of Exhibit B (each, a “Borrowing Request”), the Company Representative may request new Revolving Loans.  Each Borrowing Request shall be signed by a Senior Financial Officer of the Company Representative and delivered to each Revolving Holder at its address specified on Schedule B.  Each Borrowing Request shall include without limitation the aggregate principal amount of the requested Revolving Loan and, with reasonable particularity, the intended use of the proceeds thereof, whether such Revolving Loan is to bear interest at the Base Rate or the LIBO Rate, the duration of the Interest Period applicable to any LIBO Rate Loan, and the proposed date of the funding of such Revolving Loan   Each Borrowing Request shall be deemed received by a Revolving Holder only when all information and documents required to be contained therein or submitted therewith have been actually received by such Revolving Holder and such information and documents conform to the requirements of this Agreement.  Any Borrowing Request received by any Revolving Holder on a day which is not a Business Day or after 12:00 noon, New York time, on a Business Day shall be deemed received on the next succeeding Business Day.  Upon receipt of a proper Borrowing Request as hereinabove provided, subject to the terms and conditions of this Agreement, the Revolving Holders shall make the proceeds of such Revolving Loan available to the Companies on the date specified in such notice by crediting the Company Representative’s account designated in the applicable Borrowing Request.

(c)           Termination and Voluntary Reduction in Revolving Commitment.  Each Revolving Holder’s agreement to make Revolving Loans under the Revolving Commitment in accordance with this Section 2.2 hereof shall terminate on the Revolving Commitment Termination Date.  The Company Representative shall have the right, upon not less than 10 Business Days’ irrevocable written notice to each Revolving Holder, to terminate or permanently reduce the Revolving Commitment prior to the Revolving Commitment Termination Date, in whole or in part; provided that if such termination or reduction shall cause any LIBOR Loan to be repaid prior to the last day of its Interest Period, then such termination or reduction will be subject to Section 2.3(b) and any Breakage Cost Obligations payable thereunder. Each partial voluntary permanent reduction in the Revolving Commitment under this Section 2.2(c) shall be in an aggregate amount which is at least $500,000 and integral multiplies thereof.  Once reduced, the Revolving Commitment may not thereafter be increased.

(d)           Confirmation of Amounts Outstanding.  The respective amounts of principal and interest reflected in any one or more of the schedules annexed to the Revolving Notes and in the records of any Revolving Holder shall constitute prima facie evidence of the outstanding principal of, and accrued and unpaid interest on, the Revolving Loans, absent manifest error, unless the Company Representative notifies the relevant Revolving Holder in writing to the contrary within thirty (30) days after information requested pursuant to the next succeeding sentence has been delivered to the Company Representative.  The Company Representative may, by written request to each Revolving Holder delivered to the address set forth on Schedule B (or such other address as may from time to time be given to the Company Representative by such Revolving Holder), request a confirmation of such outstanding amounts from time to time.  Upon receipt of such request, each Revolving Holder will promptly send the Company Representative a written confirmation of such outstanding amounts.

(e)           Conditions to Revolving Loans.  The obligation of the Revolving Holders to make each Revolving Loan to the Companies hereunder is subject to the satisfaction of the following conditions:

(i)              timely receipt of the Borrowing Request required by Section 2.2(b);

(ii)            since December 31, 2013, there shall exist or have occurred no act or event that could reasonably be expected to have a Material Adverse Effect;

(iii)           the representations and warranties of the Companies contained in this Agreement and the other Note Documents shall be true and correct in all material respects on and as of the date of such Revolving Loan (except as such representations and warranties relate to a specific date, in which case they shall have been true and correct in all material respects on and as of such specific date);

(iv)           on the date of such Revolving Loan, no Default or Event of Default shall have occurred and be continuing; and

(v)            the extension of each Revolving Loan hereunder and the borrowing of the Revolving Loans by the Companies (including the use of proceeds of the Revolving Loans by the Companies) shall not violate any applicable law or governmental regulation (including, without limitation, section 5 of the Securities Act or Regulation T, U or X of the Board of Governors of the Federal Reserve System), and each Revolving Holder shall have received such certificates or other evidence as it may request to establish compliance with this condition.

Each of the giving of a Borrowing Request pursuant to Section 2.2(b), the acceptance by the Companies of the proceeds of the Revolving Loan made in respect of such Borrowing Request, and the continuation of a Revolving Loan pursuant to Section 2.3(a) shall constitute a representation and warranty by the Companies to the effect that each of the conditions set forth in clauses (ii) through (v) of this Section 2.2(e) shall be satisfied on the date such Revolving Loans is made or continued (except as such representation and warranty may be updated pursuant to the express terms of this Agreement and approved in writing by the Required Holders).  In addition, the obligation of the Revolving Holders to make a Revolving Loan on the Date of Closing, if any, is subject to the satisfaction of the conditions to closing stated in Section 4.

Section 2.3.      Additional Floating Rate Provisions.

(a)           Revolving Loan Procedures; Interests on Notes.

(i)              The Company Representative shall elect, upon delivery of the applicable Borrowing Request to each Revolving Holder, no later than 12:00 noon New York City time on the second (2nd) Business Day immediately preceding the date of borrowing, (a) whether the Loans are to be LIBOR Loans or Base Rate Loans and (b) if the Loans are to be LIBOR Loans, the applicable Interest Period or Interest Periods; provided that (x) no more than seven (7) Interest Periods with respect to Revolving Loans that are LIBOR Loans may be in effect at any time, and (y) in no event shall the aggregate principal amount of Revolving Loans for any requested borrowing be less than $100,000.

(ii)             Subject to the terms and conditions hereof, the Company Representative may elect from time to time to convert LIBOR Loans to Base Rate Loans or Base Rate Loans to LIBOR Loans by giving an irrevocable telephonic notice (confirmed by written notice received within one day after such telephonic notice) to each Revolving Holder no later than 12:00 noon New York City time on the third Business Day prior to the effective date of such election, which effective date shall be the last day of the applicable Interest Period for such Revolving Loans. Any such notice concerning conversions to LIBOR Loans shall specify the length of the initial Interest Period or Interest Periods therefor.

(iii)            If the Company Representative has failed to elect a new Loan Type and Interest Period or Interest Periods for the Revolving Loans in a timely manner, the Company Representative shall be deemed to have elected (a) to continue LIBOR Loans as LIBOR Loans having an Interest Period or Interest Periods equal to that of the Interest Period or Interest Periods immediately preceding such new Interest Period or Interest Periods, and (b) to continue Base Rate Loans as Base Rate Loans. All Interest Periods for the Revolving Loans shall be deemed to end on the earlier of (x) the Revolving Commitment Termination Date, (y) the date the Revolving Loans become due and payable pursuant to Section 12 or (z) the date such Revolving Loans are prepaid pursuant to Section 8.1.

(iv)           Notwithstanding any of the foregoing, if an Event of Default has occurred and is continuing as of the end of any Interest Period, then the Company Representative shall be deemed to have elected (a) to convert LIBOR Loans to Base Rate Loans and (b) to continue Base Rate Loans as Base Rate Loans.

(v)             Interest on the Revolving Notes shall: (a) be payable (I) on the last day of each Interest Period, which, except as otherwise provided in the definition of “Interest  Period”, shall be (A) with respect to any LIBOR Loan, the day numerically corresponding to the commencement date of such LIBOR Loan in the calendar month that is one, two, three or six months thereafter, in each case as the Company Representative may specify or be deemed to specify, provided that in the case of an Interest Period with respect to any LIBOR Loan in excess of three months, interest shall also be payable on the day which occurs three months after the first day of such Interest Period, and (B) with respect to any Base Rate Loan, (I) the last day of each March, June, September or December next succeeding the commencement date of such Base Rate Loan, (II) on the date of any prepayment (on the amount prepaid), (III) at maturity (whether by acceleration or otherwise) and (IV) after such maturity, on demand; and (b) be computed on the actual number of days elapsed over, in the case of any LIBOR Loan, a year of 360 days and, in the case of any Base Rate Loan, a year of 365 or 366 days, as the case may be.

(b)           Breakage Cost Indemnity.

(i)              The Companies jointly and severally agree to indemnify each Revolving Holder for, and to pay promptly to such Revolving Holder upon written request, any amounts required to compensate such Revolving Holder for any losses, costs or expenses sustained or incurred by such Revolving Holder (including, without limitation, any loss, cost or expense sustained or incurred by reason of the liquidation or reemployment of deposits or other funds acquired to fund or maintain any LIBOR Loan) as a consequence of (a) any event (including any prepayment of Revolving Notes pursuant to Section 8, any conversion from LIBOR Loans to Base Rate Loans under Section 2.3, or any termination of or permanent reduction in the Revolving Commitment pursuant to Section 2.2(c), Section 8 or Section 12) that results in (I) such Revolving Holder receiving any amount on account of the principal of any LIBOR Loan prior to the end of the Interest Period in effect therefor or (II) in the case of any LIBOR Loan the conversion of the Interest Period, other than on the last day of the Interest Period in effect therefor, or (b) any default in the making of any payment or prepayment required to be made in respect of any LIBOR Loans (such amount being the “Breakage Cost Obligation”).

(ii)             A certificate of any Revolving Holder setting forth the loss, costs or expenses which such Revolving Holder is entitled to be paid pursuant to this Section 2.3, together with calculations in reasonable detail reflecting the basis for such amount or amounts, shall be delivered to the Company Representative and shall be conclusive absent manifest error. The Companies jointly and severally agree to pay such Revolving Holder the amount shown as due on any such certificate within 10 days after its receipt of the same.

(iii)            The provisions of this Section 2.3(b) shall remain operative and in full force and effect regardless of the expiration of the term of this Agreement, the consummation of the transactions contemplated hereby, the repayment of any of the Revolving Loans, the invalidity or unenforceability of any term or provision of this Agreement or any Revolving Note, or any investigation made by or on behalf of any Revolving Holder.

(iv)           For purposes of calculating amounts payable by the Companies to the Revolving Holders under this Section 2.3(b), each Revolving Holder shall be deemed to have funded each LIBOR Loan made by it at the LIBOR Rate for such Loan by a matching deposit or other borrowing in the applicable offshore Dollar interbank market for a comparable amount and for a comparable period, whether or not such LIBOR Loan was in fact so funded.

(c)           Reserve Requirements; Change in Circumstance.

(i)               Notwithstanding any other provision of this Agreement, if after the date of this Agreement any change in applicable law or regulation or in the interpretation or administration thereof by any governmental authority charged with the interpretation or administration thereof (whether or not having the force of law) shall impose, modify or deem applicable any reserve, special deposit or similar requirement against assets of, deposits with or for the account of, or credit extended by, any Revolving Holder (other than any such reserve requirement with respect to LIBOR Loans that are reflected in the definition of LIBO Rate) or shall impose on such Revolving Holder or the London interbank market any other condition affecting this Agreement or LIBOR Loans made by such Revolving Holder and the result of any of the foregoing shall be to increase the cost to such Revolving Holder of making or maintaining any LIBOR Loan or to reduce the amount of any payment received or receivable by such Revolving Holder under any Note Documents (whether of principal, interest or otherwise), then each Company will pay to such Revolving Holder upon demand such additional amount or amounts as will compensate such Revolving Holder for such additional costs incurred or reduction suffered.

(ii)             If any Revolving Holder shall have determined that the adoption after the date hereof of any law, rule, regulation, agreement or guideline regarding capital adequacy, or any change after the date hereof in any such law, rule, regulation, agreement or guideline (whether such law, rule, regulation, agreement or guideline  has been adopted  before or after the date hereof) or any change after the date hereof in the interpretation or administration thereof by any governmental authority charged with the interpretation or administration thereof, or compliance by such Revolving Holder with any request or directive regarding capital adequacy (whether or not having the force of law) of any governmental authority has or would have the effect of reducing the rate of return on such Revolving Holder’s capital as a consequence of Revolving Loans made pursuant hereto to a level below that which such Revolving Holder could have achieved but for such applicability, adoption, change or compliance (taking into consideration such Revolving Holder’s policies with respect to capital adequacy) by an amount deemed by such Revolving Holder to be material, then from time to time each Company agrees to pay to such Revolving Holder such additional amount or amounts as will compensate such Revolving Holder for any such reduction suffered.

(iii)            A certificate of any Revolving Holder setting forth the amount or amounts necessary to compensate such Revolving Holder as specified in clause (i) or (ii) above shall be delivered to the Company Representative and shall be conclusive absent manifest error. The Companies jointly and severally agree to pay such Revolving Holder the amount shown as due on any such certificate within ten days after its receipt of the same.

(iv)            Failure or delay on the part of any Revolving Holder to demand compensation for any increased costs or reduction in amounts received or receivable or reduction in return on capital shall not constitute a waiver of such Revolving Holder’s right to demand such compensation with respect to such period or any other period, provided that the Companies shall not be required to compensate the Revolving Holders pursuant to that foregoing provision of this Section 2.3(c) for any increased costs incurred or reductions suffered more than six months prior to the date that such Revolving Holder notifies the Company Representative of the circumstances giving rise to such increased costs or reductions and of such Revolving Holder’s intention to claim compensation therefor (except that, if the change giving rise to such increased costs or reductions is retroactive, then the six-month period referred to above shall be extended to include the period of retroactive effect thereof). The protection of this paragraph shall be available to any such Revolving Holder regardless of any possible contention of the invalidity or inapplicability of the law, rule, regulation, agreement, guideline or other change or condition that shall have occurred or been imposed.

(v)             The provisions of this Section 2.3(c) shall remain operative and in full force and effect regardless of the expiration of the term of this Agreement, the consummation of the transactions contemplated hereby, the repayment of any of the Revolving Loans, the invalidity or unenforceability of any term or provision of this Agreement or any Revolving Note, or any investigation made by or on behalf of any Revolving Holder.

(d)           Illegality.

(i)              Notwithstanding any other provision of this Agreement, if, after the date hereof, any change in any law or regulation or in the interpretation thereof by any governmental authority charged with the administration or interpretation thereof shall make it unlawful for any Revolving Holder to make or maintain any LIBOR Loan or to give effect to its obligations as contemplated hereby with respect to any LIBOR Loan, then (a) such Revolving Holder shall promptly notify the Company Representative in writing of such circumstances (which notice shall be withdrawn when such Revolving Holder determines that such circumstances no longer exist), (b) the obligation of such Revolving Holder to make LIBOR Loans, to continue LIBOR Loans as LIBOR Loans and to convert Base Rate Loans to LIBOR Loans shall forthwith be canceled and, until such time as it shall no longer be unlawful for such Revolving Holder to make or maintain LIBOR Loans, such Revolving Holder shall then be obligated only to make Base Rate Loans and (c) such Revolving Holder may require that all LIBOR Loans made by it be converted to Base Rate Loans, in which event all such LIBOR Loans shall be automatically converted to Base Rate Loans as of the effective date of such notice as provided in clause (ii) below.

(ii)             For purposes of this Section 2.3(d), a notice to the Company Representative by any Revolving Holder shall be effective as to LIBOR Loans made by such Revolving Holder, if lawful, on the last day of the Interest Period or Interest Periods currently applicable to such LIBOR Loans; in all other cases such notice shall be effective on the date of receipt by the Company Representative. If any such conversion of a LIBOR Loan occurs on a day which is not the last day of the then current Interest Period with respect thereto, The Companies jointly and severally shall pay to such Revolving Holder such amounts, if any, as may be required pursuant to Section 2.3(b).

(e)           Inability to Determine Interest Rate.  If prior to the first day of any Interest Period for any LIBOR Loan, any Revolving Holder shall have determined (which determination shall be conclusive and binding upon each Company) that, by reason of circumstances affecting the London interbank market, adequate and reasonable means do not exist for ascertaining the LIBOR Rate for such Interest Period, or there has occurred and is continuing any general suspension or significant disruption to either the London interbank market or the market for U.S. Treasury Securities, such Revolving Holder shall give notice thereof to the Company Representative as soon as practicable thereafter.  If such notice is given, (i) any LIBOR Loans requested to be made on the first day of such Interest Period shall be made as Base Rate Loans, (ii) any Revolving Loans that were to have been converted on the first day of such Interest Period to or continued as LIBOR Loans shall be converted to or continued as Base Rate Loans and (iii) any outstanding LIBOR Loans shall be converted, at the end of the then applicable Interest Period, to Base Rate Loans. Until such notice has been withdrawn by such Revolving Holder, no further LIBOR Loans shall be made or continued as such, nor shall the Company Representative have the right to convert Base Rate Loans to LIBOR Loans.

(f)            Dodd Frank Reform.  Notwithstanding anything in this Section to the contrary, (i) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith and (ii) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be a change in law or regulation, regardless of the date enacted, adopted or issued.

(g)           Mitigations of Obligations.  If a Company is required to pay any additional amount to any Holder or any Governmental Authority for the account of any Holder pursuant to this Section 2, then upon the request of the Company Representative such Holder shall use reasonable efforts to designate a different lending office for funding or booking the Obligations or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the sole judgment of such Holder, such designation or assignment (i) would eliminate or reduce amounts payable under Section 2, as the case may be, in the future and (ii) would not subject such Holder to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Holder.  The Companies hereby, jointly and severally, agrees to pay all reasonable and documented (in summary form) costs and expenses incurred by any Holder in connection with any such requested designation or assignment.

SECTION 3.  Fees.

The Companies shall pay the following fees, each of which shall be fully earned and non-refundable when paid:

(a)           to the Revolving Holders on the Date of Closing, ratably based upon each such Holder’s pro rata share of the Revolving Notes, a non-refundable structuring fee equal to 0.50% of the Revolving Commitment on the Date of Closing, which fee shall be due and payable in full on the Date of Closing as a condition to the effectiveness of this Agreement in accordance with the payment instructions provided on Schedule B; and

(b)           to the Holders of Term Notes on the Date of Closing, ratably based upon each such Holder’s pro rata share of the Term Notes, a non-refundable structuring fee equal to 1.00% of the aggregate principal amount of the Term Notes on the Date of Closing, which fee shall be due and payable in full on the Date of Closing as a condition to the effectiveness of this Agreement in accordance with the payment instructions provided on Schedule B;

(c)           to the Revolving Holders, ratably based upon each Revolving Holder’s pro rata share of the Revolving Notes, a non-refundable unused fee with respect to the Revolving Commitment (the “Revolving Commitment Fee”) payable on the last day of each calendar quarter, commencing on June 30, 2014 through and including on the Revolving Note Termination  Date, calculated at a rate of 0.50% per annum (computed on the basis of actual days elapsed in a year of 360 days) of the amount, if any, by which the average daily balance of Revolving Loans outstanding in such calendar quarter (or portion thereof) is less than 100% of the average daily amount of the Revolving Commitment during such calendar quarter (or portion thereof); if the Revolving Commitment Fee is not be paid when due, interest thereon shall be payable from and including the due date until such fee is paid at the Default Rate then payable with respect to Base Rate Loans; the Revolving Commitment Fee shall be paid to each Revolving Holder in accordance with the payment instructions provided on Schedule B; and

(d)           to the Collateral Agent an annual administration fee of $35,000 payable on the Date of Closing and on each anniversary of the Date of Closing (the “Administration Fee”).

SECTION 4.   Conditions to Closing.

Each Purchaser’s obligation to purchase and pay for the Term Notes to be sold to such Purchaser at the Closing and to make Revolving Loans under the Revolving Notes is subject to the fulfillment to such Purchaser’s satisfaction, prior to or at the Closing, of the following conditions:

Section 4.1.     Representations and Warranties.  The representations and warranties of the Companies in this Agreement and the other Note Documents shall be correct when made and at the Closing.

Section 4.2.      Performance; No Default.  Each of the Companies shall have performed and complied with all agreements and conditions contained in this Agreement required to be performed or complied with by it prior to or at the Closing.  Before and after giving effect to the issue and sale of the Notes (and the application of the proceeds thereof as contemplated by Section 5.14), no Default or Event of Default shall have occurred and be continuing.

Section 4.3.     Closing Documents.  Each Purchaser shall have received the following, each to be dated the Date of Closing unless otherwise indicated, and each in form, scope and substance satisfactory to such Purchaser:

(a)           the Term Notes, if any, to be purchased by such Purchaser, duly executed by all Companies;

(b)           the Revolving Notes, if any, to be issued to such Purchaser, duly executed by all Companies;

(c)           the Security Agreement, duly executed and delivered by all Companies and their Subsidiaries, together with (i) certified copies of Requests for Information or Copies (Form UCC 11) or equivalent commercially obtained reports, dated as of a recent date, listing all effective financing statements or other personal property, tax and judgment Lien filings which name any Company (in each case, under the applicable Person’s present name or any previous names) as debtor and which are filed in the applicable jurisdictions where each is organized or in which each transacts business, (ii) copies of such financing statements or other filings, all UCC financing statements or other required filings or notices deemed necessary or appropriate by such Purchaser to perfect the Liens in favor of the Collateral Agent arising under the Note Documents, duly authenticated and delivered by the Companies, as applicable, to be recorded with the appropriate filing offices, and (iii) such patent, trademark and copyright security agreements as the Holders shall require;

(d)           the Pledge Agreement, together with all certificates representing the issued and outstanding capital stock of each Company (other than Parent) and each of its Subsidiaries, and membership interest and other transfer powers executed by the applicable issuer in blank and in form satisfactory to the Holders;

(e)           Collateral Access Agreement from each landlord of each of the real properties leased and occupied by the Companies where any Inventory (to the extent such Inventory, individually or in the aggregate, at such location is Material) or books and records are located, and from each bailee and warehouseman of each of the real properties where Inventory (to the extent such Inventory, individually or in the aggregate, as such location is Material) is stored in a location not owned or leased by any Company;

(f)            a certificate of the Secretary of each Company attaching (i) resolutions of its Board of Managers, Board of Directors or similar governing body evidencing approval of the transactions contemplated by each of the Note Documents to which it is a party and the execution, delivery and performance thereof, and authorizing certain officers to execute and deliver the same, and certifying that such resolutions were duly and validly adopted and have not since been amended, revoked or rescinded together with certified copies of all documents evidencing other necessary corporate, limited liability company and governmental approvals, if any, with respect to each of the Note Documents to which any Company is a party and certifying as to the names, titles and true signatures of the officers of such Company authorized to sign the Note Documents to which such Company is a party and any other documents to be delivered by such Company hereunder or in connection herewith; (ii) the certificate of formation, organization or other similar agreement of each Company as amended to date and certified as of a recent date by the Secretary of State of such Company’s jurisdiction of organization; (iii) the bylaws, limited liability company agreement or other similar agreement of each Company; and (iv) good standing certificates, each dated as of a recent date, with respect to each Company, from such Company’s jurisdiction of organization and from each other material jurisdiction in which such Company is required by law to qualify to transact business as a foreign company;

(g)           customary opinion(s) of counsel to the Companies as to such matters as such Purchaser may reasonably request.  Each Company hereby directs such counsel to deliver such opinions, agrees that the issuance and sale of any Notes will constitute a reconfirmation of such direction, and understands and agrees that each Purchaser will and hereby is authorized to rely on such opinions;

(h)           an Officer’s Certificate of the Company Representative certifying that (a) the representations and warranties of such Person contained in this Agreement and the other Note Documents are true on and as of the Date of Closing, (b) there shall exist on the Date of Closing no Event of Default or Default, (c) that since December 31, 2013, no condition, event or act has occurred or is continuing that could reasonably be expected to have a Material Adverse Effect, (d) that after giving effect to the transactions on the Date of Closing, the Companies are in pro forma compliance with each of the covenants set forth in Section 10.6, (e) each Company is Solvent before and after giving effect to the issuance of such Notes and the use of proceeds thereof and (f) no dissolution or liquidation proceedings as to such Company have been commenced or are contemplated by such Company;

(i)            (i) fully executed payoff letters in form and substance reasonably satisfactory to the Purchasers, from all holders of Indebtedness of the Companies other than Indebtedness listed on Schedule 5.15 (or the agent for such holders), confirming that all obligations owing by any Company with respect to such Indebtedness will be repaid in full in cash from the proceeds hereunder, all commitments to lend or make other extensions of credit will automatically terminate and all Liens upon any of the property of the Companies or any of their Subsidiaries in favor of such parties shall be automatically terminate upon such payment and (ii) all documents or instruments necessary to evidence the release such Liens, including UCC termination statements, termination of control agreements and other releases and terminations, in each case in form and substance reasonably satisfactory to the Purchasers;

(j)            certificates of insurance evidencing the insurance coverage of the Companies, naming the Collateral Agent, on behalf of the Holders from time to time, as lender loss payee on all casualty and property policies, and as additional insured on all liability policies, and a copy of such insurance policy or policies;

(k)            copies of projections for the Company for fiscal years 2014 through and including 2016 of the Company, together with financial statements of the Company, including balance sheets, income statements and cash flow statements for each of the fiscal years ended December 31, 2012 and December 31, 2013; and

(l)            such additional documents or certificates with respect to such legal matters or limited liability company, partnership, corporate or other proceedings related to the transactions contemplated hereby as may be reasonably requested by such Purchaser.

Section 4.4.      Related Proceedings.  All limited liability company, partnership, corporate and other proceedings taken or to be taken in connection with the transactions contemplated hereby and all documents incident hereto, and such Purchaser shall have received copies of such documents as such Purchaser may reasonably request.  Each Purchaser shall have received written evidence, reasonably satisfactory to such Purchaser and its special counsel, that all material government, contractual and other third-party approvals and consents necessary to the purchase of the Notes, the making or maintenance of Revolving Loans and the carrying on of the business of each Company and its Subsidiaries have been obtained.

Section 4.5.      Purchase Permitted By Applicable Law, Etc.  The offer by the Companies of the Notes, and the purchase of and payment for the Term Notes to be purchased by the Purchasers of Term Notes on the Date of Closing and the disbursement of the Revolving Loan made on the Date of Closing (if any) shall (a) be permitted by the laws and regulations of each jurisdiction to which such Purchaser is subject, without recourse to provisions (such as section 1405(a)(8) of the New York Insurance Law) permitting limited investments by insurance companies without restriction as to the character of the particular investment, (b) not violate any applicable law or regulation (including, without limitation, Regulation T, U or X of the Board of Governors of the Federal Reserve System) and (c) not subject such Purchaser to any tax, penalty or liability under or pursuant to any applicable law or regulation, which law or regulation was not in effect on the date hereof.  If requested by such Purchaser, such Purchaser shall have received an Officer’s Certificate certifying as to such matters of fact as such Purchaser may reasonably specify to enable such Purchaser to determine whether such purchase is so permitted.

Section 4.6.     Sale of Other Notes.  Contemporaneously with the Closing the Companies shall sell to each other Purchaser, and each other Purchaser shall purchase, the Notes to be purchased by it at the Closing as specified in Schedule B.

Section 4.7.     Payment of Fees and Expenses.  Without limiting Section 15.1, the Companies shall have paid on or before the Closing (i) the fees required to be paid on the Date of Closing pursuant to Section 3 and (ii) the fees and expenses of King & Spalding LLP, as set forth in a statement to be delivered to the Company Representative at least one Business Day prior to the Date of Closing.

Section 4.8.     Private Placement Number. Private Placement Numbers issued by Standard & Poor’s CUSIP Service Bureau (in cooperation with the SVO) shall have been obtained for the Term Notes and the Revolving Notes.

Section 4.9.     Changes in Corporate Structure.  No Company shall have changed its jurisdiction of incorporation or organization, as applicable, or been a party to any merger or consolidation or succeeded to all or any substantial part of the liabilities of any other entity, at any time following the date of the most recent financial statements referred to in Section 5.5.

Section 4.10.  Funding Instructions.  At least three Business Days prior to the date of the Closing, each Purchaser shall have received written instructions signed by a Responsible Officer on letterhead of the Company Representative confirming the information specified in Section 2 including (i) the name and address of the transferee bank, (ii) such transferee bank’s ABA number and (iii) the account name and number into which the purchase price for the Notes is to be deposited.

Notwithstanding the foregoing, to the extent any of the items described above are permitted to be delivered after the Date of Closing pursuant to Section 9.9, such items shall not be conditions precedent to the Purchasers’ obligations to purchase and pay for the Term Notes at the Closing and to make Revolving Loans under the Revolving Notes.

SECTION 5.   Representations and Warranties of the Companies.

Each Company represents and warrants to each Purchaser that:

Section 5.1.      Organization; Power and Authority.  Each Company is a corporation duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation, and is duly qualified as a foreign corporation and is in good standing in each jurisdiction in which such qualification is required by law, other than those jurisdictions as to which the failure to be so qualified or in good standing could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.  Each Company has the corporate power and authority to own or hold under lease the properties it purports to own or hold under lease, to transact the business it transacts and proposes to transact, to execute and deliver this Agreement and the Notes and to perform the provisions hereof and thereof.

Section 5.2.     Authorization, Etc.  This Agreement and the other Note Documents have been duly authorized by all necessary corporate action on the part of each Company, and this Agreement constitutes, and upon execution and delivery thereof each other Note Document will constitute, a legal, valid and binding obligation of such Company enforceable against such Company in accordance with its terms, except as such enforceability may be limited by (i) applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting the enforcement of creditors’ rights generally and (ii) general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).

Section 5.3.      Disclosure.  This Agreement, the other Note Documents, the financial statements listed in Schedule 5.3 or delivered pursuant to Section 7.1 or Section 7.4, and the documents, certificates or other writings delivered to the Purchasers by or on behalf of each Company in connection with the transactions contemplated hereby (this Agreement, such other Note Documents, such financial statements and such documents, certificates or other writings and such financial statements delivered to each Purchaser being referred to, collectively, as the “Disclosure Documents”), taken as a whole, do not contain any untrue statement of a material fact or omit to state any material fact necessary to make the statements therein not misleading in light of the circumstances under which they were made.  Except as disclosed in the Disclosure Documents, since December 31, 2013, there has been no change in the condition (financial or otherwise), operations, business, properties or prospects of any Company or any Subsidiary except changes that could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.  There is no fact known to any Company that could reasonably be expected to have a Material Adverse Effect that has not been set forth herein or in the Disclosure Documents; provided, however, that no representation is made as to the financial statement projections required to be delivered hereunder except that the projections were based on information that the Companies believe to be accurate and were calculated in a manner the Companies believe to be reasonable.

Section 5.4.      Organization and Ownership of Shares of Subsidiaries; Affiliates.

(a)           Schedule 5.4 contains (except as  otherwise noted therein) complete and correct lists of each Company and each of its Subsidiaries, showing the name thereof, the jurisdiction of its organization, and (except for the Parent) the percentage of shares of each class of its capital stock or similar equity interests outstanding of such Company and each other Subsidiary.

(b)           All of the outstanding shares of capital stock or similar equity interests of each Subsidiary shown in Schedule 5.4 have been validly issued, are fully paid and non-assessable and are owned free and clear of any Lien that is prohibited by this Agreement.

(c)           Each Subsidiary is a corporation or other legal entity duly organized, validly existing and, where applicable, in good standing under the laws of its jurisdiction of organization, and is duly qualified as a foreign corporation or other legal entity and, where applicable, is in good standing in each jurisdiction in which such qualification is required by law, other than those jurisdictions as to which the failure to be so qualified or in good standing could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.  Each such Subsidiary has the corporate or other power and authority to own or hold under lease the properties it purports to own or hold under lease and to transact the business it transacts and proposes to transact.

(d)           No Subsidiary is subject to any legal, regulatory, contractual or other restriction (other than the agreements listed on Schedule 5.4 and customary limitations imposed by corporate law or similar statutes) restricting the ability of such Subsidiary to pay dividends out of profits or make any other similar distributions of profits to any Company or any of its Subsidiaries that owns outstanding shares of capital stock or similar equity interests of such Subsidiary.

Section 5.5.      Financial Statements; Material Liabilities.  All of the publicly-filed financial statements (including in each case the related schedules and notes) of the Parent and its Subsidiaries fairly present in all material respects the consolidated financial position of the Parent and its Subsidiaries as of the respective dates specified in such financial statements and the consolidated results of their operations and cash flows for the respective periods so specified and have been prepared in accordance with GAAP consistently applied throughout the periods involved except as set forth in the notes thereto (subject, in the case of any interim financial statements, to normal year-end adjustments).   The Companies and their Subsidiaries do not have any Material liabilities that are not disclosed in the Disclosure Documents.

Section 5.6.     Compliance with Laws, Other Instruments, Etc.  The execution, delivery and performance by the Companies of this Agreement and the other Note Documents, and the offering, issuance and sale of the Notes, will not (i) contravene, result in any breach of, or constitute a default under, or result in the creation of any Lien in respect of any property of the Companies or any of their Subsidiaries under, any indenture, mortgage, deed of trust, loan, purchase or credit agreement, lease, corporate charter or by-laws, shareholders agreement or any other agreement or instrument to which the Companies or any of their Subsidiaries is bound or by which the Companies, any of their Subsidiaries or any of their respective properties may be bound or affected, (ii) conflict with or result in a breach of any of the terms, conditions or provisions of any order, judgment, decree or ruling of any court, arbitrator or Governmental Authority applicable to the Companies or any of their Subsidiaries or (iii) violate any provision of any statute or other rule or regulation of any Governmental Authority applicable to the Companies or any of their Subsidiaries.

Section 5.7.     Governmental Authorizations, Etc.  Except for the filings with respect to Liens granted under the Note Documents, no consent, approval or authorization of, or registration, filing or declaration with, any Governmental Authority is required in connection with the execution, delivery or performance by any Company of this Agreement or the other Note Documents, or the offering, issuance and sale of the Notes.

Section 5.8.      Litigation; Observance of Agreements, Statutes and Orders; Solvency.

(a)           There are no actions, suits, investigations or proceedings pending or, to the best knowledge of any Company, threatened in writing against or affecting any Company or any Subsidiary or any property of any Company or any Subsidiary in any court or before any arbitrator of any kind or before or by any Governmental Authority that could, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

(b)           Neither any Company nor any Subsidiary is (i) in default under any agreement or instrument to which it is a party or by which it is bound, (ii) in violation of any order, judgment, decree or ruling of any court, arbitrator or Governmental Authority or (iii) in violation of any applicable law, ordinance, rule or regulation of any Governmental Authority (including, without limitation, Environmental Laws, the USA PATRIOT Act or any of the other laws and regulations that are referred to in Section 5.16), which default or violation could, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

Section 5.9.      Taxes.  Each Company and its Subsidiaries have filed all tax returns that are required to have been filed in any jurisdiction, and have paid all taxes shown to be due and payable on such returns and all other taxes and assessments levied upon them or their properties, assets, income or franchises, to the extent such taxes and assessments have become due and payable and before they have become delinquent, except for any taxes and assessments (i) the amount of which, individually or in the aggregate, is not Material or (ii) the amount, applicability or validity of which is currently being contested in good faith by appropriate proceedings and with respect to which such Company or a Subsidiary, as the case may be, has established adequate reserves in accordance with GAAP.  Each Company knows of no basis for any other tax or assessment that could, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.  The charges, accruals and reserves on the books of each Company and its Subsidiaries in respect of U.S. federal, state or other taxes for all fiscal periods are adequate to the knowledge of such Company in light of the expected liability for such taxes except where the failure to state such charge, accrual or reserve is not otherwise Material.

Section 5.10.  Title to Property; Leases.  Each Company and its Subsidiaries have good and sufficient title to their respective properties that individually or in the aggregate are Material, including all such properties reflected in the most recent audited balance sheet referred to in Section 5.5 or purported to have been acquired by such Company or any Subsidiary after such date (except as sold or otherwise disposed of in the ordinary course of business), in each case free and clear of Liens except for Permitted Encumbrances.  All leases that individually or in the aggregate are Material are valid and subsisting and are in full force and effect in all material respects. As of the Date of Closing, neither the Companies nor any of their Subsidiaries own any fee interest in any real property.

Section 5.11.   Licenses, Permits, Etc.

(a)           Each Company and its Subsidiaries own or possess all licenses, permits, franchises, authorizations, patents, copyrights, proprietary software, service marks, trademarks and trade names, or rights thereto without known contravention with the rights of others except where such contravention could not reasonably be expected to have a Material Adverse Effect.

(b)           To the knowledge of each Company, no product or service of such Company or any of its Subsidiaries infringes in any material respect any license, permit, franchise, authorization, patent, copyright, proprietary software, service mark, trademark, trade name or other right owned by any other Person.

(c)           To the knowledge of each Company, there is no Material violation by any Person of any right of such Company or any of its Subsidiaries with respect to any patent, copyright, proprietary software, service mark, trademark, trade name or other right owned or used by such Company or any of its Subsidiaries.

Section 5.12.   Compliance with ERISA.

(a)            Each Company and each ERISA Affiliate have operated and administered each Plan in compliance with all applicable laws except for such instances of noncompliance as have not resulted in and could not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect.  Neither any Company nor any ERISA Affiliate has incurred any liability pursuant to Title I or IV of ERISA or the penalty or excise tax provisions of the Code relating to employee benefit plans (as defined in section 3 of ERISA), and no event, transaction or condition has occurred or exists that could, individually or in the aggregate, reasonably be expected to result in the incurrence of any such liability by such Company or any ERISA Affiliate, or in the imposition of any Lien on any of the rights, properties or assets of such Company or any ERISA Affiliate, in either case pursuant to Title I or IV of ERISA or to section 430(k) of the Code or to any such penalty or excise tax provisions under the Code or federal law or section 4068 of ERISA or by the granting of a security interest in connection with the amendment of a Plan, other than such liabilities or Liens as would not be individually or in the aggregate Material.

(b)           The present value of the aggregate benefit liabilities under each of the Plans (other than Multiemployer Plans), determined as of the end of such Plan’s most recently ended plan year on the basis of the actuarial assumptions specified for funding purposes in such Plan’s most recent actuarial valuation report, did not exceed the aggregate current value of the assets of such Plan allocable to such benefit liabilities.  The term “benefit liabilities” has the meaning specified in section 4001 of ERISA and the terms “current value” and “present value” have the meaning specified in section 3 of ERISA.

(c)           Each Company and its ERISA Affiliates have not incurred withdrawal liabilities (and are not subject to contingent withdrawal liabilities) under section 4201 or 4204 of ERISA in respect of Multiemployer Plans that individually or in the aggregate are Material.

(d)           The expected postretirement benefit obligation (determined as of the last day of Parent’s most recently ended fiscal year in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 715-60, without regard to liabilities attributable to continuation coverage mandated by section 4980B of the Code) of each Company and its Subsidiaries is not Material.

(e)            The execution and delivery of this Agreement and the other Note Documents and the issuance and sale of the Notes hereunder will not involve any transaction that is subject to the prohibitions of section 406 of ERISA or in connection with which a tax could be imposed pursuant to section 4975(c)(1)(A)-(D) of the Code.  The representation by each Company to each Purchaser in the first sentence of this Section 5.12(e) is made in reliance upon and subject to the accuracy of such Purchaser’s representation in Section 6.2 as to the sources of the funds to be used to pay the purchase price of the Notes to be purchased by such Purchaser.

Section 5.13.  Private Offering by each Company.  Neither any Company nor anyone acting on its behalf has offered the Notes or any similar Securities for sale to, or solicited any offer to buy the Notes or any similar Securities from, or otherwise approached or negotiated in respect thereof with, any Person other than the Purchasers.  Neither any Company nor anyone acting on its behalf has taken, or will take, any action that would subject the issuance or sale of the Notes to the registration requirements of section 5 of the Securities Act or to the registration requirements of any Securities or blue sky laws of any applicable jurisdiction.

Section 5.14.  Use of Proceeds; Margin Regulations.  Each Company will apply the proceeds of the sale of the Term Notes and the Revolving Loans to refinance existing Indebtedness on the Date of Closing, for working capital and for other general corporate purposes.  No part of the proceeds from the sale of the Notes or Revolving Loans hereunder will be used, directly or indirectly, for the purpose of buying or carrying any margin stock within the meaning of Regulation U of the Board of Governors of the Federal Reserve System (12 CFR 221), or for the purpose of buying or carrying or trading in any Securities under such circumstances as to involve any Company in a violation of Regulation X of said Board (12 CFR 224) or to involve any broker or dealer in a violation of Regulation T of said Board (12 CFR 220).  Margin stock does not constitute more than 10% of the value of the consolidated assets of each Company and its Subsidiaries and each Company does not have any present intention that margin stock will constitute more than 10% of the value of such assets.  As used in this Section, the terms “margin stock” and “purpose of buying or carrying” shall have the meanings assigned to them in said Regulation U.

Section 5.15.   Existing Indebtedness; Future Liens.

(a)           Except as described therein, Schedule 5.15 sets forth a complete and correct list of all Indebtedness of each Company and its Subsidiaries that is Material in amount as of the Date of Closing (other than the Indebtedness specifically permitted under Section 10.8(l) and Section 10.8(m)) after giving effect to the refinancing contemplated in Section 5.14 (including descriptions of the obligors and obligees, principal amounts outstanding, any collateral therefor and any Guaranties thereof), since which date there has been no Material change in the amounts, interest rates, sinking funds, installment payments or maturities of the Indebtedness of such Company or its Subsidiaries.  Neither any Company nor any Subsidiary is in default and no waiver of default is currently in effect, in the payment of any principal or interest on any Indebtedness of such Company or such Subsidiary and no event or condition exists with respect to any Indebtedness of any Company or any Subsidiary that would permit (or that with notice or the lapse of time, or both, would permit) one or more Persons to cause such Indebtedness to become due and payable before its stated maturity or before its regularly scheduled dates of payment.

(b)           Except as disclosed in Schedule 5.15 and Indebtedness permitted pursuant to Section 10.8(c), neither any Company nor any Subsidiary has agreed or consented to cause or permit any of its property, whether now owned or hereafter acquired, to be subject to a Lien that secures Indebtedness or to cause or permit in the future (upon the happening of a contingency or otherwise) any of its property, whether now owned or hereafter acquired, to be subject to a Lien that secures Indebtedness.

(c)           Neither any Company nor any Subsidiary is a party to, or otherwise subject to any provision contained in, any instrument evidencing Indebtedness of such Company or such Subsidiary, any agreement relating thereto or any other agreement (including, but not limited to, its charter or any other organizational document) which limits the amount of, or otherwise imposes restrictions on the incurring of, Indebtedness of any Company, except as disclosed in Schedule 5.15.

Section 5.16.   Foreign Assets Control Regulations, Etc.

(a)           Neither any Company nor any Controlled Entity is (i) a Person whose name appears on the list of Specially Designated Nationals and Blocked Persons published by the Office of Foreign Assets Control, United States Department of the Treasury (“OFAC”) (an “OFAC Listed Person”) (ii) an agent, department, or instrumentality of, or is otherwise beneficially owned by, controlled by or acting on behalf of, directly or indirectly, (x) any OFAC Listed Person or (y) any Person, entity, organization, foreign country or regime that is subject to any OFAC Sanctions Program, or (iii) otherwise blocked, subject to sanctions under or engaged in any activity in violation of other United States economic sanctions, including but not limited to, the Trading with the Enemy Act, the International Emergency Economic Powers Act, the Comprehensive Iran Sanctions, Accountability and Divestment Act (“CISADA”) or any similar law or regulation with respect to Iran or any other country, the Sudan Accountability and Divestment Act, any OFAC Sanctions Program, or any economic sanctions regulations administered and enforced by the United States or any enabling legislation or executive order relating to any of the foregoing (collectively, “U.S. Economic Sanctions”) (each OFAC Listed Person and each other Person, entity, organization and government of a country described in clause (i), clause (ii) or clause (iii), a “Blocked Person”).  Neither any Company nor any Controlled Entity has been notified that its name appears or may in the future appear on a state list of Persons that engage in investment or other commercial activities in Iran or any other country that is subject to U.S. Economic Sanctions.

(b)           No part of the proceeds from the sale of the Notes hereunder constitutes or will constitute funds obtained on behalf of any Blocked Person or will otherwise be used by any Company or any Controlled Entity, directly or indirectly, (i) in connection with any investment in, or any transactions or dealings with, any Blocked Person, or (ii) otherwise in violation of U.S. Economic Sanctions.

(c)           Neither any Company nor any Controlled Entity (i) has been found in violation of, charged with, or convicted of, money laundering, drug trafficking, terrorist-related activities or other money laundering predicate crimes under the Currency and Foreign Transactions Reporting Act of 1970 (otherwise known as the Bank Secrecy Act), the USA PATRIOT Act or any other United States law or regulation governing such activities (collectively, “Anti-Money Laundering Laws”) or any U.S. Economic Sanctions violations, (ii) to any Company’s actual knowledge after making due inquiry, is under investigation by any Governmental Authority for possible violation of Anti-Money Laundering Laws or any U.S. Economic Sanctions violations, (iii) has been assessed civil penalties under any Anti-Money Laundering Laws or any U.S. Economic Sanctions, or (iv) has had any of its funds seized or forfeited in an action under any Anti-Money Laundering Laws. Each Company has established procedures and controls which it reasonably believes are adequate (and otherwise comply with applicable law) to ensure that such Company and each Controlled Entity is and will continue to be in compliance with all applicable current and future Anti-Money Laundering Laws and U.S. Economic Sanctions.

(d)           (1)             Neither any Company nor any Controlled Entity (i) has been charged with, or convicted of bribery or any other anti-corruption related activity under any applicable law or regulation in a U.S. or any non-U.S. country or jurisdiction, including but not limited to, the U.S. Foreign Corrupt Practices Act and the U.K. Bribery Act 2010 (collectively, “Anti-Corruption Laws”), (ii) to such Company’s actual knowledge after making due inquiry, is under investigation by any U.S. or non-U.S. Governmental Authority for possible violation of Anti-Corruption Laws, (iii) has been assessed civil or criminal penalties under any Anti-Corruption Laws or (iv) has been or is the target of sanctions imposed by the United Nations or the European Union;

(2)             To each Company’s actual knowledge after making due inquiry, neither such Company nor any Controlled Entity has, within the last five years, directly or indirectly offered, promised, given, paid or authorized the offer, promise, giving or payment of anything of value to a Governmental Official or a commercial counterparty for the purposes of: (i) influencing any act, decision or failure to act by such Government Official in his or her official capacity or such commercial counterparty, (ii) inducing a Governmental Official to do or omit to do any act in violation of the Governmental Official’s lawful duty, or (iii) inducing a Governmental Official or a commercial counterparty to use his or her influence with a government or instrumentality to affect any act or decision of such government or entity; in each case in order to obtain, retain or direct business or to otherwise secure an improper advantage in violation of any applicable law or regulation or which would cause any Holder to be in violation of any law or regulation applicable to such Holder; and

(3)              No part of the proceeds from the sale of the Notes hereunder will be used, directly or indirectly, for any improper payments, including bribes, to any Governmental Official or commercial counterparty in order to obtain, retain or direct business or obtain any improper advantage.  Each Company has established procedures and controls which it reasonably believes are adequate (and otherwise comply with applicable law) to ensure that such Company and each Controlled Entity is and will continue to be in compliance with all applicable current and future Anti-Corruption Laws.

Section 5.17.   Status under Certain Statutes.  Neither any Company nor any Subsidiary is subject to regulation under the Investment Company Act of 1940, as amended, the Public Utility Holding Company Act of 2005, as amended, the ICC Termination Act of 1995, as amended, or the Federal Power Act, as amended.

Section 5.18.   Environmental Matters. As of the Date of Closing,

(a)            neither any Company nor any Subsidiary has knowledge of any claim or has received any notice of any claim and no proceeding has been instituted asserting any claim against such Company or any of its Subsidiaries or any of their respective real properties or other assets now or formerly owned, leased or operated by any of them, alleging any damage to the environment or violation of any Environmental Laws, except, in each case, such as could not reasonably be expected to result in a Material Adverse Effect.

(b)            neither any Company nor any Subsidiary has knowledge of any facts which would give rise to any claim, public or private, of violation of Environmental Laws or damage to the environment emanating from, occurring on or in any way related to real properties now or formerly owned, leased or operated by any of them or to other assets or their use, except, in each case, such as could not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect.

(c)            neither any Company nor any Subsidiary has stored any Hazardous Materials on real properties now or formerly owned, leased or operated by any of them in a manner which is contrary to any Environmental Law that could, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect.

(d)            neither any Company nor any Subsidiary has disposed of any Hazardous Materials in a manner which is contrary to any Environmental Law that could, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect.

(e)            all buildings on all real properties now owned, leased or operated by any Company or any Subsidiary are in compliance with applicable Environmental Laws, except where failure to comply could not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect.

Section 5.19.   No Labor Disputes. As of the Date of Closing, there are no strikes or walkouts or union organization of any Company’s or any of such Subsidiary’s employees in existence or threatened in writing and no labor contract is scheduled to expire during the Term other than as set forth on Schedule 5.19 (as such schedule may from time to time be updated by the Company Representative providing written notice to each Holder of any newly arising item).

Section 5.20.   Solvency.  After giving effect to the transactions contemplated by this Agreement, each Company is Solvent.

Section 5.21.   Hedging Agreements.  Neither any Company nor any of its Subsidiaries is a party to any Hedging Agreement.

Section 5.22.  Bank Accounts; Security Accounts.  Neither any Company nor any of its Subsidiaries has bank accounts, deposit accounts, investments accounts, securities accounts or any other similar accounts other than the accounts set forth Schedule 5.22 (as such Schedule may be supplemented and updated from time to time by the Company Representative in writing to add additional accounts that are subject to Control Agreements).  The purpose and type of each such account is specified on Schedule 5.22.

Section 5.23.  Rule 144A.  The Notes are not of the same class as securities of any Company, if any, listed on a national securities exchange, registered under Section 6 of the Exchange Act or quoted in a U.S. automated inter-dealer quotation system.

Section 5.24.  Patents, Trademarks, Copyrights and Licenses.  All patents, patent applications, trademarks, trademark applications, service marks, service mark applications, registered copyrights, copyright applications, design rights, trade names, assumed names and licenses owned or utilized by any Company or any of its Subsidiaries are set forth on Schedule 5.24 (as such schedule may from time to time be updated by Company Representative providing written notice to each Holder of any newly acquired Intellectual Property rights, so long as the Companies have taken (or caused to be taken) all steps required by the Collateral Agent to perfect the Collateral Agent’s Lien therein), are valid and have been duly registered or filed with all appropriate Governmental Authority and constitute all of the Intellectual Property rights which are necessary for the operation of its business; there is no objection to or pending challenge to the validity of any such material patent, trademark, copyright, design right, trade name, trade secret or license and no Company nor any of its Subsidiaries is aware of any grounds for any challenge.  Each patent, patent application, patent license, trademark, trademark application, trademark license, service mark, service mark application, service mark license, copyright, copyright application and copyright license owned or held by any Company or any such Subsidiary and all trade secrets used by any Company or any such Subsidiary consist of original material or property developed by such Company or such Subsidiary or was lawfully acquired by such Company or such Subsidiary from the proper and lawful owner thereof.  Each of such items has been maintained so as to preserve the value thereof from the date of creation or acquisition thereof.

Section 5.25.   Material Contracts.

(a)            Except for the agreements set forth on Schedule 5.25 (collectively, the “Material Contracts”, as such schedule may from time to time be updated by Company Representative providing written notice to each Holder) there are no agreements or instruments to which any Company or any Subsidiary is a party that the breach, nonperformance or cancellation of which, would reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect.  The consummation of the transactions contemplated by this Agreement will not give rise to a right of termination in favor of any party to any Material Contract which would reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect.

(b)           Each Material Contract is in full force and effect and no defaults enforceable against any Company or any Subsidiary exist thereunder, except as could not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect.  No Company nor any Subsidiary of any Company has received notice from any party to any Material Contract stating that it intends to terminate or amend such contract, except to the extent such termination could not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect or as otherwise disclosed on Schedule 5.25.

Section 5.26.  Capital Structure. All of the equity interests of each of Companies (other than Parent) and their Subsidiaries are owned directly or indirectly by one of the Companies.  All issued and outstanding equity interests of the Companies and their Subsidiaries are duly authorized and validly issued, fully paid and non-assessable, and such equity interests were issued in compliance with all applicable laws.  All issued and outstanding equity interests of the Companies (other than Parent) and their Subsidiaries are free and clear of all Liens other than Permitted Encumbrances and the Lien in favor of the Collateral Agent.  The identity of the holders of the equity interests of the Companies (other than Parent) and their Subsidiaries and the percentage of their fully diluted ownership of the equity interests of Companies (other than Parent) and their Subsidiaries as of the Date of Closing is set forth on Schedule 5.26.  No shares of the equity interests of the Companies (other than Parent) and their Subsidiaries, other than those described above, are issued and outstanding as of the Date of Closing.  As of the Date of Closing there are no preemptive or other outstanding rights, options, warrants, conversion rights or similar agreements or understandings for the purchase or acquisition from any Company (other than Parent) or any of its Subsidiaries of any equity interests of any such entity.

SECTION 6.    Representations of the Purchasers.

Section 6.1.      Purchase for Investment.  Each Purchaser severally represents that it is purchasing the Notes for its own account or for one or more separate accounts maintained by such Purchaser or for the account of one or more pension or trust funds and not with a view to the distribution thereof, provided that the disposition of such Purchaser’s or their property shall at all times be within such Purchaser’s or their control.  Each Holder understands that the Notes have not been registered under the Securities Act and may be resold only if registered pursuant to the provisions of the Securities Act or if an exemption from registration is available, except under circumstances where neither such registration nor such an exemption is required by law, and that no Company is required to register the Notes.

Section 6.2.      Source of Funds.  Each Purchaser severally represents that at least one of the following statements is an accurate representation as to each source of funds (a “Source”) to be used by such Purchaser to pay the purchase price of the Notes to be purchased by such Purchaser hereunder:

(a)           the Source is an “insurance company general account” (as the term is defined in the United States Department of Labor’s Prohibited Transaction Exemption (“PTE”) 95-60) in respect of which the reserves and liabilities (as defined by the annual statement for life insurance companies approved by the NAIC (the “NAIC Annual Statement”)) for the general account contract(s) held by or on behalf of any employee benefit plan together with the amount of the reserves and liabilities for the general account contract(s) held by or on behalf of any other employee benefit plans maintained by the same employer (or affiliate thereof as defined in PTE 95-60) or by the same employee organization in the general account do not exceed 10% of the total reserves and liabilities of the general account (exclusive of separate account liabilities) plus surplus as set forth in the NAIC Annual Statement filed with such Purchaser’s state of domicile; or

(b)           the Source is a separate account that is maintained solely in connection with such Purchaser’s fixed contractual obligations under which the amounts payable, or credited, to any employee benefit plan (or its related trust) that has any interest in such separate account (or to any participant or beneficiary of such plan (including any annuitant)) are not affected in any manner by the investment performance of the separate account; or

(c)           the Source is either (i) an insurance company pooled separate account, within the meaning of PTE 90-1 or (ii) a bank collective investment fund, within the meaning of the PTE 91-38 and, except as disclosed by such Purchaser to the Company Representative in writing pursuant to this clause (c), no employee benefit plan or group of plans maintained by the same employer or employee organization beneficially owns more than 10% of all assets allocated to such pooled separate account or collective investment fund; or

(d)           the Source constitutes assets of an “investment fund” (within the meaning of Part VI of PTE 84-14 (the “QPAM Exemption”)) managed by a “qualified professional asset manager” or “QPAM” (within the meaning of Part VI of the QPAM Exemption), no employee benefit plan’s assets that are managed by the QPAM in such investment fund, when combined with the assets of all other employee benefit plans established or maintained by the same employer or by an affiliate (within the meaning of Part VI(c)(1) of the QPAM Exemption) of such employer or by the same employee organization and managed by such QPAM, represent more than 20% of the total client assets managed by such QPAM, the conditions of Part I(c) and (g) of the QPAM Exemption are satisfied, neither the QPAM nor a person controlling or controlled by the QPAM maintains an ownership interest in any Company that would cause the QPAM and any Company to be “related” within the meaning of Part VI(h) of the QPAM Exemption and (i) the identity of such QPAM and (ii) the names of any employee benefit plans whose assets in the investment fund, when combined with the assets of all other employee benefit plans established or maintained by the same employer or by an affiliate (within the meaning of Part VI(c)(1) of the QPAM Exemption) of such employer or by the same employee organization, represent 10% or more of the assets of such investment fund, have been disclosed to the Company Representative in writing pursuant to this clause (d);or

(e)           the Source constitutes assets of a “plan(s)” (within the meaning of Part IV(h) of PTE 96-23 (the “INHAM Exemption”)) managed by an “in-house asset manager” or “INHAM” (within the meaning of Part IV(a) of the INHAM Exemption), the conditions of Part I(a), (g) and (h) of the INHAM Exemption are satisfied, neither the INHAM nor a person controlling or controlled by the INHAM (applying the definition of “control” in Part IV(d)(3) of the INHAM Exemption) owns a 10% or more interest in any Company and (i) the identity of such INHAM and (ii) the name(s) of the employee benefit plan(s) whose assets constitute the Source have been disclosed to the Company Representative in writing pursuant to this clause (e); or

(f)            the Source is a governmental plan; or

(g)           the Source is one or more employee benefit plans, or a separate account or trust fund comprised of one or more employee benefit plans, each of which has been identified to the Company Representative in writing pursuant to this clause (g); or

(h)           the Source does not include assets of any employee benefit plan, other than a plan exempt from the coverage of ERISA.

As used in this Section 6.2, the terms “employee benefit plan,” “governmental plan,” and “separate account” shall have the respective meanings assigned to such terms in section 3 of ERISA.

SECTION 7.  Information as to each Company

Section 7.1.      Financial and Business Information.  Each Company shall deliver to each Holder:

(a)           Monthly Statements.  Within thirty (30) days after the end of each month (except for any month at the end of any fiscal quarter), an unaudited balance sheet of Parent and its Subsidiaries on a consolidated basis and unaudited statements of income and stockholders’ equity and cash flow of Parent and its Subsidiaries on a consolidated basis reflecting results of operations from the beginning of the fiscal year to the end of such month and for such month, prepared on a basis consistent with prior practices and complete and correct in all material respects, subject to normal and recurring year-end adjustments that individually and in the aggregate are not material to the business of the Companies and their Subsidiaries.

(b)           Quarterly Statements.  Within 60 days (or such shorter period that is 15 days greater than the period applicable to the filing of the Parent’s Quarterly Report on Form 10‑Q (the “Form 10‑Q”) with the SEC regardless of whether Parent is subject to the filing requirements thereof) after the end of each quarterly fiscal period in each fiscal year of the Company, (i) a consolidated balance sheet of Parent and its Subsidiaries as at the end of such quarter, and (ii) consolidated statements of income, changes in shareholders’ equity and cash flows of Parent and its Subsidiaries, for such quarter and for the portion of the fiscal year ending with such quarter prepared in accordance with GAAP applicable to quarterly financial statements generally, and certified by a Senior Financial Officer as fairly presenting, in all material respects, the financial position of the companies being reported on and their results of operations and cash flows, subject to changes resulting from year-end adjustments, provided that delivery within the time period specified above of copies of Parent’s Form 10‑Q prepared in compliance with the requirements therefor and filed with the SEC shall be deemed to satisfy the requirements of this Section 7.1(b) with respect to the first three fiscal quarters of any fiscal year;

(c)            Annual Statements.  Within 105 days (or such shorter period that is 15 days greater than the period applicable to the filing of the Parent’s Annual Report on Form 10‑K (the “Form 10‑K”) with the SEC regardless of whether Parent is subject to the filing requirements thereof) after the end of each fiscal year of Parent, (i) a consolidated balance sheet of Parent and its Subsidiaries as at the end of such year, and (ii) consolidated statements of income, changes in shareholders’ equity and cash flows of Parent and its Subsidiaries for such year, setting forth in each case in comparative form the figures for the previous fiscal year, all in reasonable detail, prepared in accordance with GAAP, and accompanied by an opinion thereon (without a “going concern” or similar qualification or exception and without any qualification or exception as to the scope of the audit on which such opinion is based) of independent public accountants of recognized national standing (provided that the Companies’ current independent public accounting firm McGladrey & Pullen, LLP and any other comparable successor that is reasonably acceptable to the Required Holders shall be deemed to be so qualified), which opinion shall state that such financial statements present fairly, in all material respects, the financial position of the companies being reported upon and their results of operations and cash flows and have been prepared in conformity with GAAP, and that the examination of such accountants in connection with such financial statements has been made in accordance with generally accepted auditing standards, and that such audit provides a reasonable basis for such opinion in the circumstances, provided that the delivery of any document required under this clause (ii) within the time period specified above of Parent’s Form 10‑K for such fiscal year (together with Parent’s annual report to shareholders, if any, prepared pursuant to Rule 14a‑3 under the Securities Exchange Act of 1934) prepared in accordance with the requirements therefor and filed with the SEC, shall be deemed to satisfy the requirements of this Section 7.1(c)(ii);

(d)           SEC and Other Reports.  Promptly upon their becoming available, (i) each financial statement, report, notice or proxy statement sent by any Company or any Subsidiary to its principal lending banks as a whole (excluding information sent to such banks in the ordinary course of administration of a bank facility, such as information relating to pricing and borrowing availability) or to its public Securities holders generally, and (ii) each regular or periodic report, each registration statement (without exhibits except as expressly requested by such Purchaser or Holder), and each prospectus and all amendments thereto filed by any Company or any Subsidiary with the SEC and of all press releases and other statements made available generally by any Company or any Subsidiary to the public concerning developments that are Material; provided that delivery in accordance with the terms provided under Section 7.4 shall be deemed to satisfy each Company’s obligations under this Section 7.1(c);

(e)           Notice of Default or Event of Default.  Promptly, and in any event within five days after a Responsible Officer becoming aware of the existence of any Default or Event of Default or that any Person has given any notice or taken any action with respect to a claimed default hereunder or that any Person has given any notice or taken any action with respect to a claimed default of the type referred to in Section 11(f), a written notice specifying the nature and period of existence thereof and what action the Companies are taking or propose to take with respect thereto;

(f)            ERISA Matters.  Promptly, and in any event within five days after a Responsible Officer becoming aware of any of the following, a written notice setting forth the nature thereof and the action, if any, that such Company or an ERISA Affiliate proposes to take with respect thereto:

(i)              with respect to any Plan, any reportable event, as defined in section 4043(c) of ERISA and the regulations thereunder, for which notice thereof has not been waived pursuant to such regulations as in effect on the date hereof; or

(ii)            the taking by the PBGC of steps to institute, or the threatening by the PBGC of the institution of, proceedings under section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Plan, or the receipt by any Company or any ERISA Affiliate of a notice from a Multiemployer Plan that such action has been taken by the PBGC with respect to such Multiemployer Plan;

(iii)            any event, transaction or condition that could result in the incurrence of any liability by any Company or any ERISA Affiliate pursuant to Title I or IV of ERISA or the penalty or excise tax provisions of the Code relating to employee benefit plans, or in the imposition of any Lien on any of the rights, properties or assets of any Company or any ERISA Affiliate pursuant to Title I or IV of ERISA or such penalty or excise tax provisions, if such liability or Lien, taken together with any other such liabilities or Liens then existing, could reasonably be expected to have a Material Adverse Effect;

(g)           Notices from Governmental Authority.   Promptly, and in any event within 30 days of receipt thereof, copies of any notice to any Company or any Subsidiary from any federal or state Governmental Authority relating to any order, ruling, statute or other law or regulation that could reasonably be expected to have a Material Adverse Effect;

(h)           Resignation or Replacement of Auditors.  Within ten days following the date on which Parent’s auditors resign or Parent elects to change auditors, as the case may be, notification thereof, together with such supporting information as the Required Holders may request;

(i)            Insurance.  Upon the request of the Required Holders or in the event of any change, removal or non-renewal of existing insurance in place as of the Date of Closing or thereafter than as and when required in Section 10.2, (x) current certificates of insurance and loss payee endorsements for all insurance policies which the Companies and their Subsidiaries are required to maintain pursuant to this Agreement, and (y) current certificates of insurance and loss payee endorsements for all insurance policies which the Companies and their Subsidiaries are required to maintain pursuant to this Agreement immediately following the renewal of each such policy and any amendments thereto;

(j)            Information Required by Rule 144A.  With reasonable promptness following the request of any Holder, such financial and other information as such Holder may reasonably determine to be necessary in order to permit compliance with the information requirements of Rule 144A under the Securities Act in connection with the resale of Notes, except at such times as Parent is subject to the reporting requirements of section 13 or 15(d) of the Exchange Act; for the purpose of this Section 7.1(k), the term "qualified institutional buyer" shall have the meaning specified in Rule 144A under the Securities Act;

(k)            Bi-Annual Collateral Opinion.  With reasonable promptness following the request of the Required Holders (provided that such request shall not be made more than once every other year beginning with year 2016 and not later than June 30), an opinion of independent outside counsel to the Companies, which is acceptable to the Required Holders, stating that, in the opinion of such counsel, all action (if any is required) has been taken with respect to the recording, filing, registering, re-recording, refiling and re-registering of all UCC financing statements in respect of all Collateral as is necessary under the laws of each State in which such UCC financing statements are filed under applicable law to maintain the perfection of the Lien in respect of such Collateral (as to which perfection may be obtained by the filing of such financing statements) (including, without limitation, to the extent provided for therein and herein on any assets or property acquired by the Companies after the Date of Closing), and reciting the details of such action (if any), and stating that, in the opinion of such counsel, based upon the facts and circumstances existing at the time such opinion is rendered, no additional action is, or will become, during the thirty (30) months following the date of such opinion, necessary for such purpose, or, if any such additional action is necessary, what such action is and when it must be taken;

(l)             Requested Information.  With reasonable promptness, such other data and information relating to the business, operations, affairs, financial condition, assets or properties of the Companies or their Subsidiaries (including, but without limitation, actual copies of Parent’s Form 10‑Q and Form 10‑K) or relating to the ability of any Company to perform its obligations hereunder and under the Notes as from time to time may be reasonably requested by any such Holder.

Section 7.2.     Officer’s Certificate.  Each set of financial statements delivered to a Holder pursuant to Section 7.1(a),  Section 7.1(b) or Section 7.1(c) shall be accompanied by a certificate of a Senior Financial Officer (except with respect to Section 7.1(a), a certification only with respect to clause (b) shall be required):

(a)            Covenant Compliance.  Setting forth the information from such financial statements that is required in order to establish whether the Companies are in compliance with the requirements of Section 10 (including without limitation Section 10.6) during the quarterly or annual period covered by the statements then being furnished, (including with respect to each such provision that involves mathematical calculations, the information from such financial statements that is required to perform such calculations) and detailed calculations of the maximum or minimum amount, ratio or percentage, as the case may be, permissible under the terms of such Section, and the calculation of the amount, ratio or percentage then in existence.  In the event that any Company or any Subsidiary has made an election to measure any financial liability using fair value (which election is being disregarded for purposes of determining compliance with this Agreement pursuant to Section 21.2) as to the period covered by any such financial statement, such Senior Financial Officer’s certificate as to such period shall include a reconciliation from GAAP with respect to such election; and

(b)           Event of Default.  Certifying that such Senior Financial Officer has reviewed the relevant terms hereof and has made, or caused to be made, under his or her supervision, a review of the transactions and conditions of the Companies and their Subsidiaries from the beginning of the quarterly or annual period covered by the statements then being furnished to the date of the certificate and that such review shall not have disclosed the existence during such period of any condition or event that constitutes a Default or an Event of Default or, if any such condition or event existed or exists (including, without limitation, any such event or condition resulting from the failure of any Company or any Subsidiary to comply with any Environmental Law), specifying the nature and period of existence thereof and what action the Companies shall have taken or proposes to take with respect thereto.

Section 7.3.      Visitation.  Each Company shall permit the representatives of the Collateral Agent and each Significant Holder:

(a)           No Default.  If no Default or Event of Default then exists, at the expense of such Holder and upon reasonable prior notice to the Company Representative, to visit the principal executive office of the Companies, to discuss the affairs, finances and accounts of the Companies and their Subsidiaries with each Company’s officers, and (with the consent of the Company Representative, which consent will not be unreasonably withheld) its independent public accountants, and (with the consent of the Company Representative, which consent will not be unreasonably withheld) to visit the other offices and properties of the Companies and their Subsidiaries, all at such reasonable times and as often as may be reasonably requested in writing; and

(b)           Default.  If a Default or Event of Default then exists, at the joint and several expense of the Companies to visit and inspect any of the offices or properties of the Companies and their Subsidiaries, to examine all their respective books of account, records, reports and other papers, to make copies and extracts therefrom, to conduct appraisals and field examinations of the Collateral, and to discuss their respective affairs, finances and accounts with their respective officers and independent public accountants (and by this provision each Company authorizes said accountants to discuss the affairs, finances and accounts of the Companies and their Subsidiaries), all at such times and as often as may be requested.

Section 7.4.     Electronic Delivery.  Financial statements, opinions of independent certified public accountants, other information and Officer’s Certificates that are required to be delivered by Company Representative pursuant to Sections 7.1(b) or (c) and Section 7.2 shall be deemed to have been delivered if the Company Representative satisfies any of the following requirements with respect thereto:

(i)               Parent shall have timely filed such Form 10–Q or Form 10–K, satisfying the requirements of Section 7.1(b) or Section 7.1(c), as the case may be, with the SEC on EDGAR and shall have delivered or otherwise made such form and the related Officer’s Certificate satisfying the requirements of Section 7.2 available on its home page on the internet, which is located at http://ir.primowater.com as of the date of this Agreement;

(ii)             such financial statements satisfying the requirements of Section 7.1(b) or Section 7.1(c) and related Officer’s Certificate(s) satisfying the requirements of Section 7.2 are timely posted by or on behalf of each Company on IntraLinks or on any other similar website to which each Holder has free access; or

(iii)            Company Representative shall have filed any of the items referred to in Section 7.1(d) with the SEC on EDGAR and shall have made such items available on its home page on the internet or on IntraLinks or on any other similar website to which each Holder has free access;

provided however, that in the case of any of clauses (ii) or (iii), each Company shall have given each Holder prior written notice, which may be by e-mail or in accordance with Section 18, of such posting or filing in connection with each delivery, provided further, that upon request of any Holder to receive paper copies of such notices and/or forms or to receive them by e-mail, the Company Representative will promptly e-mail them or deliver such paper copies, as the case may be, to such Holder.

SECTION 8.    Payment and Prepayment of the Notes.

Section 8.1.      Required Prepayments; Maturity.

(a)           Revolving Notes. At any time that the aggregate outstanding principal amount of Revolving Loans exceeds the Revolving Commitment, including as a result of a reduction in the Revolving Commitment in accordance with the definition thereof, each Company shall immediately repay outstanding Revolving Loans in the amount by which such Revolving Loans exceed the Revolving Commitment.  The outstanding principal amount of the Revolving Notes, together with unpaid interest accrued thereon, shall be due and payable in full on the Revolving Commitment Termination Date.

(b)           Term Notes.  On June 20, 2017 and on each June 20 thereafter to and including June 20, 2020, the Companies will jointly and severally prepay $4,000,000 of the principal amount (or such lesser principal amount as shall then be outstanding) of the Notes at par and without payment of the Yield Maintenance Amount or any premium, provided that upon any partial prepayment of the Notes pursuant to Section 8.2, the principal amount of each required prepayment of the Notes becoming due under this Section 8.1(b) on and after the date of such prepayment shall be reduced in the same proportion as the aggregate unpaid principal amount of the Notes is reduced as a result of such prepayment.  The entire unpaid principal balance of each Note shall be due and payable in full on the Maturity Date.

Section 8.2.      Optional Prepayments.

(a)            The Companies may, at their option, upon notice as provided below, prepay at any time all, or from time to time any part of, the Term Notes, in an amount not less than $1,000,000 in the case of a partial prepayment, at 100% of the principal amount so prepaid, and the Yield Maintenance Amount determined for the prepayment date with respect to such principal amount.  The Company Representative will give each Holder written notice of each optional prepayment under this Section 8.2 not less than ten days and not more than 60 days prior to the date fixed for such prepayment unless the Company Representative and the Required Holders agree to another time period pursuant to Section 17.  Each such notice shall specify such date (which shall be a Business Day), the aggregate principal amount of the Term Notes to be prepaid on such date, the principal amount of each Term Note held by such Holder to be prepaid (determined in accordance with Section 8.3), and the interest to be paid on the prepayment date with respect to such principal amount being prepaid, and shall be accompanied by a certificate of a Senior Financial Officer as to the estimated Yield Maintenance Amount due in connection with such prepayment (calculated as if the date of such notice were the date of the prepayment), setting forth the details of such computation.  Two Business Days prior to such prepayment, the Company Representative shall deliver to each Holder a certificate of a Senior Financial Officer specifying the calculation of such Yield Maintenance Amount as of the specified prepayment date unless the Company Representative and the Required Holders agree to another prepayment date pursuant to Section 17.

(b)           The Revolving Notes may be prepaid on any Business Day after the Date of Closing in whole at any time or in part from time to time in part (in a minimum amount of $250,000 and in multiples of $100,000 with respect to the Revolving Notes), at the option of the Company Representative, at 100% of the principal amount so prepaid plus interest thereon to the prepayment date, plus any Breakage Cost Obligations payable thereunder.  The Company Representative shall give each Revolving Holder irrevocable written notice of such prepayment not less than three Business Days prior to the prepayment date, specifying such prepayment date, specifying the aggregate principal amount of the Revolving Loans to be prepaid on such date, identifying each Revolving Note held by such Holder, and the principal amount of each such Revolving Note, to be prepaid on such date and stating that such prepayment is to be made pursuant to this Section and that, with respect to LIBOR Loans, the Interest Periods of the LIBOR Loans being prepaid end on such prepayment date.  Notice of prepayment having been given as aforesaid, the principal amount of the Revolving Loans specified in such notice, together with interest thereon to the prepayment date and Breakage Cost Obligations required in connection therewith, if any, herein provided, shall become due and payable on such prepayment date.

Section 8.3.      Allocation of Partial Prepayments.

(a)           If at the time any payment of the principal of any of the Revolving Notes or Term Notes, as the case may be, is to be made hereunder, and there is more than one Note of such type outstanding, the aggregate principal amount of each such required or optional partial payment of such Revolving Notes or Term Notes, as the case may be, shall be allocated among all Notes of such type outstanding at such time, ratably in proportion to the respective unpaid principal amounts of all Notes of such type outstanding.

(b)           Upon any partial prepayment of Term Notes, the principal amount so prepaid shall be allocated ratably to all remaining installments thereof.

(c)           Upon any partial prepayment of Revolving Notes pursuant to Section 8.2(b), the principal amount so prepaid shall be allocated first to Base Rate Loans under such Revolving Notes until no Base Rate Loans remain outstanding thereunder and then to LIBOR Loans under such Revolving Notes.

Section 8.4.      Maturity; Surrender, Etc.    In the case of each optional prepayment of Notes pursuant to this Section 8, the principal amount of each Note to be prepaid shall mature and become due and payable on the date fixed for such prepayment, together with interest on such principal amount accrued to such date and the applicable Yield Maintenance Amount or Breakage Cost Obligations, if any.  From and after such date, unless the Companies shall fail to pay such principal amount when so due and payable, together with the interest and Yield Maintenance Amount or Breakage Cost Obligations, if any, as aforesaid, interest on such principal amount shall cease to accrue.  Any Note paid or prepaid in full shall be surrendered to the Company Representative and cancelled and shall not be reissued, and no Note shall be issued in lieu of any prepaid principal amount of any Note.

Section 8.5.     Purchase of Notes.  The Companies will not and will not permit any Affiliate to purchase, redeem, prepay or otherwise acquire, directly or indirectly, any of the outstanding Notes except upon the payment or prepayment of the Notes in accordance with this Agreement and the Notes.  The Companies will promptly cancel all Notes acquired by it or any Affiliate pursuant to any payment or prepayment of Notes pursuant to this Agreement and no Notes may be issued in substitution or exchange for any such Notes.

Section 8.6.      Yield Maintenance Amount.

“Yield Maintenance Amount” means, with respect to any Note, an amount equal to the excess, if any, of the Discounted Value of the Remaining Scheduled Payments with respect to the Called Principal of such Note over the amount of such Called Principal, provided that the Yield Maintenance Amount may in no event be less than zero.  For the purposes of determining the Yield Maintenance Amount, the following terms have the following meanings:

“Called Principal” means, with respect to any Note, the principal of such Note that is to be prepaid pursuant to Section 8.2 or has become or is declared to be immediately due and payable pursuant to Section 12.1, as the context requires.

“Discounted Value” means, with respect to the Called Principal of any Note, the amount obtained by discounting all Remaining Scheduled Payments with respect to such Called Principal from their respective scheduled due dates to the Settlement Date with respect to such Called Principal, in accordance with accepted financial practice and at a discount factor (applied on the same periodic basis as that on which interest on the Notes is payable) equal to the Reinvestment Yield with respect to such Called Principal.

“Reinvestment Yield” means, with respect to the Called Principal of any Note, 0.75% over the yield to maturity implied by the yield(s) reported as of 10:00 a.m. (New York City time) on the second Business Day preceding the Settlement Date with respect to such Called Principal, on the display designated as “Page PX1” (or such other display as may replace Page PX1) on Bloomberg Financial Markets for the most recently issued actively traded on-the-run U.S. Treasury securities (“Reported”) having a maturity equal to the Remaining Average Life of such Called Principal as of such Settlement Date.  If there are no such U.S. Treasury securities Reported having a maturity equal to such Remaining Average Life, then such implied yield to maturity will be determined by (a) converting U.S. Treasury bill quotations to bond equivalent yields in accordance with accepted financial practice and (b) interpolating linearly between the yields Reported for the applicable most recently issued actively traded on-the-run U.S. Treasury securities with the maturities (1) closest to and greater than such Remaining Average Life and (2) closest to and less than such Remaining Average Life.  The Reinvestment Yield shall be rounded to the number of decimal places as appears in the interest rate of the applicable Note.

If such yields are not Reported or the yields Reported as of such time are not ascertainable (including by way of interpolation), then “Reinvestment Yield” means, with respect to the Called Principal of any Note, 0.75% over the yield to maturity implied by the U.S. Treasury constant maturity yields reported, for the latest day for which such yields have been so reported as of the second Business Day preceding the Settlement Date with respect to such Called Principal, in Federal Reserve Statistical Release H.15 (or any comparable successor publication) for the U.S. Treasury constant maturity having a term equal to the Remaining Average Life of such Called Principal as of such Settlement Date.  If there is no such U.S. Treasury constant maturity having a term equal to such Remaining Average Life, such implied yield to maturity will be determined by interpolating linearly between (1) the U.S. Treasury constant maturity so reported with the term closest to and greater than such Remaining Average Life and (2) the U.S. Treasury constant maturity so reported with the term closest to and less than such Remaining Average Life.  The Reinvestment Yield shall be rounded to the number of decimal places as appears in the interest rate of the applicable Note.

“Remaining Average Life” means, with respect to any Called Principal, the number of years obtained by dividing (i) such Called Principal into (ii) the sum of the products obtained by multiplying (a) the principal component of each Remaining Scheduled Payment with respect to such Called Principal by (b) the number of years, computed on the basis of a 360-day year composed of twelve 30-day months and calculated to two decimal places, that will elapse between the Settlement Date with respect to such Called Principal and the scheduled due date of such Remaining Scheduled Payment.

“Remaining Scheduled Payments” means, with respect to the Called Principal of any Note, all payments of such Called Principal and interest thereon that would be due after the Settlement Date with respect to such Called Principal if no payment of such Called Principal were made prior to its scheduled due date, provided that if such Settlement Date is not a date on which interest payments are due to be made under the Notes, then the amount of the next succeeding scheduled interest payment will be reduced by the amount of interest accrued to such Settlement Date and required to be paid on such Settlement Date pursuant to Section 8.4 or Section 12.1.

“Settlement Date” means, with respect to the Called Principal of any Note, the date on which such Called Principal is to be prepaid pursuant to Section 8.2 or has become or is declared to be immediately due and payable pursuant to Section 12.1, as the context requires.

SECTION 9.    Affirmative Covenants.

Each Company covenants that so long as any of the Notes are outstanding:

Section 9.1.      Compliance with Laws.  Without limiting Section 10.13, each Company will, and will cause each of its Subsidiaries to, comply with all laws, ordinances or governmental rules or regulations to which each of them is subject, including, without limitation, ERISA, Environmental Laws, the USA PATRIOT Act and the other laws and regulations that are referred to in Section 5.16, and will obtain and maintain in effect all licenses, certificates, permits, franchises and other governmental authorizations necessary to the ownership of their respective properties or to the conduct of their respective businesses, in each case to the extent necessary to ensure that non-compliance with such laws, ordinances or governmental rules or regulations or failures to obtain or maintain in effect such licenses, certificates, permits, franchises and other governmental authorizations could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

Section 9.2.     Insurance.  Each Company will, and will cause each of its Subsidiaries to, maintain, with financially sound and reputable insurers, insurance with respect to their respective properties and businesses, against such casualties and contingencies, of such types, on such terms and in such amounts (including deductibles, co-insurance and self-insurance, if adequate reserves are maintained with respect thereto) as is customary in the case of entities of established reputations engaged in the same or a similar business and similarly situated. Without limiting the foregoing, each Company shall, and shall cause each of its Subsidiaries to, (a) keep all its insurable properties insured against the hazards of fire, flood, those hazards covered by extended coverage insurance and such other hazards, and for such amounts, not less than as is customary in the case of companies engaged in businesses similar to such Company’s business, including, without limitation, business interruption insurance on terms and conditions reasonably acceptable to the Required Holders; (b) maintain liability insurance against claims for personal injury, death or property damage suffered by others; and (c) maintain all such worker's compensation or similar insurance as may be required under the laws of any state, province or jurisdiction in which such Company is engaged in business. Each Company shall (i) furnish each Holder with copies of all policies and evidence of the maintenance of such policies required hereby upon the request of the Required Holders and (ii) cause all such policies to include appropriate loss payable endorsements, and/or additional insured endorsements, in form and substance reasonably satisfactory to the Collateral Agent, providing with respect to loss payable endorsements that (A) all proceeds thereunder shall be payable to the Collateral Agent on behalf of the Holders, (B) no such insurance shall be affected by any act or neglect of the insured or owner of the property described in such policy, and (C) that such policy and loss payable clauses may not be cancelled, amended or terminated unless at least thirty (30) days’ prior written notice is given to each Holder (or such shorter period as the Required Holders may agree). If any insurance losses are paid by check, draft or other instrument payable to any Company and the Collateral Agent jointly after any Event of Default and so long as such Event of Default exists, the Collateral Agent may endorse such Company’s name thereon and do such other things as the Required Holders may deem advisable to reduce the same to cash and apply the same in accordance with this Agreement.

Section 9.3.     Maintenance of Properties.  Each Company will, and will cause each of its Subsidiaries to, maintain and keep, or cause to be maintained and kept, their respective properties in good repair, working order and condition (other than ordinary wear and tear), so that the business carried on in connection therewith may be properly conducted at all times.

Section 9.4.      Payment of Taxes and Claims.  Each Company will, and will cause each of its Subsidiaries to, file all tax returns required to be filed in any jurisdiction and to pay and discharge all taxes shown to be due and payable on such returns and all other taxes, assessments, governmental charges, or levies imposed on them or any of their properties, assets, income or franchises, to the extent the same have become due and payable and before they have become delinquent and all claims for which sums have become due and payable that have or might become a Lien on properties or assets of any Company or any Subsidiary, provided that neither any Company nor any Subsidiary need pay any such tax, assessment, charge, levy or claim if (i) the amount, applicability or validity thereof is contested by such Company or such Subsidiary on a timely basis in good faith and in appropriate proceedings, and a Company or a Subsidiary has established adequate reserves therefor in accordance with GAAP on the books of such Company or such Subsidiary or (ii) the nonpayment of all such taxes, assessments, charges, levies and claims could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

Section 9.5.      Corporate Existence, Etc.  Subject to Section 10.3, each Company will at all times preserve and keep its corporate existence in full force and effect.  Subject to Sections 10.3, each Company will at all times preserve and keep in full force and effect the corporate existence of each of its Subsidiaries (unless merged into another Company) and all rights and franchises of each Company and its Subsidiaries unless, in the good faith judgment of such Company, the termination of or failure to preserve and keep in full force and effect such corporate existence, right or franchise could not, individually or in the aggregate, have a Material Adverse Effect.

Section 9.6.     Books and Records.  Each Company will, and will cause each of its Subsidiaries to, maintain proper books of record and account in conformity with GAAP and all applicable requirements of any Governmental Authority having legal or regulatory jurisdiction over such Company or such Subsidiary, as the case may be.  Each Company will, and will cause each of its Subsidiaries to, keep books, records and accounts which, in reasonable detail, accurately reflect all transactions and dispositions of assets.  Each Company and its Subsidiaries have devised a system of internal accounting controls sufficient to provide reasonable assurances that their respective books, records, and accounts accurately reflect all transactions and dispositions of assets and each Company will, and will cause each of its Subsidiaries to, continue to maintain such system.

Section 9.7.      Collateral; Subsequently Acquired Subsidiaries.

(a)           It is the intent of the parties that all Obligations shall be secured by substantially all the property and assets of the Companies, whether now existing or hereafter acquired, including, without limitation, securities accounts, real property, accounts, chattel paper, instruments, deposit accounts, investment property, documents, contracts, letter-of-credit rights, general intangibles, equipment, inventory, permits, patents, trademarks, copyrights, trade names, service marks, Stock issued by each Company (other than Parent) and its Subsidiaries or other Persons and other properties acquired after the Date of Closing, but excluding the Excluded Collateral.

(b)           At each Company’s expense, promptly upon request by the Required Holders, each Company shall execute and deliver (and, where applicable, authorize the filing of), and shall cause its Subsidiaries to execute and deliver (and, where applicable, authorize the filing of), any and all financing statements, continuation statements and amendments, mortgages, deeds of trust and other instruments, agreements or other documents, and take all action (including, without limitation, filing all UCC financing statements, continuation statements and amendments, filing or recording mortgages and deeds of trust and filing assignments or other documents customarily filed with the U.S. Patent and Trademark Office or the U.S. Copyright Office) that may be required under applicable law, or that the Required Holders or the Collateral Agent may reasonably request in order to effectuate the transactions contemplated by the Note Documents and in order to grant, preserve, maintain, protect and perfect the validity and first priority of the security interests and Liens created or purported to be created by the Note Documents or in order to effectuate the intent of the parties set forth in Section 10.7.

(c)           At each Company’s expense, each Company shall: (a) cause each subsequently acquired or organized Subsidiary, at the time of such acquisition or organization, to execute and deliver (1) a joinder to this Agreement and all Notes (pursuant to a supplement in form, scope and substance satisfactory to the Required Holders) pursuant to which such Subsidiary shall become a Company and a co-issuer hereunder, and (2) a joinder to the Security Agreement (pursuant to a supplement in form, scope and substance satisfactory to the Required Holders) in order to grant the Collateral Agent a valid, first priority perfected pledge or security interest in substantially all of the assets and properties of such Subsidiary, including without limitation, any outstanding capital stock of any other Subsidiary or other Person which may be held by such Subsidiary; and (b) deliver or cause such Subsidiary to deliver to the Collateral Agent all supplements to the Pledge Agreement, certificates, stock powers and other documents required by the Note Documents executed by such Subsidiary, or take or cause such Subsidiary to take such other actions, all as may be necessary to provide the Collateral Agent with a first priority perfected pledge of and security interest in all outstanding Capital Securities owned or held by such Subsidiary.

(d)           Any security interests and Liens granted by the Companies pursuant to this Section shall be created under the Note Documents and other security agreements, pledge agreements, mortgages, deeds of trust, assignments and other instruments, agreements and other documents in form, scope and substance reasonably satisfactory to the Required Holders and to the Collateral Agent, and at each Company’s expense, each Company will deliver or cause to be delivered to the Collateral Agent all such instruments, agreements and other documents, including, without limitation, legal opinions, title insurance policies, Collateral Access Agreements, Lien waivers, surveys, environmental site assessments and lien searches, as the Required Holders or the Collateral Agent shall request to evidence compliance with this Section, including without limitation those documents that would have been required to be delivered on the Date of Closing pursuant to Section 4 with respect to such Subsidiary if such Subsidiary had been a Company on the Date of Closing.

(e)            Without limitation of the foregoing, if any Company shall acquire at any time or times hereafter any fee interest in real property that is not encumbered by the Mortgages, each Company agrees to promptly execute and deliver, or to cause any Subsidiary to promptly execute and deliver, to the Collateral Agent, as additional security and collateral for the Obligations, deeds of trust, security deeds, mortgages or other collateral assignments satisfactory in form and substance to Required Holders and their counsel (herein collectively referred to as “New Mortgages”) covering such real property, together with (1) evidence that all filing, documentary, stamp, intangible and recording taxes and fees have been paid or escrowed with the title companies issuing the title insurance policies referred to in clause (2) below, (2) fully paid American Land Title Association Lender’s Extended Coverage title insurance policies, or commitments to issue the same, in form and substance, with endorsements and in amounts reasonably acceptable to the Purchaser, issued by title insurers acceptable to the Purchasers, insuring the Mortgages to be valid first and subsisting Liens on applicable Company’s interest in the property described therein, free and clear of all Liens, excluding Permitted Encumbrances, with the so-called “survey exception” deleted and providing for future advances, zoning and other endorsements reasonably requested by Purchasers, (3) a survey of each of the properties subject to a Mortgage, together with an affidavit stating the survey accurately reflects the property as of the Date of Closing, prepared by a land surveyor duly registered and licensed in the state in which such property is located and in form and substance reasonably acceptable to the  Purchaser; (4) evidence regarding flood status, in form and substance sufficient to satisfy all FIRREA requirements of any financial institution; (5) a “Phase I” Environmental Site Assessment (prepared at the joint and several expense of the Companies by independent environmental consultants reasonably acceptable to the Purchasers) of the owned real properties of the Companies and related easements and rights of way (in each case in form and substance reasonably acceptable to the Purchaser), together with such additional assessments in respect of any material risks identified by such Phase I assessments, as the Purchaser may reasonably require; and (6) an environmental indemnity agreement executed by the Companies in favor of the Holders.  Each New Mortgage shall be duly recorded (at each Company’s expense) in each office where such recording is required to constitute a valid Lien on the real property covered thereby.  With respect to each New Mortgage, each Company shall deliver, or cause the applicable Subsidiary to deliver, to the Holders, at the joint and several expense of the Companies, mortgagee title insurance policies issued by a title insurance company reasonably satisfactory to the Required Holders insuring the Collateral Agent, as mortgagee; which policies shall be in form and substance reasonably satisfactory to the Required Holders and shall insure a valid first-priority Lien in favor of the Collateral Agent on the property covered thereby, subject to no other Liens and subject only to those exceptions reasonably acceptable to the Required Holders and their counsel.

Section 9.8.      Payment of Leasehold Obligations.  Each Company shall, and shall cause each of its Subsidiaries to, at all times pay, when and as due, its rental obligations under all leases under which it is a tenant, and shall otherwise comply, in all material respects, with all other terms of such leases and keep them in full force and effect and, at the Required Holders’ request, will provide evidence of having done so, except, in each case, where the failure to do so could not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect.

Section 9.9.   Post-Closing Matters.  Each Company shall, and shall cause each of its Subsidiaries to, satisfy the requirements set forth on Schedule 9.9 on or before the date specified for such requirement or such later date to be determined by the Required Holders.

SECTION 10.  Negative Covenants.

Each Company covenants that so long as any of the Notes are outstanding:

Section 10.1.   Transactions with Affiliates. Without the prior written consent of the Required Holders, each Company will not and will not permit any Subsidiary to enter into directly or indirectly any transaction or group of related transactions (including without limitation the purchase, lease, sale or exchange of properties of any kind or the rendering of any service) with any Affiliate (other than any Company), or any executive officer or director of Parent, except (x) in the ordinary course and pursuant to the reasonable requirements of such Company’s or such Subsidiary’s business and upon fair and reasonable terms no less favorable to such Company than would be obtainable in a comparable arm’s-length transaction with a Person not an Affiliate, (y) transactions among Companies and their Subsidiaries expressly permitted by Section 10.7(k) and Section 10.9, and (z) any employment or compensation arrangement or agreement, employee benefit plan or arrangement, officer or director indemnification agreement or any similar arrangement or other compensation arrangement entered into in good faith, for actual services rendered to any Company or any Subsidiary, by any Company and the Subsidiaries in the ordinary course of business and non-cash payments, issuance of securities or awards pursuant thereto, and including the grant of stock options, restricted stock, stock appreciation rights, phantom stock awards or similar rights to employees and directors in each case approved by the board of directors of such Company.

Section 10.2.  Line of Business.  Without the prior written consent of the Required Holders, each Company will not and will not permit any Subsidiary to engage in any business if, as a result, the general nature of the business in which such Company and its Subsidiaries, taken as a whole, would then be engaged would be substantially changed from the general nature of the business in which such Company and its Subsidiaries, taken as a whole, are engaged on the date of this Agreement.

Section 10.3.   Merger, Consolidation, Acquisition and Sale of Assets.

(a)           Without the prior written consent of the Required Holders, each Company will not and will not permit any Subsidiary to consummate any merger, amalgamation, consolidation or other reorganization with or into any other Person or acquire all or a substantial portion of the assets or equity interests of any Person or permit any other Person to consolidate or amalgamate with or merge with it; except, that, (i) a Company may merge, amalgamate or consolidate into another Company so long as (A) no Event of Default shall have occurred and be continuing, (B) the Company Representative shall give the Holders at least ten (10) Business Days prior notice thereof, (C) if a Company is a party to such merger, amalgamation or consolidation, a Company shall be the surviving entity, (D) no Company shall merge, amalgamate or consolidate with a Company that exists under the laws of a country different than the country in which such Company exists and (E) prior to such merger, amalgamation or consolidation, the Companies have taken (or caused to be taken) all steps required by the Required Holders with respect thereto (including without limitation all steps required by the Required Holders to maintain the Collateral Agent’s Lien on the Collateral granted by such Companies, as well as the priority and effectiveness of such Lien); and (ii) a Subsidiary that is not a Company may merge, amalgamate or consolidate into another Subsidiary that is not a Company so long as (A) no Event of Default shall have occurred and be continuing, (B) the Company Representative shall give the Holders at least ten (10) Business Days prior notice thereof, and (C) prior to such merger, amalgamation or consolidation Companies have taken (or caused to be taken) all steps, if any, required by the Required Holders with respect thereto.

(b)           Without the prior written consent of the Required Holders, each Company will not and will not permit any Subsidiary to acquire all or a substantial portion of the assets or equity interests of any Person except for investments permitted by Section 10.7.

(c)           Without the prior written consent of the Required Holders, each Company will not and will not permit any Subsidiary to directly or indirectly, sell, assign, lease, transfer, abandon or otherwise dispose of any of its assets or properties (including, without limitation, the Collateral) to any other Person (each, a “Disposition”), except for:

(i)               the sale of Inventory in the ordinary course of business,

(ii)             provided no Default or Event of Default shall have occurred and be continuing or result therefrom, the Disposition of assets (other than equity interests of any of its Subsidiaries) having a fair market value not to exceed $250,000 in the aggregate in any fiscal year;

(iii)            the sale, lease, transfer or Disposition of used, worn-out or obsolete machinery and equipment and machinery and equipment no longer used or useful in the conduct of business of the Companies or any of their Subsidiaries having a fair market value not to exceed (i) $2,000,000 in the aggregate in connection with the DS Agreement and (ii) $250,000 in the aggregate in any fiscal year with respect to any other used, worn-out or obsolete machinery and equipment or machinery and equipment no longer used or useful in the conduct of business of any Company or its Subsidiaries;

(iv)            the sale, lease, transfer or Disposition of property by a Company to another Company;

(v)            the grant in the ordinary course of business by any Company or any of its Subsidiaries after the date hereof of a non-exclusive license of any Intellectual Property or any exclusive license of any Intellectual Property in a particular territory; provided, that, the rights of the licensee shall be subject to the rights of the Collateral Agent, and shall not adversely affect, limit or restrict the rights of the Collateral Agent to use such Intellectual Property or to sell or otherwise dispose of any Inventory or other Collateral in connection with the exercise by the Collateral Agent of any rights or remedies hereunder or under any of the Note Documents, or otherwise adversely limit or interfere in any material respect with the use of any such Intellectual Property by the Collateral Agent in connection with the exercise of its rights or remedies hereunder or under any of the Note Documents or by any Company or Subsidiary;

(vi)            the issuance of equity interests by Companies; provided, that, no Company or Subsidiary shall be required to pay any cash dividends, distributions or repurchase or redeem such equity interests or make any other payments in respect thereof, except as otherwise expressly permitted in Section 10.7;

(vii)          the issuance of equity interests by any Company consisting of common stock (or its equivalent) pursuant to the Primo Water Corporation 2010 Omnibus Long-Term Incentive Plan, Primo Water Corporation 2010 Employee Stock Purchase Plan or any similar equity plan or 401(k) plan of the Companies and their Subsidiaries for the benefit of their employees, directors and officers;

(viii)         the abandonment or other disposition of Intellectual Property that is not material and is no longer used or useful in any material respect in the business of any Company or any of its Subsidiaries and does not appear on or is otherwise not affixed to or incorporated in any Inventory or Equipment or have any material value (including, without limitation, any Intellectual Property associated with the sale of Intellectual Property to Omnifro Beverage Company, LLC);

(ix)            involuntary Dispositions occurring by reason of casualty or condemnation;

(x)             the leasing, occupancy agreements or sub-leasing of real property or Equipment in the ordinary course of business consistent with past practices that would not materially interfere with the required use of such real property or Equipment by any Company or any of its Subsidiaries;

(xi)            transfers of condemned real property as a result of the exercise of “eminent domain” or other similar policies to the respective governmental authority or agency that has condemned the same (whether by deed in lieu of condemnation or otherwise), and transfers of properties that have been subject to a casualty to the respective insurer of such real property as part of an insurance settlement; and

(xii)           any Disposition of property or assets, or issuance of equity interests, permitted under Section 10.3(a) or Section 10.7.

Section 10.4.   Liens.  Each Company will not and will not permit any of its Subsidiaries to directly or indirectly create, incur, assume or permit to exist (upon the happening of a contingency or otherwise) any Lien on or with respect to any property or asset (including, without limitation, any document or instrument in respect of goods or accounts receivable) of such Company or any such Subsidiary, whether now owned or held or hereafter acquired, or any income or profits therefrom, or assign or otherwise convey any right to receive income or profits, except Permitted Encumbrances.

Section 10.5.   Guaranties.  Each Company will not and will not permit any Subsidiary to become liable upon the obligations of any Person by assumption, endorsement or guarantee thereof or otherwise (other than with respect to the Obligations) except:

(i)               for the endorsement of checks in the ordinary course of business;

(ii)             guarantees that constitute Permitted Indebtedness;

(iii)            guarantees that constitute investments permitted pursuant to Section 10.7(g); and

(iv)            guarantees not permitted under clauses (i) through (iii) above in an aggregate outstanding amount not to exceed $100,000 at any time.

Section 10.6.   Financial Covenants.

(a)            Total Debt to EBITDA Ratio.  The Companies will not permit the ratio of Consolidated Total Indebtedness as of any date to Consolidated EBITDA for the twelve (12) month period ending on or immediately prior to such date to exceed the ratio set forth below for such date:

Date	Ratio
From the Date of Closing through and including September 30, 2015	3.00:1.00
October 1, 2015 and thereafter	2.75:1.00

(b)           Tangible Net Worth.  The Companies will not permit its Consolidated Tangible Net Worth as of any date to be less than (x) $11,000,000, plus (y) 50% of Consolidated Net Income on a cumulative basis for each succeeding Fiscal Quarter, commencing with the Fiscal Quarter ending on June 30, 2014; provided that if Consolidated Net Income is negative in any Fiscal Quarter the amount added for such Fiscal Quarter shall be zero and such negative Consolidated Net Income shall not reduce the amount of Consolidated Net Income added from any previous Fiscal Quarter.

(c)            Fixed Charge Coverage Ratio.  The Companies will not permit the ratio of Consolidated EBITDA to Consolidated Fixed Charges, in each case, measured for as of the last day of each fiscal quarter of such Company for the four fiscal quarter period ending on such date, to be less than the ratio set forth below for such date:

Period	Ratio
For the fiscal quarter ending on June 30, 2014	0.75:1.00
For the fiscal quarter ending on September 30, 2014	0.80:1.00
For the fiscal quarter ending on December 31, 2014	0.90:1.00
For the fiscal quarter ending on March 31, 2015 and each fiscal quarter thereafter	1.00:1.00

Section 10.7.   Investments.  Each Company will not and will not permit any Subsidiary to purchase or acquire Indebtedness or Equity Interests of, or any other interest in, any Person, or make advances, loans or other extensions of credit to any Person, including, without limitation, any Subsidiary or Affiliate, or enter into any joint venture or partnership, except:

(a)            as expressly permitted pursuant to Section 10.3 and Section 10.8(j);

(b)           the endorsement of instruments for collection or deposit in the ordinary course of business;

(c)           equity interests or other obligations issued to the Companies by any Person (or the representative of such Person) in compromise or settlement of Indebtedness of such Person owing to the Companies (whether or not in connection with the insolvency, bankruptcy, receivership or reorganization of such a Person or a composition or readjustment of the debts of such Person) or upon the foreclosure, perfection or enforcement of any Lien in favor of a Company securing any such obligations;

(d)           obligations of account debtors to the Companies and their Subsidiaries arising from Accounts which are evidenced by a promissory note made by such account debtor payable to the applicable Company or Subsidiary; provided, that, promptly upon the receipt of the original of any such promissory note issued to any Company from any account debtor in excess of $250,000 in the aggregate (or regardless of the amount after an Event of Default exists or has occurred and is continuing, at the request of the Required Holders), such promissory note(s) shall, upon the request of the Required Holders, be endorsed to the order of the Collateral Agent by the Companies and promptly delivered to the Collateral Agent as so endorsed;

(e)            investments by the Companies and their Subsidiaries in the form of equity interests received as part or all of the consideration for the sale of assets pursuant to a Disposition by any such Company of a Subsidiary to the extent permitted under Section 10.2(c);

(f)            the existing investments of any Company or Subsidiary thereof as of the Date of Closing in their respective Subsidiaries;

(g)           investments, advances, loans or extensions of credit made after the date hereof by (i) a Company in another Company, and (ii) a Non-US Subsidiary of a Company in a Non-US Subsidiary of a Company; provided, that, in no such case shall a Company make an investment, advance, loan or extension of credit in a Person that is not a Company except as otherwise permitted pursuant to this clause (g);

(h)           Permitted Acquisitions;

(i)            the extension of commercial trade credit in connection with the sale of Inventory or the provision of services, each in the ordinary course of its business;

(j)            deposits of cash for leases, utilities, worker’s compensation and similar matters in the ordinary course of business;

(k)            advances or loans by a Company or any Subsidiary of a Company to its employees, officers or directors in the ordinary course of business in an aggregate amount not to exceed $75,000 at any time outstanding for:  (i) reasonable and necessary work-related travel or other ordinary business expenses to be incurred by such employee, officer or director in connection with their work for such Company or Subsidiary and (ii) reasonable and necessary relocation expenses of such employees, officers and directors (including home mortgage financing for relocated employees, officers and directors);

(l)            entry into joint ventures or partnerships that do not involve or require any investment in cash or other property by any of the Companies and their Subsidiaries in or for the account of another Person; and

(m)          investments not permitted under clauses (a) through (l) above in an aggregate outstanding amount that are not Material; provided, that, as of the date of such investment or any payment made in respect thereof and after giving effect to such investment or payment, no Default or Event of Default shall exist or have occurred and be continuing.

Section 10.8.   Indebtedness.  Each Company will not and will not permit any Subsidiary to create, incur, assume or suffer to exist any Indebtedness (exclusive of trade payables incurred in the ordinary course of business consistent with past practices outstanding no more than thirty (30) days past its due date) except in respect of:

(a)           Indebtedness arising under the Note Documents;

(b)           Indebtedness (other than the Obligations) to the extent incurred after the Date of Closing to finance Capital Expenditures in an aggregate amount not to exceed $1,000,000 at any one time outstanding;

(c)           Indebtedness existing on the Date of Closing as set forth on Schedule 5.15 and any refinancings, refundings, renewals or extensions thereof (without shortening the maturity thereof or increasing the principal amount thereof (excluding accrued interest, fees, discounts, premiums and expenses));

(d)           Indebtedness expressly permitted by Section 10.5 or Section 10.7;

(e)           Indebtedness in respect of netting services, overdraft protections and otherwise in connection with deposit accounts and Indebtedness arising from the honoring by a bank or other financial institution of a check, draft or similar instrument inadvertently (except in the case of daylight overdrafts) drawn against insufficient funds in the ordinary course of business; provided, that, such Indebtedness is extinguished within five (5) Business Days of incurrence and such Indebtedness does not exceed $500,000 in the aggregate at any time;

(f)            Indebtedness in respect of bid, performance and surety bonds, including guarantees or obligations of the Companies with respect to letters of credit supporting such bid, performance and surety bonds or other forms of credit enhancement supporting performance obligations under services contracts, workers’ compensation claims, self-insurance obligations, unemployment insurance, health, disability and other employee benefits or property, casualty or liability insurance in each case incurred in the ordinary course of business; provided, that, upon the request of the Required Holders, the Holders shall have received true, correct and complete copies of all material agreements, documents or instruments evidencing or otherwise related to such Indebtedness, as duly authorized, executed and delivered by the parties thereto;

(g)           unsecured Indebtedness arising from agreements to provide for customary indemnification, adjustment of purchase price or similar obligations, earn-outs or other similar obligations, in each case, incurred in connection with a Permitted Acquisition or Disposition permitted hereunder and in the case of earn-outs or other similar obligations so long as they have been subordinated to the Obligations pursuant to a subordination agreement in favor of the Holders on terms and conditions reasonably satisfactory to the Required Holders;

(h)           unsecured subordinated Indebtedness of the Companies and their Subsidiaries arising after the date hereof to any third person not otherwise permitted in this Section 10.8, in an aggregate outstanding principal amount not to exceed $100,000 at any time and any refinancings, refundings, renewals or extensions thereof (without shortening the maturity thereof or increasing the principal amount thereof (excluding accrued interest, fees, discounts, premiums and expenses)); provided, that, (i) as of the date of incurring such Indebtedness and after giving effect thereto, no Default or Event of Default shall exist or have occurred and be continuing, (ii) the terms and provisions of such Indebtedness shall provide that no principal or interest (other than interest payable in kind (i.e., non-cash interest)) shall be paid in respect thereof until after all of the Obligations are paid in full in cash, and (iii) such third person shall have entered into a subordination agreement with the Collateral Agent for the benefit of the Holders on terms and conditions reasonably satisfactory to the Required Holders;

(i)            Indebtedness arising pursuant to financing of insurance premiums payable on insurance policies maintained by or for the benefit of the Companies or any of their Subsidiaries; provided, that, upon the request of the Required Holders, the Holders shall have received true, correct and complete copies of all material agreements, documents and instruments evidencing or otherwise related to such Indebtedness;

(j)            Indebtedness of any Company to another Company; provided, (i) all such Indebtedness shall be evidenced by promissory notes and all such notes shall be subject to a first priority Lien pursuant to the Security Agreement and (ii) all such Indebtedness shall be unsecured and subordinated in right of payment to the payment in full in cash of the Obligations pursuant to the terms of the applicable promissory notes or an intercompany subordination agreement that in any such case, is reasonably satisfactory to Required Holders;

(k)            additional unsecured Indebtedness of the Companies and their Subsidiaries in an aggregate principal amount not to exceed $100,000 at any one time outstanding;

(l)            additional Indebtedness of the Companies and their Subsidiaries in connection with the Lowes Factoring Agreement in an amount not to exceed $2,300,000; and

(m)          unsecured Indebtedness arising under credit card or purchase card programs incurred directly by, or guaranteed by, the Companies or their Subsidiaries in an aggregate amount not to exceed $1,000,000 at any one time outstanding.

Section 10.9.   Dividends and Distributions.  Each Company will not and will not permit its Subsidiaries to declare, pay or make any dividend or distribution or payment with respect to:

(a)            any shares of the equity interests of any Company or any of their Subsidiaries (other than dividends or distributions payable in its equity interests permitted hereunder) or apply any of its funds, property or assets to the purchase, redemption or other retirement of any such equity interests; except, that, (i) in lieu of making tax payments directly, the Companies and their Subsidiaries may make dividends and distributions to Parent from time to time for the sole purpose of allowing Parent to, and Parent shall promptly upon receipt thereof use the proceeds thereof solely to, pay federal and state income taxes and franchise taxes solely arising out of the consolidated operations of Parent and its Subsidiaries, after taking into account all available credits and deductions; (ii) the Companies and their Subsidiaries may make dividends and distributions to any Company from time to time in respect of any equity interests owned by any Company; and (iii) Parent may purchase and redeem its equity interests for the sole purpose of providing proceeds to Equity Interest Option Holders in order to permit such Equity Interest Option Holders to pay federal, state and provincial income taxes solely arising out of and relating to options and warrants owned by such Equity Interest Option Holders; provided, that, the aggregate amount of purchases and redemptions under this clause (iii) shall not exceed $250,000 during any fiscal year; and

(b)            any redemption, prepayment (whether mandatory or optional), defeasance, repurchase or any other payment in respect of any Subordinated Debt, or apply any of its funds, property or assets to the purchase, redemption or other retirement of any Subordinated Debt; except, that, mandatory payments may be made on Subordinated Debt to the extent expressly permitted in any subordination or intercreditor agreement executed by the Holders with respect thereto.

Section 10.10. State of Incorporation; Names; Locations.   Each Company will not and will not permit any Subsidiary to change the jurisdiction in which it is incorporated or otherwise organized, or change its legal name (or use a different name), location of chief executive office or location of any of the Collateral, unless the Company Representative has given the Holders not less than thirty (30) days prior written notice thereof (along with an update of the applicable Schedules) and the Companies have taken (or caused to be taken) all steps required by the Required Holders with respect thereto (including without limitation all steps required by the Required Holders to maintain the Collateral Agent’s Lien on such Collateral, as well as the priority and effectiveness of such Lien); provided, that, no Company shall change its jurisdiction of incorporation or organization or location of any of its Collateral to a jurisdiction or location from (a) the continental United States to outside of the continental United States or (b) one country to another country.

Section 10.11. Changes to Fiscal Year End.  Each Company will not and will not permit any Subsidiary to change its fiscal year-end from December 31, or make any change (a) in accounting treatment and reporting practices except as required by GAAP consistently applied or (b) in tax reporting treatment except as required by law.

Section 10.12. Amendment to Organizational Documents.  Each Company will not and will not permit any Subsidiary to amend, modify or waive any term or provision of its certificate of formation, limited liability company agreement, certificate of incorporation, by-laws, partnership agreement or other applicable documents relating to its formation or governance, or any shareholders agreement, other than amendments, modifications and waivers that are not materially adverse in any respect to the Holders and of which the Holders have received at least five (5) Business Days’ prior written notice.

Section 10.13. Terrorism Sanctions Regulations.  Each Company will not and will not permit any Controlled Entity (a) to become (including by virtue of being owned or controlled by a Blocked Person), own or control a Blocked Person or any Person that is the target  of sanctions imposed by the United Nations or by the European Union, or (b) directly or indirectly to have any investment in or engage in any dealing or transaction (including, without limitation, any investment, dealing or transaction involving the proceeds of the Notes) with any Person if such investment, dealing or transaction (i) would cause any Holder to be in violation of any law or regulation applicable to such Holder, or (ii) is prohibited by or subject to sanctions under any U.S. Economic Sanctions, or (c)  to engage, nor shall any Affiliate of either engage, in any activity that could subject such Person or any Holder to sanctions under CISADA or any similar law or regulation with respect to Iran or any other country that is subject to U.S. Economic Sanctions.

Section 10.14. ERISA. Each Company will not and will not permit any Subsidiary to maintain, or permit any member of the Controlled Group to maintain, or become obligated to contribute, or permit any member of the Controlled Group to become obligated to contribute, to any Title IV Plan, (b) engage, or permit any member of the Controlled Group to engage, in any non-exempt “prohibited transaction”, as that term is defined in Section 406 of ERISA and Section 4975 of the Code, (c) incur, or permit any member of the Controlled Group to fail the applicable “minimum funding standard”, as that term is defined in Section 302 of ERISA or Section 412 of the Code, (d) terminate, or permit any member of the Controlled Group to terminate, any Title IV Plan where such event could result in any liability of any Company or any member of the Controlled Group or the imposition of a Lien on the property of any Company or any member of the Controlled Group pursuant to Section 4068 of ERISA, (e) assume, or permit any member of the Controlled Group to assume, any obligation to contribute to any Multiemployer Plan, (f) incur, or permit any member of the Controlled Group to incur, any withdrawal liability to any Multiemployer Plan, except to the extent that the failure to comply, individually or in the aggregate, could not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect, (g) fail promptly to notify the Holders of the occurrence of any Termination Event, (h) fail to comply, or permit a member of the Controlled Group to fail to comply, with the requirements of ERISA or the Code or other applicable laws in respect of any Plan, or (i) fail to meet, or permit any member of the Controlled Group to fail to meet, all minimum funding requirements under ERISA or the Code or postpone or delay or allow any member of the Controlled Group to postpone or delay any funding requirement with respect of any Title IV Plan.

Section 10.15. Prepayments. Each Company will not and will not permit any of its Subsidiaries to directly or indirectly, voluntarily prepay any Indebtedness (other than the Obligations), or voluntarily repurchase, redeem, retire or otherwise acquire any Indebtedness of any Company or any Subsidiary, in each case prior to the due date thereof if after giving effect to such prepayment any Default or Event of Default would reasonably be expected to exist.

Section 10.16. Subsidiaries. Each Company will not and will not permit any of its Subsidiaries to form any Subsidiary except U.S. Subsidiaries to the extent that the requirements of Section 9.7 have been satisfied in connection with such formation.

Section 10.17. Leases. After the Date of Closing, each Company will not and will not permit any Subsidiary to enter as lessee into any lease arrangement for Equipment or real property if after giving effect thereto, aggregate annual rental payments for all leased property would exceed $500,000 in any one (1) fiscal year for all Companies and their Subsidiaries (or such higher amount as the Required Holders may approve in their sole discretion).  Any renewal, replacement or extension of any lease or lease arrangement that exists as of the Date of Closing shall not be taken into account for the purposes of this Section 10.17.

Section 10.18. Amendments to Material Contracts.  Without the prior written consent of the Required Holders, each Company will not and will not permit any of its Subsidiaries to amend, modify or waive any term or provision of any Material Contract, unless each Holder is provided prior five (5) Business Days’ prior written notice of any such amendment, modification or waiver and such amendment, modification or waiver is not materially adverse in any respect to any Holder.

Section 10.19. Subsidiary Restrictions.  Except for the Note Documents and the Lowes Factoring Agreement, the Companies will not and will not permit any Subsidiary to enter into, or be otherwise subject to, any contract, agreement or other binding obligation that directly or indirectly limits the amount of, or otherwise restricts (i) the payment to the Companies of dividends or other redemptions or distributions with respect to its capital stock by any Subsidiary, (ii) the repayment to the Companies by any Subsidiary of intercompany loans or advances, or (iii) other intercompany transfers to the Companies of property or other assets by Subsidiaries.

SECTION 11.  Events of Default.

An “Event of Default” shall exist if any of the following conditions or events shall occur and be continuing:

(a)            any Company defaults in the payment of any principal, interest or Yield Maintenance Amount, if any, on any Note when the same becomes due and payable, whether at maturity or at a date fixed for prepayment or by declaration or otherwise; or

(b)           any Company defaults in the payment of any fees or Breakage Cost Obligations on any Note or any other amount due under any Note Documents for more than three days after the same becomes due and payable; or

(c)           any Company defaults in the performance of or compliance with any term contained in Section 7.1(e) or Section 10; or

(d)           any Company defaults in the performance of or compliance with any term contained herein (other than those referred to in Sections 11(a), (b) and (c)) or in any other Note Document, and such default is not remedied within 30 days after the occurrence of such default; or

(e)            any representation or warranty made in writing by or on behalf of any Company or by any officer of any Company in this Agreement, any other Note Document or any Disclosure Document furnished in connection with the transactions contemplated hereby proves to have been false or incorrect in any material respect on the date as of which made; or

(f)            (i) any Company or any Subsidiary is in default (as principal or as guarantor or other surety) in the payment of any principal of, premium or make-whole amount, fees, breakage costs, interest or other amounts on any Indebtedness that is outstanding in an aggregate principal amount of at least $1,000,000 beyond any period of grace provided with respect thereto, or (ii) any Company or any Subsidiary is in default in the performance of or compliance with any term of any evidence of any Indebtedness in an aggregate outstanding principal amount of at least $1,000,000 or of any mortgage, indenture or other agreement relating thereto or any other condition exists, and as a consequence of such default or condition such Indebtedness has become, or has been declared (or one or more Persons are entitled to declare such Indebtedness to be), due and payable before its stated maturity or before its regularly scheduled dates of payment, or (iii) as a consequence of the occurrence or continuation of any event or condition (other than the passage of time or the right of the holder of Indebtedness to convert such Indebtedness into equity interests), (x) any Company or any Subsidiary has become obligated to purchase or repay Indebtedness before its regular maturity or before its regularly scheduled dates of payment in an aggregate outstanding principal amount of at least $1,000,000, or (y) one or more Persons have the right to require any Company or any Subsidiary to purchase or repay Indebtedness in an aggregate outstanding principal amount of at least $1,000,000 before its regular maturity or before its regularly scheduled dates of payment; or

(g)           any Company or any Subsidiary (i) is generally not paying, or admits in writing its inability to pay, its debts as they become due, (ii) files, or consents by answer or otherwise to the filing against it of, a petition for relief or reorganization or arrangement or any other petition in bankruptcy, for liquidation or to take advantage of any bankruptcy, insolvency, reorganization, moratorium or other similar law of any jurisdiction, (iii) makes an assignment for the benefit of its creditors, (iv) consents to the appointment of a custodian, receiver, trustee or other officer with similar powers with respect to it or with respect to any substantial part of its property, (v) is adjudicated as insolvent or to be liquidated, or (vi) takes corporate action for the purpose of any of the foregoing; or

(h)           a court or other Governmental Authority of competent jurisdiction enters an order appointing, without consent by any Company or any of its Subsidiaries, a custodian, receiver, trustee or other officer with similar powers with respect to it or with respect to any substantial part of its property, or constituting an order for relief or approving a petition for relief or reorganization or any other petition in bankruptcy or for liquidation or to take advantage of any bankruptcy or insolvency law of any jurisdiction, or ordering the dissolution, winding-up or liquidation of any Company or any of its Subsidiaries, or any such petition shall be filed against any Company or any of its Subsidiaries and such petition shall not be dismissed within 60 days; or

(i)            one or more final judgments or orders for the payment of money aggregating in excess of $1,000,000, including, without limitation, any such final order enforcing a binding arbitration decision, are rendered against one or more of any Company and its Subsidiaries and which judgments are not, within 60 days after entry thereof, bonded, discharged or stayed pending appeal, or are not discharged within 60 days after the expiration of such stay;

(j)             if (i) any Plan shall fail to satisfy the minimum funding standards of ERISA or the Code for any plan year or part thereof or a waiver of such standards or extension of any amortization period is sought or granted under section 412 of the Code, (ii) a notice of intent to terminate any Plan shall have been or is reasonably expected to be filed with the PBGC or the PBGC shall have instituted proceedings under ERISA section 4042 to terminate or appoint a trustee to administer any Plan or the PBGC shall have notified any Company or any ERISA Affiliate that a Plan may become a subject of any such proceedings, (iii) the aggregate “amount of unfunded benefit liabilities” (within the meaning of section 4001(a)(18) of ERISA) under all Plans, determined in accordance with Title IV of ERISA, shall exceed $500,000, (iv) any Company or any ERISA Affiliate shall have incurred or is reasonably expected to incur any liability pursuant to Title I or IV of ERISA or the penalty or excise tax provisions of the Code relating to employee benefit plans, (v) any Company or any ERISA Affiliate withdraws from any Multiemployer Plan, or (vi) any Company or any Subsidiary establishes or amends any employee welfare benefit plan that provides post-employment welfare benefits in a manner that would increase the liability of any Company or any Subsidiary thereunder; and any such event or events described in clauses (i) through (vi) above, either individually or together with any other such event or events, could reasonably be expected to result in any liability by any Company or any member of the Controlled Group in excess of $500,000.  As used in this Section 11(j), the terms “employee benefit plan” and “employee welfare benefit plan” shall have the respective meanings assigned to such terms in section 3 of ERISA;

(k)           a Change of Control shall occur;

(l)            any Company shall contest in any manner the validity, binding nature or enforceability of Section 23, or the Obligations of any Company hereunder are not or cease to be legal, valid, binding and enforceable in accordance with the terms hereof;

(m)          any material provision of any of the Note Documents (other than provisions relating to the creation, validity, or perfection of a Lien) shall for any reason cease to be valid, binding and enforceable with respect to any Company hereto or thereto in accordance with its terms, or any such Company shall challenge the enforceability hereof or thereof, or shall assert in writing, or take any action or fail to take any action based on the assertion that any material provision of any of the Note Documents (other than provisions relating to the creation, validity, or perfection of a Lien) has ceased to be or is otherwise not valid, binding or enforceable in accordance with its terms;

(n)           any Lien created hereunder or provided for under any other Note Document in any Collateral having a value in excess of $750,000 for any reason ceases to be or is not a valid and perfected Lien having a first priority interest, except for Permitted Encumbrances;

(o)           except for Permitted Encumbrances, issuance of a notice of Lien, levy, assessment, injunction or attachment against any property of any Company or any of its Subsidiaries having an aggregate value that is Material which is not stayed or bonded pending appeal or lifted within thirty (30) days;

(p)           any portion of the Collateral having an aggregate value that is Material shall be seized or taken by a Governmental Body, or any Company or the title and rights of any Company in and to any portion of the Collateral having an aggregate value in excess of $100,000 shall have become the subject matter of litigation which might, in the opinion of the Required Holders, upon final determination, result in impairment or loss of the security provided by this Agreement or the other Note Documents;

(q)           the indictment by any Governmental Authority of any Company or any Subsidiary of any Company of which any Company, such Subsidiary or any Holder receives notice, in either case, as to which there is a reasonable possibility of an adverse determination, in the good faith determination of the Required Holders, under any criminal statute, or commencement or threatened commencement of criminal proceedings against such Company or such Subsidiary, pursuant to which criminal statute or proceedings the penalties or remedies sought or available include forfeiture of (a) any of the Collateral having a value in excess of $500,000 or (b) any other property of the Companies and their Subsidiaries taken as a whole, which is necessary or material to the conduct of any Company’s business or the Companies and their Subsidiaries taken as a whole;

(r)            the operations of any Company’s or any Subsidiary’s facilities is interrupted in any material respect by virtue of any determination, ruling, decision, decree or order of any court or Governmental Authority of competent jurisdiction, and such interruption could reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect; or

(s)           any Material Adverse Change shall occur.

SECTION 12.  Remedies on Default, Etc.

Section 12.1.   Acceleration.

(a)           (a)  If an Event of Default with respect to any Company described in Section 11(g) or (h) (other than an Event of Default described in clause (i) of Section 11(g) or described in clause (vi) of Section 11(g) by virtue of the fact that such clause encompasses clause (i) of Section 11(g)) has occurred, (x) all the Notes then outstanding shall automatically become immediately due and payable and (y) the Revolving Commitment shall automatically and immediately be terminated without notice of any kind, which is hereby waived by each Company.

(b)           If any other Event of Default has occurred and is continuing, (x) Required Holders may at any time at its or their option, by notice or notices to the Company Representative, declare all the Notes then outstanding to be immediately due and payable and (y) Holders of more than 50% of the aggregate principal amount of the Revolving Notes then outstanding may at its or their option, by notice or notices to the Company, declare that the Revolving Commitment be terminated and the Revolving Commitment shall thereupon become immediately terminated, without any notice (except as expressly provided in this clause (b)) of any kind, which is hereby waived by each Company.

(c)            If any Event of Default described in Section 11(a) or (b) has occurred and is continuing, any Holder or Holders at the time outstanding (other than any Company or any Affiliate of any of them) may at any time, at its or their option, by notice or notices to the Company Representative, declare all the Notes held by it or them to be immediately due and payable.

(d)           Upon any Notes becoming due and payable under this Section 12.1, whether automatically or by declaration, such Notes will forthwith mature and the entire unpaid principal amount of such Notes, plus (x) all accrued and unpaid interest thereon (including, but not limited to, interest accrued thereon at the Default Rate) and (y) the Yield Maintenance Amount determined in respect of such principal amount (to the full extent permitted by applicable law) and any Breakage Cost Obligations, shall all be immediately due and payable, in each and every case without presentment, demand, protest or further notice, all of which are hereby waived.  Each Company acknowledges, and the parties hereto agree, that each Holder has the right to maintain its investment in the Notes free from repayment by such Company (except as herein specifically provided for) and that the provision for payment of a Yield Maintenance Amount and/or Breakage Cost Obligations by such Company in the event that the Notes are prepaid or are accelerated as a result of an Event of Default, is intended to provide compensation for the deprivation of such right under such circumstances.

Section 12.2.  Other Remedies.  If any Default or Event of Default has occurred and is continuing, and irrespective of whether any Notes have become or have been declared immediately due and payable under Section 12.1, the Holder at the time outstanding may proceed to protect and enforce the rights of such Holder by an action at law, suit in equity or other appropriate proceeding, whether for the specific performance of any agreement contained herein or in any other Note Document, or for an injunction against a violation of any of the terms hereof or thereof, or in aid of the exercise of any power granted hereby or thereby or by law or otherwise or the Collateral Agent may exercise any rights or remedies under the Note Documents in accordance with the provisions thereof.  No remedy conferred in this Agreement or the other Note Documents upon the Holder or the Collateral Agent is intended to be exclusive of any other remedy, and each and every such remedy shall be cumulative and shall be in addition to every other remedy conferred herein or now or hereafter existing at law or in equity or by statute or otherwise.

Section 12.3.   Rescission.  At any time after any Notes have been declared due and payable pursuant to Section 12.1(b) or (c), the Holders of not less than 51% in principal amount of the Term Notes and not less than 51% of the Revolving Notes then outstanding, by written notice to the Company Representative, may rescind and annul any such declaration and its consequences if (a) the Companies have paid all principal of, interest and fees on, any Break Cost Obligations and Yield Maintenance Amount, if any, on any Notes that are due and payable and are unpaid other than by reason of such declaration, (b) neither any Company nor any other Person shall have paid any amounts which have become due solely by reason of such declaration, (c) all Events of Default and Defaults, other than non-payment of amounts that have become due solely by reason of such declaration, have been cured or have been waived pursuant to Section 17, and (d) no judgment or decree has been entered for the payment of any monies due pursuant hereto or to the Notes or any other Note Documents.  No rescission and annulment under this Section 12.3 will extend to or affect any subsequent Event of Default or Default or impair any right consequent thereon.

Section 12.4.  No Waivers or Election of Remedies, Expenses, Etc.  No course of dealing and no delay on the part of any Holder in exercising any right, power or remedy shall operate as a waiver thereof or otherwise prejudice such Holder’s rights, powers or remedies.  No right, power or remedy conferred by this Agreement or any other Note Document upon any Holder thereof shall be exclusive of any other right, power or remedy referred to herein or therein or now or hereafter available at law, in equity, by statute or otherwise.  Without limiting the obligations of each Company under Section 15, each Company will pay to the Holder on demand such further amount as shall be sufficient to cover all costs and expenses of such Holder incurred in any enforcement or collection under this Section 12, including, without limitation, reasonable attorneys’ fees, expenses and disbursements.

SECTION 13.  Registration; Exchange; Substitution of Notes.

Section 13.1.   Registration of Notes.  The Company Representative shall keep at its principal executive office a register for the registration and registration of transfers of Notes.  The name and address of each Holder, each transfer thereof and the name and address of each transferee of one or more Notes shall be registered in such register.  If any Holder is a nominee, then (a) the name and address of the beneficial owner of such Note or Notes shall also be registered in such register as an owner and Holder thereof and (b) at any such beneficial owner’s option, either such beneficial owner or its nominee may execute any amendment, waiver or consent pursuant to this Agreement.  Prior to due presentment for registration of transfer, the Person(s) in whose name any Note(s) shall be registered shall be deemed and treated as the owner and holder thereof for all purposes hereof, and each Company shall not be affected by any notice or knowledge to the contrary.  The Company Representative shall give to any Institutional Investor promptly upon request therefor, a complete and correct copy of the names and addresses of all registered Holders.

Section 13.2.  Transfer and Exchange of Notes.  Upon surrender of any Note to the Company Representative at the address and to the attention of the designated officer (all as specified in Section 18(iii)), for registration of transfer or exchange (and in the case of a surrender for registration of transfer accompanied by a written instrument of transfer duly executed by the registered Holder or such Holder’s attorney duly authorized in writing and accompanied by the relevant name, address and other information for notices of each transferee of such Note or part thereof), within ten Business Days thereafter, each Company shall execute and deliver, at the joint and several expense of the Companies (except as provided below), one or more new Notes (as requested by the Holder thereof) in exchange therefor, in an aggregate principal amount equal to the unpaid principal amount of the surrendered Note.  Each such new Note shall be payable to such Person as such Holder may request and shall be substantially in the form of Exhibit A-1 (with respect to each new Term Notes) or Exhibit A-2 (with respect to each new Revolving Notes).  Each such new Note shall be dated and bear interest from the date to which interest shall have been paid on the surrendered Note or dated the date of the surrendered Note if no interest shall have been paid thereon.  Each Company may require payment of a sum sufficient to cover any stamp tax or governmental charge imposed in respect of any such transfer of Notes.  Notes shall not be transferred in denominations of less than $250,000, provided that if necessary to enable the registration of transfer by a Holder of its entire holding of Notes, one Note may be in a denomination of less than $250,000.  Any transferee, by its acceptance of a Note registered in its name (or the name of its nominee), shall be deemed to have made the representation set forth in Section 6.2.  Notwithstanding anything to the contrary contained in this Agreement or the other Note Documents, in no event shall the Holders sell, transfer or assign the Notes to any Competitor.

Section 13.3.   Replacement of Notes.  Upon receipt by the Company Representative at the address and to the attention of the designated officer (all as specified in Section 18(iii)) of evidence reasonably satisfactory to it of the ownership of and the loss, theft, destruction or mutilation of any Note (which evidence shall be notice from such Holder of such ownership and such loss, theft, destruction or mutilation), and

(a)            in the case of loss, theft or destruction, of indemnity reasonably satisfactory to it (provided that if the Holder is, or is a nominee for, an original Purchaser or another Holder with a minimum net worth of at least $25,000,000 or a Qualified Institutional Buyer, such Person’s own unsecured agreement of indemnity shall be deemed to be satisfactory), or

(b)            in the case of mutilation, upon surrender and cancellation thereof, within ten Business Days thereafter, the Companies at their own joint and several expense, shall execute and deliver, in lieu thereof, a new Note, dated and bearing interest from the date to which interest shall have been paid on such lost, stolen, destroyed or mutilated Note or dated the date of such lost, stolen, destroyed or mutilated Note if no interest shall have been paid thereon.

SECTION 14.  Payments on Notes.

Section 14.1.  Place of Payment.  Subject to Section 14.2, payments of principal, Yield Maintenance Amount and Breakage Cost Obligations, if any, and interest and fees due and payable on the Notes or otherwise payable under any Note Documents shall be made in New York, New York at the principal office of JPMorgan Chase Bank, N.A. in such jurisdiction.  The Company Representative may at any time, by notice to each Holder, change the place of payment of the Notes so long as such place of payment shall be either the principal office of the Company Representative in such jurisdiction or the principal office of a bank or trust company in such jurisdiction.

Section 14.2.  Home Office Payment.  So long as any Purchaser or its nominee shall be the Holder, and notwithstanding anything contained in Section 14.1 or in such Note to the contrary, each Company will pay all sums becoming due on such Note for principal, Yield Maintenance Amount and Breakage Cost Obligations, if any, and interest and fees due and payable on the Notes or otherwise payable under any Note Documents by the method and at the address specified for such purpose below such Purchaser’s name in Schedule B, or by such other method or at such other address as such Purchaser shall have from time to time specified to the Company in writing for such purpose, without the presentation or surrender of such Note or the making of any notation thereon, except that upon written request of the Company Representative made concurrently with or reasonably promptly after payment or prepayment in full of any Note, such Purchaser shall surrender such Note for cancellation, reasonably promptly after any such request, to the Company Representative at its principal executive office or at the place of payment most recently designated by the Company Representative pursuant to Section 14.1.  Prior to any sale or other disposition of any Note held by a Purchaser or its nominee, such Purchaser will, at its election, either endorse thereon the amount of principal paid thereon and the last date to which interest has been paid thereon or surrender such Note to the Company Representative in exchange for a new Note or Notes pursuant to Section 13.2.  Each Company will afford the benefits of this Section 14.2 to any direct or indirect transferee of any Note purchased by a Purchaser under this Agreement and that has made the same agreement relating to such Note as the Purchasers have made in this Section 14.2.

Section 14.3.  Payments Due on Non-Business Days.  Anything in this Agreement or the Notes to the contrary notwithstanding, (x) subject to clause (y), any payment of interest on any Note that is due on a date that is not a Business Day shall be made on the next succeeding Business Day without including the additional days elapsed in the computation of the interest payable on such next succeeding Business Day; provided, however, that if the maturity date of any Note is a date other than a Business Day, and such payment of interest is made on the next succeeding Business Day, such payment shall include the additional days elapsed in the computation of interest payable on such next succeeding Business Day, and (y) any payment of principal of or Yield Maintenance Amount on any Note or fees or Breakage Cost Obligations due hereunder (including principal due on the Maturity Date of such Note) that is due on a date that is not a Business Day shall be made on the next succeeding Business Day and shall include the additional days elapsed in the computation of interest payable on such next succeeding Business Day.

Section 14.4.   Payments, When Received.  Any payment to be made to the Holders hereunder or under any other Note Documents shall be deemed to have been made on the Business Day such payment actually becomes available at such Holder’s bank prior to the close of business of such bank, provided that interest for one day at the non-default interest rate of the Notes shall be due on the amount of any such payment that actually becomes available to such Holder at such Holder’s bank after 1:00 p.m. (local time of such bank).

SECTION 15.  Expenses, Indemnification, Etc.

Section 15.1.   Transaction Expenses.  Whether or not the transactions contemplated hereby are consummated, each Company will pay all costs and expenses (including reasonable attorneys’ fees of a special counsel and, if reasonably required by the Required Holders, local or other counsel) incurred by the Purchasers and each other Holder in connection with such transactions and in connection with any amendments, waivers, consents, restructurings or workouts under or in respect of this Agreement or any other Note Document (whether or not such amendment, waiver or consent becomes effective), including, without limitation: (a) the costs and expenses incurred in enforcing or defending (or determining whether or how to enforce or defend) any rights under this Agreement or any other Note Document or in responding to any subpoena or other legal process or informal investigative demand issued in connection with this Agreement or any other Note Document, or by reason of being a Holder, (b) the costs and expenses incurred by the Collateral Agent or Required Holders in connection with any appraisals, field examinations, collateral analysis or monitoring or other business analysis conducted by outside Persons in connection with this Agreement and the other Note Documents (it being understood that the Companies shall not be responsible for more than (i) one (1) appraisal of Inventory during such year unless an Event of Default has occurred and is continuing, in which case each Company shall be responsible for such appraisals of Inventory as the Required Holders may request; and (ii) three (3) field examinations during such year unless an Event of Default has occurred and is continuing, in which case each Company shall be responsible for such field examinations as the Required Holders may request), or to the extent that the Companies do not maintain the insurance policies required hereunder, the cost incurred by the Collateral Agent or Holders in obtaining such insurance, (c) the costs and expenses, including financial advisors’ fees, incurred in connection with the insolvency or bankruptcy of any Company or any Subsidiary or in connection with any work-out or restructuring of the transactions contemplated hereby and by the other Note Documents, and (d) the costs and expenses incurred in connection with the initial filing of this Agreement and all related documents and financial information with the SVO; provided, that such costs and expenses under this clause (d) shall not exceed $3,500.  Each Company will pay, and will save each Purchaser and each other Holder harmless from, (i) all claims in respect of any fees, costs or expenses, if any, of brokers and finders (other than those, if any, retained by a Purchaser or other Holder in connection with its purchase of the Notes) and (ii) any and all wire transfer fees that any bank deducts from any payment under such Note to such Holder or otherwise charges to a Holder with respect to a payment under such Note.

Section 15.2.   Indemnification. Each Company shall indemnify the Collateral Agent, each Holder and each Related Party of any of the foregoing Persons (each such Person being called an “Indemnitee”) against, and hold each Indemnitee harmless from, any and all losses, claims, damages, penalties, liabilities and related expenses, including the reasonable fees, charges and disbursements of any counsel for any Indemnitee, incurred by or asserted against any Indemnitee arising out of, in connection with, or as a result of (i) the execution or delivery of this Agreement or any other Note Document or any agreement or instrument contemplated hereby or thereby, the performance by the parties hereto or the parties to any other Note Document of their respective obligations hereunder or thereunder or the consummation of the transactions contemplated hereby or thereby, (ii) any Note, the use of the proceeds thereof, and the Collateral (including the ownership, collection, possession, use or operation thereof), (iii) any actual or alleged presence or release of Hazardous Materials on or from any property owned or operated by any Company or any of its Subsidiaries, or any Environmental Liability related in any way to any Company, any of its Subsidiaries, or any Collateral, or (iv) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory, whether or not any Indemnitee is a party thereto; provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, penalties, liabilities or related expenses are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from the gross negligence or willful misconduct of such Indemnitee.   To the extent that any Company fails to pay any amount required to be paid by it to the Collateral Agent under this Section 15.2, each Holder severally agrees to pay to the Collateral Agent its pro rata share (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought) of such unpaid amount; provided that the unreimbursed expense or indemnified loss, claim, damage, penalty, liability or related expense, as the case may be, was incurred by or asserted against the Collateral Agent in its capacity as such.  To the extent permitted by applicable law, each Company shall not assert, and each Company hereby waives, any claim against any Indemnitee, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement or any other Note Document or any agreement or instrument contemplated hereby or thereby, the transactions contemplated by this Agreement or any Note or the use of the proceeds thereof.  All amounts due under this Section shall be payable not later than five Business Days after written demand therefor.

Section 15.3.   Survival.  The obligations of each Company under this Section 15 will survive the payment or transfer of any Note, the enforcement, amendment or waiver of any provision of this Agreement or any other Note Document, and the termination of this Agreement.

SECTION 16.  Survival of Representations and Warranties; Entire Agreement.

All representations and warranties contained herein shall survive the execution and delivery of this Agreement and the Notes, the purchase or transfer by any Purchaser of any Note or portion thereof or interest therein and the payment of any Note, and may be relied upon by any subsequent Holder, regardless of any investigation made at any time by or on behalf of such Purchaser or any other Holder.  All statements contained in any certificate or other instrument delivered by or on behalf of any Company pursuant to this Agreement shall be deemed representations and warranties of each Company under this Agreement.  Subject to the preceding sentence, this Agreement, the Notes and any Subsidiary Guaranties embody the entire agreement and understanding between each Purchaser and each Company and supersede all prior agreements and understandings relating to the subject matter hereof.

SECTION 17.  Amendment and Waiver.

Section 17.1.  Requirements.  This Agreement and the Notes may be amended, and the observance of any term hereof or of the Notes may be waived (either retroactively or prospectively), only with the written consent of each Company and the Required Holders, except that:

(a)            no amendment or waiver of any of Sections 1, 2, 3, 4, 5, 6 or 21 hereof, or any defined term (as it is used therein), will be effective as to any Purchaser unless consented to by such Purchaser in writing;

(b)            no amendment or waiver may, without the written consent of each Purchaser and the Holder at the time outstanding, (i) subject to Section 12 relating to acceleration or rescission, change the amount or time of any prepayment or payment of principal of, or reduce the rate or change the time of payment or method of computation of (x) interest or fees on the Notes or (y) the Yield Maintenance Amount or Breakage Cost Obligations, (ii) change the percentage of the principal amount of the Notes the Holders of which are required to consent to any amendment or waiver, (iii) amend any of Sections 8 (except as set forth in the second sentence of Section 8.2 and Section 17.1(c)), 11(a), 11(b), 12, 17 or 20) or (iv) release all or substantially all of the Companies from their obligations hereunder, or release all or substantially all of the Collateral; and

(c)            Section 8.5 may be amended or waived to permit offers to purchase made by any Company or an Affiliate pro rata to the Holders at the time outstanding upon the same terms and conditions only with the written consent of the Company Representative and the Super-Majority Holders.

Section 17.2.   Solicitation of Holders.

(a)            Solicitation. Each Company will provide each Holder with sufficient information, sufficiently far in advance of the date a decision is required, to enable such Holder to make an informed and considered decision with respect to any proposed amendment, waiver or consent in respect of any of the provisions hereof or of the other Note Documents.  The Company Representative will deliver executed or true and correct copies of each amendment, waiver or consent effected pursuant to this Section 17 or the other Note Documents to each Holder promptly following the date on which it is executed and delivered by, or receives the consent or approval of, the requisite Holders.

(b)           Payment. Each Company will not directly or indirectly pay or cause to be paid any remuneration, whether by way of supplemental or additional interest, fee or otherwise, or grant any security or provide other credit support, to any Holder as consideration for or as an inducement to the entering into by such Holder of any waiver or amendment of any of the terms and provisions hereof or of the other Note Documents unless such remuneration is concurrently paid, or security is concurrently granted or other credit support concurrently provided, on the same terms, ratably to each Holder even if such Holder did not consent to such waiver or amendment.

(c)           Consent in Contemplation of Transfer.  Any consent given pursuant to this Section 17 or the other Note Documents by a Holder that has transferred or has agreed to transfer its Note to any Company, any Subsidiary or any Affiliate of a Company (either pursuant to a waiver under Section 17.1(c) or subsequent to Section 8.5 having been amended pursuant to Section 17.1(c)) in connection with such consent shall be void and of no force or effect except solely as to such Holder, and any amendments effected or waivers granted or to be effected or granted that would not have been or would not be so effected or granted but for such consent (and the consents of all other Holders that were acquired under the same or similar conditions) shall be void and of no force or effect except solely as to such Holder.

Section 17.3.   Binding Effect, etc.  Any amendment or waiver consented to as provided in this Section 17 or the other Note Documents applies equally to all Holders and is binding upon them and upon each future Holder and upon each Company without regard to whether such Note has been marked to indicate such amendment or waiver.  No such amendment or waiver will extend to or affect any obligation, covenant, agreement, Default or Event of Default not expressly amended or waived or impair any right consequent thereon.  No course of dealing between any Company and any Holder and no delay in exercising any rights hereunder or under the other Note Documents shall operate as a waiver of any rights of any Holder.

Section 17.4.   Notes Held by any Company, etc. Solely for the purpose of determining whether the Holders of the requisite percentage of the aggregate principal amount of Notes then outstanding approved or consented to any amendment, waiver or consent to be given under this Agreement or under the other Note Documents, or have directed the taking of any action provided herein or in any other Note Document to be taken upon the direction of the Holders of a specified percentage of the aggregate principal amount of Notes then outstanding, Notes directly or indirectly owned by any Company or any of its Affiliates shall be deemed not to be outstanding.

SECTION 18.  Notices.

Except to the extent otherwise provided in Section 7.4, all notices and communications provided for hereunder shall be in writing and sent (a) by telecopy if the sender on the same day sends a confirming copy of such notice by an internationally recognized overnight delivery service (charges prepaid), or (b) by registered or certified mail with return receipt requested (postage prepaid), or (c) by an internationally recognized overnight delivery service (with charges prepaid).  Any such notice must be sent:

(i)               if to any Purchaser or its nominee, to such Purchaser or nominee at the address specified for such communications in Schedule B, or at such other address as such Purchaser or nominee shall have specified to the Company Representative in writing,

(ii)             if to any other Holder, to such Holder at such address as such other Holder shall have specified to the Company Representative in writing, or

(iii)            if to any Company, to the Company Representative at its address set forth at the beginning hereof to the attention of Mark Castaneda and David Mills, with a copy to each, or at such other address or to such other Person as the Company Representative shall have specified to the Holders in writing.

Notices and other communications to the Purchaser and any Holder hereunder may be delivered or furnished by electronic communications (including e-mail and internet or intranet websites) pursuant to procedures approved by the Required Holders.  The Required Holders may, in their discretion, agree that the Holders will accept notices and other communications hereunder by electronic communications pursuant to procedures approved by the Required Holders; provided that approval of such procedures may be limited to particular notices or communications. All such notices and other communications (i) sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement); provided that if not given during the normal business hours of the recipient, such notice or communication shall be deemed to have been given at the opening of business on the next Business Day for the recipient, and (ii) posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient at its e-mail address as described in the foregoing clause (b)(i) of notification that such notice or communication is available and identifying the website address therefor; provided that if not given during the normal business hours of the recipient, such notice or communication shall be deemed to have been given at the opening of business on the next Business Day for the recipient.  Notwithstanding anything on any Workspace (as defined in Section 20) to the contrary, the confidentiality provisions of Section 20 shall govern and control all communications hereunder or under any other Note Document.

Notices under this Section 18 will be deemed given only when actually received.

SECTION 19.  Reproduction of Documents.

This Agreement and all documents relating thereto, including, without limitation, (a) consents, waivers and modifications that may hereafter be executed, (b) documents received by any Purchaser at the Closing (except the Notes themselves), and (c) financial statements, certificates and other information previously or hereafter furnished to any Purchaser, may be reproduced by such Purchaser by any photographic, photostatic, electronic, digital, or other similar process and such Purchaser may destroy any original document so reproduced.  Each Company agrees and stipulates that, to the extent permitted by applicable law, any such reproduction shall be admissible in evidence as the original itself in any judicial or administrative proceeding (whether or not the original is in existence and whether or not such reproduction was made by such Purchaser in the regular course of business) and any enlargement, facsimile or further reproduction of such reproduction shall likewise be admissible in evidence.  This Section 19 shall not prohibit any Company or any other Holder from contesting any such reproduction to the same extent that it could contest the original, or from introducing evidence to demonstrate the inaccuracy of any such reproduction.

SECTION 20.  Confidential Information.

For the purposes of this Section 20, “Confidential Information” means information delivered to any Purchaser by or on behalf of any Company or any Subsidiary in connection with the transactions contemplated by or otherwise pursuant to this Agreement that is proprietary in nature and that was clearly marked or labeled or otherwise adequately identified when received by such Purchaser as being confidential information of such Company or such Subsidiary, provided that such term does not include information that (a) was publicly known or otherwise known to such Purchaser prior to the time of such disclosure, (b) subsequently becomes publicly known through no act or omission by such Purchaser or any Person acting on such Purchaser’s behalf, (c) otherwise becomes known to such Purchaser other than through disclosure by any Company or any Subsidiary or (d) constitutes financial statements delivered to such Purchaser under Section 7.1 that are otherwise publicly available.  Each Purchaser will maintain the confidentiality of such Confidential Information in accordance with procedures adopted by such Purchaser in good faith to protect confidential information of third parties delivered to such Purchaser, provided that such Purchaser may deliver or disclose Confidential Information to (i) its directors, officers, employees, agents, attorneys, trustees and affiliates (to the extent such disclosure reasonably relates to the administration of the investment represented by its Notes), (ii) its auditors, financial advisors and other professional advisors who agree to hold confidential the Confidential Information substantially in accordance with this Section 20, (iii) any other Holder, (iv) any Person to which it sells or offers to sell such Note or any part thereof or any participation therein (if such Person has agreed in writing prior to its receipt of such Confidential Information to be bound by this Section 20), (v) any Person from which it offers to purchase any Security of such Company (if such Person has agreed in writing prior to its receipt of such Confidential Information to be bound by this Section 20), (vi) any federal or state regulatory authority having jurisdiction over such Purchaser, (vii) the NAIC or the SVO or, in each case, any similar organization, or any nationally recognized rating agency that requires access to information about such Purchaser’s investment portfolio, or (viii) any other Person to which such delivery or disclosure may be necessary or appropriate (w) to effect compliance with any law, rule, regulation or order applicable to such Purchaser, (x) in response to any subpoena or other legal process, (y) in connection with any litigation to which such Purchaser is a party or (z) if an Event of Default has occurred and is continuing, to the extent such Purchaser may reasonably determine such delivery and disclosure to be necessary or appropriate in the enforcement or for the protection of the rights and remedies under this Agreement and the other Note Documents.  Each Holder, by its acceptance of a Note, will be deemed to have agreed to be bound by and to be entitled to the benefits of this Section 20 as though it were a party to this Agreement.  On reasonable request by the Company Representative in connection with the delivery to any Holder of information required to be delivered to such Holder under this Agreement or requested by such Holder (other than a Holder that is a party to this Agreement or its nominee), such Holder will enter into an agreement with the Company Representative embodying this Section 20.

In the event that as a condition to receiving access to information relating to any Company or its Subsidiaries in connection with the transactions contemplated by or otherwise pursuant to this Agreement, any Purchaser or Holder is required to agree to a confidentiality undertaking (whether through IntraLinks, another secure website, a secure virtual workspace or otherwise) which is different from this Section 20, this Section 20 shall not be amended thereby and, as between such Purchaser or such Holder and such Company, this Section 20 shall supersede any such other confidentiality undertaking.

In the event of any inconsistency between this Agreement and any statement contained in or transmitted with the Confidential Information, or required to agree to as a condition to access any Confidential Information, including, without limitation, any Confidential Information transmitted pursuant to a virtual workspace or website (any such virtual workspace or website, a “Workspace”), this Agreement shall control, notwithstanding any term or provision contained in any such Workspace indicating that the term and  provision of such Workspace shall control, and notwithstanding any requirement or condition for entry into such workspace, including, without limitation, the requirement to click "I Agree" or like condition, which shall neither amend nor supplement (or be deemed to amend or supplement) either this Agreement or this provision.

SECTION 21.  Miscellaneous.

Section 21.1.  Successors and Assigns.  All covenants and other agreements contained in this Agreement by or on behalf of any of the parties hereto bind and inure to the benefit of their respective successors and assigns (including, without limitation, any subsequent Holder) whether so expressed or not.

Section 21.2.  Accounting Terms.  All accounting terms used herein which are not expressly defined in this Agreement have the meanings respectively given to them in accordance with GAAP.  Except as otherwise specifically provided herein, (i) all computations made pursuant to this Agreement shall be made in accordance with GAAP, and (ii) all financial statements shall be prepared in accordance with GAAP.  For purposes of determining compliance with this Agreement (including, without limitation, Section 9, Section 10 and the definition of “Indebtedness”), any election by the Company Representative to measure any financial liability using fair value (as permitted by Financial Accounting Standards Board Accounting Standards Codification Topic No. 825-10-25 – Fair Value Option, International Accounting Standard 39 – Financial Instruments: Recognition and Measurement or any similar accounting standard) shall be disregarded and such determination shall be made as if such election had not been made.

Section 21.3.   Severability.  Any provision of this Agreement that is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall (to the full extent permitted by law) not invalidate or render unenforceable such provision in any other jurisdiction.

Section 21.4. Construction, etc.  Each covenant contained herein shall be construed (absent express provision to the contrary) as being independent of each other covenant contained herein, so that compliance with any one covenant shall not (absent such an express contrary provision) be deemed to excuse compliance with any other covenant.  Where any provision herein refers to action to be taken by any Person, or which such Person is prohibited from taking, such provision shall be applicable whether such action is taken directly or indirectly by such Person.

Section 21.5.  Counterparts.  This Agreement may be executed in any number of counterparts, each of which shall be an original but all of which together shall constitute one instrument.  Each counterpart may consist of a number of copies hereof, each signed by less than all, but together signed by all, of the parties hereto.

Section 21.6.  Governing Law.  This Agreement shall be construed and enforced in accordance with, and the rights of the parties shall be governed by, the law of the State of New York excluding choice‑of‑law principles of the law of such State that would permit the application of the laws of a jurisdiction other than such State.

Section 21.7.   Jurisdiction and Process; Waiver of Jury Trial.

(a)           Each Company irrevocably submits to the non-exclusive jurisdiction of any New York State or federal court sitting in the Borough of Manhattan, The City of New York, over any suit, action or proceeding arising out of or relating to this Agreement or the Notes.  To the fullest extent permitted by applicable law, each Company irrevocably waives and agrees not to assert, by way of motion, as a defense or otherwise, any claim that it is not subject to the jurisdiction of any such court, any objection that it may now or hereafter have to the laying of the venue of any such suit, action or proceeding brought in any such court and any claim that any such suit, action or proceeding brought in any such court has been brought in an inconvenient forum.

(b)           Each Company consents to process being served by or on behalf of any Holder in any suit, action or proceeding of the nature referred to in Section 21.7(a) by mailing a copy thereof by registered or certified mail (or any substantially similar form of mail), postage prepaid, return receipt requested, to it at its address specified in Section 18 or at such other address of which such Holder shall then have been notified pursuant to said Section.  each Company agrees that such service upon receipt (i) shall be deemed in every respect effective service of process upon it in any such suit, action or proceeding and (ii) shall, to the fullest extent permitted by applicable law, be taken and held to be valid personal service upon and personal delivery to it.  Notices hereunder shall be conclusively presumed received as evidenced by a delivery receipt furnished by the United States Postal Service or any reputable commercial delivery service.

(c)            Nothing in this Section 21.7 shall affect the right of any Holder to serve process in any manner permitted by law, or limit any right that the Holders may have to bring proceedings against any Company in the courts of any appropriate jurisdiction or to enforce in any lawful manner a judgment obtained in one jurisdiction in any other jurisdiction.

(d)           The parties hereto hereby waive trial by jury in any action brought on or with respect to this Agreement, the Notes or any other document executed in connection herewith or therewith.

Section 21.8.   Transaction References. Each Company agrees that Prudential Capital Group may (a) refer to its role in originating the purchase of the Notes from each Company, as well as the identity of such Company and the aggregate principal amount and issue date of the Notes, on its internet site or in marketing materials, press releases, published “tombstone” announcements or any other print or electronic medium and (b) display such Company’s corporate logo in conjunction with any such reference.

SECTION 22.  THE COLLATERAL AGENT.

Section 22.1.   Appointment, Powers and Rights.  Subject to Section 22.7, the Purchasers hereby irrevocably appoint and authorize The Prudential Insurance Company of America to act as the Collateral Agent under the Note Documents, to exercise such powers as are expressly delegated to the Collateral Agent by the terms of this Section 22.1 and the Note Documents (and such other powers as are reasonably incidental thereto) and to discharge the duties of the Collateral Agent set out in the Note Documents.  Prudential hereby accepts such appointment and agrees to perform such duties, subject to the provisions of this Section 22.  The Collateral Agent shall not have any duties or responsibilities except those expressly set forth in this Section 22 and the other Note Documents, and no implied duties or obligations shall be read into this Agreement against the Collateral Agent.

Section 22.2.   Certain Rights, Duties and Responsibilities of Collateral Agent.

(a)           Undertakings.

(i)              (i) If no Event of Default exists, the Collateral Agent shall, to the extent so directed by the provisions of this Agreement or by the Required Holders, perform such duties and only such duties as are specifically set forth in this Agreement and the other Note Documents, and no implied covenants or obligations shall be read into this Agreement and the other Note Documents, against the Collateral Agent.

(ii)             If an Event of Default exists, the Collateral Agent shall, to the extent expressly so directed by the Required Holders, exercise any one or more of the rights and powers vested in it by the Note Documents for the benefit of the Holders.

(iii)            Whether or not an Event of Default exists, the Required Holders shall have the right, by an instrument or instruments in writing executed and delivered to the Collateral Agent and providing for indemnity pursuant to Section 22.4(e) hereof, to direct the method and place of conducting proceedings to be taken under any Note Document; provided that such direction shall not be otherwise than in accordance with applicable law and this Agreement.

(b)           No Exculpation.  No provision of this Agreement shall be construed to relieve the Collateral Agent from liability for its own gross negligence or willful misconduct, except that:

(i)         this Section 22.2(b) shall not be construed to limit the effect of Section 22.2(a);

(ii)        the Collateral Agent shall not be liable for any error of judgment made in good faith by an officer or by an employee of the Collateral Agent delegated responsibility for such judgment with due care unless it shall be proved that the Collateral Agent was grossly negligent in ascertaining the pertinent facts; and

(iii)            the Collateral Agent shall not be liable to any Holder with respect to any action taken or omitted to be taken by it, in good faith after an Event of Default shall have occurred, in accordance with the direction of the Required Holders relating to the method and place of conducting any proceeding for any remedy available to the Collateral Agent.

(c)            Expenditures.  No provision of this Section 22 shall require the Collateral Agent to expend or risk its own funds or otherwise incur any financial liability in the performance of any of its duties, or in the exercise of any of its rights or powers, if it shall have grounds for believing that repayment of such funds or adequate indemnity against such risk or liability is not reasonably assured to it.

(d)           Applicability of Section 22.2 to Section 22.5.  Notwithstanding anything herein to the contrary, whether or not therein expressly so provided, every provision of this Section 22 relating to the conduct or affecting the liability of, or affording protection to, the Collateral Agent shall be subject to the provisions of Section 22.2 to Section 22.5, inclusive.

(e)            Notices of Events of Default.  The Collateral Agent shall not be deemed to have any knowledge of any Event of Default unless and until it receives written notice thereof from the Company Representative or from any Holder.

(f)            Note Documents.  The Collateral Agent’s rights, duties and obligations under each Note Document shall be subject to the provisions of this Section 22.

(g)           Insurance; Taxes.   Except in accordance with written instructions furnished by the Required Holders (and in any event subject to Section 22.2(c)), the Collateral Agent shall have no duty to (i) see to any insurance on the properties of the Companies and their Subsidiaries or to effect or maintain any such insurance, or (ii) to see to the payment or discharge of any taxes with respect to the Companies, their Subsidiaries and their properties.

(h)           Limited Requirement to Act.  Notwithstanding anything contained herein to the contrary, the Collateral Agent shall not be required to take any action in any jurisdiction if the taking of such action will (i) require the Collateral Agent to qualify or obtain a license to do business as a foreign corporation in such jurisdiction; (ii) result in any fee, tax or other governmental charge under the laws of any jurisdiction other than any fee, tax or other governmental charge otherwise payable by the Collateral Agent; or (iii) subject the Collateral Agent to personal jurisdiction in any jurisdiction other than the State of New York for causes of action arising from acts unrelated to the Collateral Agent’s performance under the Note Documents.  In addition, as a condition precedent to the foreclosure or other acquisition of title to any portion of the Collateral pursuant to the Note Documents or otherwise, the Collateral Agent shall be entitled to obtain advice of counsel (which advice shall be an expense of each Company) to determine whether such foreclosure will result in any of the consequences described in the preceding sentence.  In the event that such counsel advises that such foreclosure or other acquisition of title will result in one or more of such consequences, the Collateral Agent will appoint a co-collateral agent pursuant to Section 22.9 hereof to proceed with such foreclosure or acquisition.

Section 22.3.  Collateral Agent’s Rights to Compensation. Each Company covenants and agrees to pay to the Collateral Agent from time to time, and the Collateral Agent shall be entitled to, reasonable compensation for all services rendered by it, in such amounts and at such times as are customary for such services at such time.

Section 22.4.   Certain Rights of the Collateral Agent.

(a)            No Representations and Covenants; Events of Default, etc.  The Collateral Agent shall not be responsible for any recitals or representations of the Companies or in any other Note Document, or for insuring the Collateral, nor shall the Collateral Agent be bound to ascertain or inquire as to the performance or observance of any covenants, conditions or agreements contained herein, and the Collateral Agent shall be deemed to have knowledge of a Default or Event of Default only upon receipt of written notice thereof from one of the Holders or any Company, which notice shall state that it is a “Notice of Default.”  The Collateral Agent shall promptly notify in writing all Holders of any Default or Event of Default of which the Collateral Agent has received such notice promptly after receipt of such notice.

(b)           No Representations or Warranties; No Accountability.  The Collateral Agent makes no representation or warranty as to the validity, sufficiency or enforceability of this Agreement, the Notes, any other Note Document or any instrument included in the Collateral, or as to the value, title, condition, fitness for use of, or maintenance or adequacy of insurance on, or otherwise with respect to, any the Collateral.  The Collateral Agent shall not be accountable to anyone for the use or application of any of the Notes or the proceeds thereof except as specifically provided in this Agreement or for the use or application of any Property or the proceeds thereof which shall be released from the Lien and security interest in favor of the Collateral Agent in accordance with the provisions of this Agreement and any applicable Note Document.

(c)           Reliance.  The Collateral Agent may rely and shall be protected in acting or refraining from acting upon any resolution, certificate, statement, instrument, opinion, report, notice, request, direction, consent, order, bond, note or other paper or document believed by it, in good faith, to be genuine and to have been signed or presented by the proper party or parties.  Unless other evidence in respect thereof is specifically prescribed herein, any request, direction, order or demand of a Holder mentioned herein or in any of the other Note Documents shall be sufficiently evidenced by a written instrument signed by a Person purporting to be a senior officer of such Holder.  As to any fact or matter the manner of ascertainment of which is not specifically described herein, the Collateral Agent may for all purposes hereof rely on a certificate signed by a Person purporting to be a senior officer of a Holder as to any such fact or matter, and such certificate shall constitute full protection to the Collateral Agent for any action taken or omitted to be taken by it in good faith in reliance thereon.

(d)           Professional Consultation.  The Collateral Agent may consult with counsel, appraisers, engineers, accountants and other skilled Persons to be selected by the Collateral Agent, and the written advice of any thereof shall be full and complete authorization and protection in respect of any action taken, suffered or omitted by it hereunder in good faith and in reliance thereon.

(e)           Indemnity for Specific Actions.  The Collateral Agent shall be under no obligation to take any action to protect, preserve or enforce any rights or interests in the Collateral or to take any action toward the execution or enforcement of its rights hereunder or under any Note Document, whether on its own motion or on the request of any other Person, which in the opinion of the Collateral Agent may involve loss, liability or expense to it, unless one or more Holders shall offer and furnish reasonable security or indemnity against loss, liability and expenses to the Collateral Agent.

(f)            Investigation.  The Collateral Agent shall not be bound to make any investigation into the facts or matters stated in any resolution, certificate, statement, instrument, opinion, report, notice, request, direction, consent, order, bond, note or other paper or document, unless requested in writing to do so by the Required Holders.

(g)           Agents.  The Collateral Agent may (at the expense of each  Company) exercise any of the powers granted hereunder or perform any of its duties hereunder either directly or by or through agents or attorneys, and the Collateral Agent shall not be responsible for any misconduct or negligence on the part of any agent or attorney appointed by it with due care.

Section 22.5.  Showings Deemed Necessary by Collateral Agent.  Anything in this Agreement contained to the contrary notwithstanding, the Collateral Agent shall have the right, but (except to the extent so directed by the Required Holders) shall not be required, to demand in respect of withdrawal of any cash, the release of any Collateral, the subjection of any after-acquired Collateral to the Lien of any Note Document, or any other action whatsoever within the purview hereof, any showings, certificates, opinions, appraisals or other information by the Collateral Agent deemed necessary or appropriate in addition to the matters by the terms hereof required as a condition precedent to such action.

Section 22.6.  Resignation of Collateral Agent.  The Collateral Agent may resign by mailing notice specifying the time and date when such resignation shall take effect to the Company Representative and to all Holders.  Such resignation shall take effect at the time and on the date specified in such notice (being not less than thirty (30) calendar days after the mailing of such notice) unless previously a successor Collateral Agent shall have been appointed as hereinafter provided, in which event such resignation shall take effect immediately upon the appointment of such successor.

Section 22.7.  Removal of Collateral Agent.  The Collateral Agent may be removed and a successor may be appointed at any time by an instrument or concurrent instruments in writing signed and acknowledged by the Required Holders and delivered to each of the Collateral Agent and the Companies, and in the case of the appointment of a successor Collateral Agent, to such successor Collateral Agent; provided that no successor Collateral Agent shall be appointed without the prior written consent of the Company Representative, which consent shall not be unreasonably withheld.

Section 22.8.  Successor Collateral Agent.  Each successor to the Collateral Agent named in this Agreement shall be a trust company, banking corporation or banking association organized under the laws of the United States of America or any State thereof and having an office in the United States of America, in good standing and having capital and surplus aggregating at least One Hundred Million Dollars ($100,000,000) (or, if such successor is a subsidiary of a holding company, such holding company has such capital and surplus).

Section 22.9.   Appointment of Co-Collateral Agent or Successor Collateral Agent.

(a)           Successor Collateral Agent.  If the Collateral Agent shall have given notice of resignation pursuant to Section 22.6 or if notice of removal shall have been given pursuant to Section 22.7, which notice, in either case, does not appoint a successor Collateral Agent, or if such successor Collateral Agent shall not have been so appointed or shall not have accepted such appointment within fifteen (15) calendar days after the giving of such notice of resignation or the giving of any such notice of removal, as the case may be, a successor Collateral Agent may be appointed by the Required Holders.  If no such appointment shall have been made within thirty (30) calendar days after the giving of such notice of resignation or the giving of such notice of removal, a successor Collateral Agent may be appointed by any Holder, or, upon application of the retiring Collateral Agent, by any court of competent jurisdiction.  Notwithstanding anything to the contrary contained herein, no successor Collateral Agent shall be appointed without the prior written consent of the Company Representative, which consent shall not be unreasonably withheld.

(b)           Co-Collateral Agent.  If at any time it shall be necessary or prudent in order to conform to any law of any jurisdiction in which any part of the Collateral is located, or the Collateral Agent is so advised by counsel, the parties hereto shall execute and deliver an agreement supplemental hereto and all other instruments and agreements necessary or proper to constitute a bank or trust company or one or more Persons approved by the Collateral Agent and the Required Holders (with the written consent of the Company Representative, which consent shall not be unreasonably withheld), to act as co-collateral agent, jointly with the Collateral Agent, or to act as separate collateral agent hereunder.

Section 22.10. Merger or Consolidation of Prudential.  Any Person into which Prudential, or any successor to it, may be merged or consolidated, or any company resulting from any merger or consolidation to which Prudential or any successor to it shall be a party, shall be the successor to the Collateral Agent under this Agreement without the execution or filing of any paper or any further act on the part of any of the parties hereto, so long as

(i)              such Person is a trust company, banking corporation, banking association or insurance company organized under the laws of the United States of America or any State thereof and having an office in the United States of America, and

(ii)             such Person (or, if such company is a subsidiary of a holding company, such company’s holding company has combined capital and surplus of at least One Hundred Million Dollars ($100,000,000).

The Holders will, upon the request of the merged, consolidated or converted trust company, insurance company, corporation or banking association, execute, acknowledge and cause to be recorded or filed suitable instruments in writing to confirm the estates, rights and interests of such trust company, insurance company, corporation or banking association, as the case may be, as Collateral Agent under this Agreement.

Section 22.11. Conveyance upon Request of Successor Collateral Agent.  Should any deed, conveyance or instrument in writing from any Company be required by any successor Collateral Agent for more fully and certainly vesting in and confirming to such new Collateral Agent such estates, rights, powers and duties, then upon request of such successor Collateral Agent any and all such deeds, conveyances and instruments in writing shall be made, executed, acknowledged and delivered, and shall be caused to be recorded and filed, by such Company.

Section 22.12. Acceptance of Appointment by Co-Collateral Agent or Successor Collateral Agent.  Any new Collateral Agent appointed pursuant to any of the provisions of this Section 22.12 shall execute, acknowledge and deliver to the Holders an instrument accepting such appointment, and thereupon such new Collateral Agent, without any further act, deed or conveyance, shall become vested with all the estates, rights and powers of its predecessor hereunder with like effect as if originally named as Collateral Agent herein; but, nevertheless upon the written request of the Holders or of the successor Collateral Agent and payment of all amounts then owing to the Collateral Agent ceasing to act, the Collateral Agent ceasing to act shall execute and deliver an instrument transferring to such successor Collateral Agent, all the estates, rights and powers of the Collateral Agent so ceasing to act, and shall duly assign, transfer and deliver any of the Property and moneys held by such Collateral Agent to the successor Collateral Agent so appointed in its place.

Section 22.13. No Amendments Without Consent of Holders.  The Collateral Agent will not, without the necessary consent specified in Section 22.14, enter into any amendment to this Agreement or any Note Document.

Section 22.14. Waivers and Consents by Holders.  Upon the waiver or consent of the Required Holders, and only upon such waiver or consent, (a) the Collateral Agent shall execute an appropriate instrument permitting any Person to take any action prohibited, or omit the taking of any action required, by any of the provisions of the Note Documents; and (b) the Companies and the Collateral Agent may enter into an agreement for the purposes of amending, adding, or eliminating any provision of any Note Document; provided that no such waiver, consent or amendment shall:

(i)               impair or affect the right of any Holder to receive payments or prepayments of the principal of and payments of the interest on the Notes, as therein provided, without the consent of such Holder;

(ii)              permit the creating of any Lien or security interest with respect to any of the Collateral without the consent of all of the Holders;

(iii)            effect the deprivation of any Holder of the benefit of any Lien upon all or any part of the Collateral without the consent of such Holder;

(iv)            create any priority with respect to any of the Notes without the consent of all of the Holders;

(v)            amend or waive any provision of Section 22.13, this Section 22.14 or Section 22.15 without the consent of all of the Holders; or

(vi)            modify the rights, duties or immunities of the Collateral Agent without the consent of the Collateral Agent and all of the Holders.

If in the reasonable opinion of the Collateral Agent any such document adversely affects any right, duty, immunity or indemnity in favor of the Collateral Agent hereunder or under any Note Document, the Collateral Agent may in its discretion decline to execute such document.

Any Holder may specify that any such written consent executed by it shall be effective only with respect to a portion of the Notes held by it (in which case it shall specify, by series of Notes and dollar amount, the aggregate principal amount of Notes with respect to which such consent shall be effective) and in the event of any such specification such Holders shall be deemed to have executed such written consent only with respect to the portion of the Notes so specified.

Section 22.15. Notice of Amendments, Waivers, etc.  Promptly after the execution of any properly approved agreement or instrument of permission pursuant to the provisions of Section 22.14, the Collateral Agent shall give written notice, setting forth in general terms the substance of such consent or instrument, together with a conformed copy thereof, to each Holder.  Any failure of the Collateral Agent to give such notice, or any defect therein, shall not, however, in any way impair or affect the validity of any such agreement or instrument.

SECTION 23.  JOINT AND SEVERAL LIABILITY

Section 23.1.  Joint and Several Liability.  Each Company agrees that it is jointly and severally liable for, and absolutely and unconditionally guarantees to the Collateral Agent and each Holder the prompt payment and performance of, all Obligations and all agreements under the Note Documents.  Subject to the preceding sentence, each Company agrees that its guaranty obligations hereunder constitute a continuing guaranty of payment and performance and not of collection, that such obligations shall not be discharged until payment in full in cash of the Obligations, and that such obligations are absolute and unconditional, irrespective of (a) the genuineness, validity, regularity, enforceability, subordination or any future modification of, or change in, any Obligations, or any other document, instrument or agreement to which any Company is or may become a party or be bound; (b) the absence of any action to enforce this Agreement (including this Section) or any other Note Document, or any waiver, consent or indulgence of any kind by the Collateral Agent or any Holder with respect thereto; (c) the existence, value or condition of, or failure to perfect a Lien or to preserve rights against, any security or guaranty for the Obligations or any action, or the absence of any action, by the Collateral Agent in respect thereof (including the release of any security or guaranty); (d) the insolvency of any Company; (e) any election by the Collateral Agent or any Holder in any bankruptcy or other insolvency proceeding for the application of Section 1111(b)(2) of the Bankruptcy Code; (f) any borrowing or grant of a Lien by any other Company, as debtor-in-possession under Section 364 of the Bankruptcy Code or otherwise; (g) the disallowance of any claims of the Collateral Agent or any Holder against any Company for the repayment of any Obligations under Section 502 of the Bankruptcy Code or otherwise; or (h) any other action or circumstances that might otherwise constitute a legal or equitable discharge or defense of a surety or guarantor, except payment in full in cash of all Obligations.

Section 23.2.   Waivers.

(a)            Each Company expressly waives all rights that it may have now or in the future under any statute, at common law, in equity or otherwise, to compel the Collateral Agent to marshal assets or to proceed against any Company, other Person or security for the payment or performance of any Obligations before, or as a condition to, proceeding against such Company.  Each Company waives all defenses available to a surety, guarantor or accommodation co-obligor other than payment in full in cash of all Obligations.  It is agreed among each Company and each Holder that the provisions of this Section 23 are of the essence of the transaction contemplated by the Note Documents and that, but for such provisions, the Holders would decline to purchase the Notes.  Each Company acknowledges that its guaranty pursuant to this Section is necessary to the conduct and promotion of its business, and can be expected to benefit such business.

(i)               The Collateral Agent may, in its discretion, pursue such rights and remedies as it deems appropriate, including realization upon Collateral by judicial foreclosure or non-judicial sale or enforcement, without affecting any rights and remedies under this Section 23.  If, in taking any action in connection with the exercise of any rights or remedies, the Collateral Agent or any Holder shall forfeit any other rights or remedies, including the right to enter a deficiency judgment against any Company or other Person, whether because of any applicable laws pertaining to “election of remedies” or otherwise, each Company consents to such action and waives any claim based upon it, even if the action may result in loss of any rights of subrogation that any Company might otherwise have had.  Any election of remedies that results in denial or impairment of the right of the Collateral Agent or any Holder to seek a deficiency judgment against any Company shall not impair any other Company’s obligation to pay the full amount of the Obligations.  Each Company waives all rights and defenses arising out of an election of remedies, such as nonjudicial foreclosure with respect to any security for the Obligations, even though that election of remedies destroys such Company’s rights of subrogation against any other Person.  The Collateral Agent may bid all or a portion of the Obligations at any foreclosure or trustee’s sale or at any private sale, and the amount of such bid need not be paid by the Collateral Agent but shall be credited against the Obligations.  The amount of the successful bid at any such sale, whether the Collateral Agent or any other Person is the successful bidder, shall be conclusively deemed to be the fair market value of the Collateral, and the difference between such bid amount and the remaining balance of the Obligations shall be conclusively deemed to be the amount of the Obligations guaranteed under this Section 23, notwithstanding that any present or future law or court decision may have the effect of reducing the amount of any deficiency claim to which the Collateral Agent might otherwise be entitled but for such bidding at any such sale.

Section 23.3.   Extent of Liability; Contribution.

(a)           Notwithstanding anything herein to the contrary, each Company’s liability under this Section 23 shall be limited to the greater of (i) all amounts for which such Company is primarily liable, as described below, and (ii) such Company’s Allocable Amount (as defined below).

(b)           If any Company makes a payment under this Section 23 of any Obligations (other than amounts for which such Company is primarily liable) (a “Guarantor Payment”) that, taking into account all other Guarantor Payments previously or concurrently made by any other Company, exceeds the amount that such Company would otherwise have paid if each Company had paid the aggregate Obligations satisfied by such Guarantor Payments in the same proportion that such Company’s Allocable Amount bore to the total Allocable Amounts of all Companies, then such Company shall be entitled to receive contribution and indemnification payments from, and to be reimbursed by, each other Company the amount of such excess, pro rata based upon their respective Allocable Amounts in effect immediately prior to such Guarantor Payment.  The “Allocable Amount” for any Company shall be the maximum amount that could then be recovered from such Company under this Section 23 without rendering such payment voidable under Section 548 of the Bankruptcy Code or under any applicable state fraudulent transfer or conveyance act, or similar statute or common law.

(c)           Nothing contained in this Section 23 shall limit the liability of any Company to repay the Notes issued by that Company (including any amount of the proceeds from the Notes advanced to any other Company and then re-loaned or otherwise transferred to, or for the benefit of, such Company) and all accrued interest, fees, expenses and other related obligations under the Note Documents with respect thereto, for which such Company shall be primarily liable for all purposes hereunder.

Section 23.4.   Joint Enterprise.  Each Company has requested that the Collateral Agent and each Holder purchase the Notes issued jointly by the Companies, in order to finance Companies’ business most efficiently and economically.  Companies’ business is a mutual and collective enterprise, and the successful operation of each Company is dependent upon the successful performance of the integrated group.  Companies believe that consolidation of their credit facilities will enhance the borrowing power of each Company and ease administration of the facility, all to their mutual advantage.  Companies acknowledge that the Collateral Agent’s and each Holder’s willingness to extend credit and to administer the Collateral on a combined basis hereunder is done solely as an accommodation to Companies and at Companies’ request.

Section 23.5.  Subordination.  Each Company hereby subordinates any claims, including all indebtedness, any right of payment, subrogation, contribution (including rights of contribution pursuant to Section 23.3 hereof) and indemnity, that it may have from or against any other Company, and any successor or assign of any other Company, including any trustee, receiver or debtor-in-possession, howsoever arising, due or owing or whether heretofore, now or hereafter existing, to the payment in full of all of the Obligations.  Each Company agrees that upon the occurrence and during the continuation of any Event of Default, such Company will not permit any other Company to repay such indebtedness or any part thereof or accept payment from any Company of such indebtedness or any part thereof without the prior written consent of the Required Holders.  If any Company receives any such payment without the prior written consent of the Required Holders, the amount so paid shall be held by such Company in trust for the benefit of the Holders, shall be segregated from the other funds of such Company, and shall forthwith be paid over to the Collateral Agent to be held by the Collateral Agent as collateral for, or then or at any time thereafter applied in whole or in part by the Collateral Agent against, all or any portions of the Obligations, whether matured or unmatured, in such order as the Required Holders shall elect.

SECTION 24.  Tax Indemnification

Section 24.1.   All payments whatsoever under this Agreement and the Notes will be made by the Companies in lawful currency of the United States of America free and clear of, and without liability for withholding or deduction for or on account of, any present or future Taxes of whatever nature imposed or levied by or on behalf of any jurisdiction (or any political subdivision or taxing authority of or in such jurisdiction) (hereinafter a “Taxing Jurisdiction”), unless the withholding or deduction of such Tax is compelled by law.

Section 24.2.   If any deduction or withholding for any Tax of a Taxing Jurisdiction shall at any time be required in respect of any amounts to be paid by any Company under this Agreement or the Notes, the Companies will, jointly and severally, pay to the relevant Taxing Jurisdiction the full amount required to be withheld, deducted or otherwise paid before penalties attach thereto or interest accrues thereon and pay to each Holder such additional amounts as may be necessary in order that the net amounts paid to such Holder pursuant to the terms of this Agreement or the Notes after such deduction, withholding or payment (including any required deduction or withholding of Tax on or with respect to such additional amount), shall be not less than the amounts then due and payable to such Holder under the terms of this Agreement or the Notes before the assessment of such Tax, provided that no payment of any additional amounts shall be required to be made for or on account of:

(a)             any Tax that would not have been imposed but for the existence of any present or former connection between such Holder (or a fiduciary, settlor, beneficiary, member of, shareholder of, or possessor of a power over, such Holder, if such holder is an estate, trust, partnership or corporation or any Person other than the Holder to whom the Notes or any amount payable thereon is attributable for the purposes of such Tax) and the Taxing Jurisdiction, other than the mere holding of the relevant Note or the receipt of payments thereunder or in respect thereof or the exercise of remedies in respect thereof, including such Holder (or such other Person described in the above parenthetical) being or having been a citizen or resident thereof, or being or having been present or engaged in trade or business therein or having or having had an establishment, office, fixed base or branch therein, provided that this exclusion shall not apply with respect to a Tax that would not have been imposed but for the Companies, after the date of the Closing, opening an office in, moving an office to, reincorporating in, or changing the Taxing Jurisdiction from or through which payments on account of this Agreement or the Notes are made to, the Taxing Jurisdiction imposing the relevant Tax;

(b)            any Tax that would not have been imposed but for the delay or failure by such Holder (following a written request by the Company Representative) to provide to the Company Representative, or file with the relevant Taxing Jurisdiction, as applicable, Forms (as defined below) that are required to be provided or filed by such Holder to avoid or reduce such Taxes (including for such purpose any refilings or renewals of filings that may from time to time be required by the relevant Taxing Jurisdiction), provided that the filing or provision of such Forms would not (in such Holder’s reasonable judgment) impose any unreasonable burden (in time, resources or otherwise) on such Holder or result in any confidential or proprietary income tax return information being revealed, either directly or indirectly, to any Person and such delay or failure could have been lawfully avoided by such Holder, and provided further that such Holder shall be deemed to have satisfied the requirements of this clause (b)(ii) upon the good faith completion and submission of such Forms (including refilings or renewals of filings) as may be specified in a written request of the Company Representative no later than 60 days after receipt by such Holder of such written request (accompanied by copies of such Forms and related instructions, if any, all in the English language or with an English translation thereof); or

(c)             any combination of clauses (i) and (ii) above.

Section 24.3.  By acceptance of any Note, the Holder agrees, subject to the limitations of clause (b)(ii) above, that it will from time to time with reasonable promptness (x) duly complete and deliver to or as reasonably directed by the Company Representative all such forms, certificates, documents and returns provided to such Holder by the Company Representative (collectively, together with instructions for completing the same, “Forms”) required to be provided or filed by or on behalf of such Holder in order to avoid or reduce any such Tax pursuant to the provisions of an applicable statute, regulation or administrative practice of the relevant Taxing Jurisdiction or of a tax treaty between the United States and such Taxing Jurisdiction and (y) provide the Company Representative with such information with respect to such Holder as the Company Representative may reasonably request in order to complete any such Forms, provided that nothing in this Section 24 shall require any Holder to provide information with respect to any such Form or otherwise if in the opinion of such Holder such Form or disclosure of information would involve the disclosure of tax return or other information that is confidential or proprietary to such Holder, and provided further that each such Holder shall be deemed to have complied with its obligation under this paragraph with respect to any Form if such Form shall have been duly completed and delivered by such Holder to the Company Representative or mailed to the appropriate taxing authority, whichever is applicable, within 60 days following a written request of the Company Representative (which request shall be accompanied by copies of such Form and English translations of any such Form not in the English language) and, in the case of a transfer of any Note, at least 90 days prior to the relevant interest payment date.

Section 24.4.   On or before the date of the Closing the Company Representative will furnish each Purchaser with copies of the appropriate Form (and English translation if required as aforesaid) currently required to be filed in Canada or any province thereof pursuant to Section 24.2(b), if any, and in connection with the transfer of any Note the Company Representative will furnish the transferee of such Note with copies of any Form and English translation then required.

Section 24.5.   If any payment is made by any Company to or for the account of the Holder after deduction for or on account of any Taxes, and increased payments are made by the such Company pursuant to this Section 24, then, if such Holder at its sole discretion determines that it has received or been granted a refund of such Taxes, such Holder shall, to the extent that it can do so without prejudice to the retention of the amount of such refund, reimburse to the such Company such amount as such Holder shall, in its sole discretion, determine to be attributable to the relevant Taxes or deduction or withholding.  Nothing herein contained shall interfere with the right of the Holder to arrange its tax affairs in whatever manner it thinks fit and, in particular, no Holder shall be under any obligation to claim relief from its corporate profits or similar tax liability in respect of such Tax in priority to any other claims, reliefs, credits or deductions available to it or (other than as set forth in Section 24.2(b)) oblige any Holder to disclose any information relating to its tax affairs or any computations in respect thereof.

Section 24.6.   The Company Representative will furnish the Holders, promptly and in any event within 60 days after the date of any payment by any Company of any Tax in respect of any amounts paid under this Agreement or the Notes, the original tax receipt issued by the relevant taxation or other authorities involved for all amounts paid as aforesaid (or if such original tax receipt is not available or must legally be kept in the possession of such Company, a duly certified copy of the original tax receipt or any other reasonably satisfactory evidence of payment), together with such other documentary evidence with respect to such payments as may be reasonably requested from time to time by any Holder.

Section 24.7.   If any Company is required by any applicable law, as modified by the practice of the taxation or other authority of any relevant Taxing Jurisdiction, to make any deduction or withholding of any Tax in respect of which such Company would be required to pay any additional amount under this Section 24, but for any reason does not make such deduction or withholding with the result that a liability in respect of such Tax is assessed directly against the Holder, and such holder pays such liability, then the Companies will promptly reimburse such Holder for such payment (including any related interest or penalties to the extent such interest or penalties arise by virtue of a default or delay by the Companies) upon demand by such Holder accompanied by an official receipt (or a duly certified copy thereof) issued by the taxation or other authority of the relevant Taxing Jurisdiction.

Section 24.8.   If any Company makes payment to or for the account of any Holder and such Holder is entitled to a refund of the Tax to which such payment is attributable upon the making of a filing (other than a Form described above), then such Holder shall, as soon as practicable after receiving written request from the Company Representative (which shall specify in reasonable detail and supply the refund forms to be filed) use reasonable efforts to complete and deliver such refund forms to or as directed by the Company Representative, subject, however, to the same limitations with respect to Forms as are set forth above.

Section 24.9.  The obligations of the Companies under this Section 24 shall survive the payment or transfer of any Note and the provisions of this Section 24 shall also apply to successive transferees of the Notes.

*    *    *    *    *

If you are in agreement with the foregoing, please sign the form of agreement on a counterpart of this Agreement and return it to the Company Representative, whereupon this Agreement shall become a binding agreement between you and each Company.

Very truly yours,

PRIMO WATER CORPORATION

By:	/s/	Mark Castaneda
	Name:	Mark Castaneda
	Title:	Chief Financial Officer

PRIMO PRODUCTS, LLC

By:	/s/	Mark Castaneda
	Name:	Mark Castaneda
	Title:	Chief Financial Officer

PRIMO DIRECT, LLC

By:	/s/	Mark Castaneda
	Name:	Mark Castaneda
	Title:	Chief Financial Officer

PRIMO REFILL, LLC

By:	/s/	Mark Castaneda
	Name:	Mark Castaneda
	Title:	Chief Financial Officer

PRIMO ICE, LLC

By:	/s/	Mark Castaneda
	Name:	Mark Castaneda
	Title:	Chief Financial Officer

PRIMO REFILL CANADA CORPORATION

By:	/s/	Mark Castaneda
	Name:	Mark Castaneda
	Title:	Chief Financial Officer

[SIGNATURE PAGE TO NOTE PURCHASE AGREEMENT]

This Agreement is hereby
accepted and agreed to as
of the date hereof.

THE PRUDENTIAL INSURANCE COMPANY OF AMERICA

By:	/s/	Billy Green
	Name:	Billy Green
	Title:	Vice President

PICA HARTFORD LIFE INSURANCE COMFORT TRUST

By:	The Prudential Insurance Company of America, as Grantor

By:	/s/	Billy Green
	Name:	Billy Green
	Title:	Vice President

[SIGNATURE PAGE TO NOTE PURCHASE AGREEMENT]

Schedule A
Defined Terms

As used herein, the following terms have the respective meanings set forth below or set forth in the Section hereof following such term:

“Accounts” means and include as to each Company and each of its Subsidiaries, all of such Company’s and Subsidiary’s “accounts” as defined in the UCC whether now owned or hereafter acquired including, without limitation all present and future rights of such Company to payment of a monetary obligation, whether or not earned by performance, which is not evidenced by chattel paper or an instrument, (a) for property that has been or is to be sold, leased, licensed, assigned, or otherwise disposed of, (b) for services rendered or to be rendered, (c) for a secondary obligation incurred or to be incurred, or (d) arising out of the use of a credit or charge card or information contained on or for use with any such card.

 “Adjusted LIBO Rate” means, with respect to any Revolving Loan for any Interest Period, an interest rate per annum (rounded upwards, if necessary, to the next 1/16 of 1%) equal to (a) the LIBO Rate for such Interest Period multiplied by (b) the Statutory Reserve Rate.

“Administration Fee” is defined in Section 3(d).

“Affiliate” means, at any time, and with respect to any Person, any other Person that at such time directly or indirectly through one or more intermediaries Controls, or is Controlled by, or is under common Control with, such first Person, and, with respect to any Company, shall include any Person beneficially owning or holding, directly or indirectly, 20% or more of any class of voting or equity interests of such Company or any Subsidiary or any Person of which such Company and its Subsidiaries beneficially own or hold, in the aggregate, directly or indirectly, 20% or more of any class of voting or equity interests.  “Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise. Unless the context otherwise clearly requires, any reference to an “Affiliate” is a reference to an Affiliate of any Company.

“Agreement” means this Agreement, including all Schedules attached to this Agreement, as it may be amended, restated, supplemented or otherwise modified from time to time.

“Anti-Corruption Laws” is defined in Section 5.16(d)(1).

“Anti-Money Laundering Laws” is defined in Section 5.16(c).

“Applicable Margin” means, with respect to each Revolving Loan, (a) 4.25% with respect to LIBOR Loans and (b) 3.25% with respect to Base Rate Loans.

“Base Rate” means, for any day, a rate per annum equal to the greater of (a) the Prime Rate in effect on such day, (b) the Federal Funds Rate in effect on such day plus ½ of 1% and (c) the LIBO Rate for a three-month Interest Period, calculated daily, plus 1.00% per annum.  Any change in the Base Rate due to a change in the Prime Rate or the Federal Funds Rate shall be effective from and including the effective date of such change in the Prime Rate or the Federal Funds Rate, respectively.

“Base Rate Loan” means a principal amount outstanding from time to time under any Revolving Note that bears interest at the Base Rate.

“Blocked Person” is defined in Section 5.16(a).

“Borrowing Request” is defined in Section 2.2(b).

“Breakage Cost Obligations” is defined in Section 2.3(b).

“Business Day” means (a) with respect to any determination of the Interest Period with respect to any LIBOR-Based Loan, a London Business Day; (b) with respect to any payment to be made hereunder, under the Notes, or otherwise in connection herewith, a day other than a Saturday, a Sunday or a day on which the bank designated by any Holder to receive for such Holder’s account payments on such Note is required by law (other than a general banking moratorium or holiday for a period exceeding four consecutive days) to be closed; and (c) for all other purposes, a day other than a Saturday, a Sunday or a day on which the national banks located in New York City, New York are required by law (other than a general banking moratorium or holiday for a period exceeding four consecutive days) to be closed.

 “Capital Expenditures” means, with respect to the Companies and their Subsidiaries, without duplication, all expenditures (including deposits) made by the Companies and their Subsidiaries for, or contracts for expenditures with respect to any fixed assets or improvements, or for replacements, substitutions or additions thereto, which have a useful life of more than one (1) year, including the direct or indirect acquisition of such assets by way of increased product or service charges, offset items or otherwise, as determined in accordance GAAP consistently applied and all other expenditures which, in accordance with GAAP, would be required to be capitalized and shown on the consolidated balance sheet of Parent.

“Capital Lease” means, at any time, a lease with respect to which the lessee is required concurrently to recognize the acquisition of an asset and the incurrence of a liability in accordance with GAAP.

“Change of Control” means the occurrence of any event (whether in one or more transactions) which results in (a) fifty-one (51%) percent or more of the Voting Equity Interests of Parent is owned and controlled by a single Person (as such term is used in Section 13(d)(3) of the Exchange Act), or (b) one hundred (100%) percent of the Equity Interests of each Company (other than Parent) is no longer owned and controlled directly or indirectly by Parent.

“CISADA” means the Comprehensive Iran Sanctions, Accountability and Divestment Act.

“Closing” is defined in Section 2.1.

“Code” means the Internal Revenue Code of 1986, as amended from time to time, and the rules and regulations promulgated thereunder from time to time.

“Collateral” means any and all property of each Company in which Liens are granted or purported to be granted under any Note Document to secure any and all of the Obligations, including, without limitation, all tangible and intangible property of such Company, all personal and real property of such Company, all movable and immovable property of such Company, in each case whether now owned or hereafter acquired and wherever located, of such Company except for any Excluded Collateral.

“Collateral Agent” means The Prudential Insurance Company of America, in its capacity as Collateral Agent for the Holders, and it successors and assigns in such capacity.

“Company” and “Companies” are defined in the preamble to this Agreement.

“Company Representative” means Primo Water Corporation, a Delaware corporation.

“Competitor” means any Person primarily engaged in the sale or distribution of water and/or other non-alcoholic beverages identified in writing to the Holders prior to the Date of Closing, as such list of Persons may be updated from time to time upon mutual agreement of the Company Representative and the Required Holders.

“Confidential Information” is defined in Section 20.

“Consolidated EBITDA” means, for any period, without duplication, the total of the following for Parent and its Subsidiaries on a consolidated basis, each calculated for such period:

(a)            Consolidated Net Income; plus

(b)            (without duplication), to the extent included in the calculation of Consolidated Net Income, the sum of (i) income and franchise taxes paid or accrued, (ii) Consolidated Interest Expense, net of interest income, paid or accrued, (iii) amortization and depreciation, (iv) non-cash impairment charges, (v) non-cash compensation expense, (vi) non-cash equity charges, (viii) charges related to a Permitted Acquisition for severance, non-recurring, transition and reserves in an amount not to exceed $500,000 in the aggregate during any fiscal year, (ix) charges related to the Discontinued Operations (including legal and other expenses associated therewith) in an aggregate amount not to exceed $150,000 during the term of this Agreement and (x) extraordinary or non-recurring transaction costs incurred in connection with the DS Agreement not to exceed $2,000,000 in the aggregate during the term of this Agreement; less

(c)            (without duplication), to the extent included in the calculation of Consolidated Net Income, the sum of (i) the income of any Person (other than a Company or a Subsidiary of any Company) in which any Company or a Subsidiary of any Company has an ownership interest except to the extent such income is received by any Company or such Subsidiary in a cash distribution during such period, (ii) gains or losses from sales or other dispositions of assets (other than sales of inventory in the normal course of business) and (iii) the greater of (A) $0 and (B) the sum of extraordinary or non-recurring gains less extraordinary or non-recurring losses;

provided that notwithstanding the foregoing Consolidated EBITDA shall be deemed to be (i) $2,975,102 for the fiscal quarter ended September 30, 2013, (ii) $1,891,174 for the fiscal quarter ended December 31, 2013 and (iii) $2,684,508 for the fiscal quarter ended March 31, 2014.

“Consolidated Fixed Charges” means, for Parent and its Subsidiaries on a consolidated basis for any period, the sum (without duplication) of (i) Consolidated Interest Expense paid in cash for such period, (ii) Capital Expenditures made during such period, (iii) income and franchise taxes paid in cash for such period and (iv) scheduled principal payments made on Indebtedness within the next twelve (12) months.

“Consolidated Interest Expense” means, for Parent and its Subsidiaries on a consolidated basis for any period, as determined in accordance with GAAP consistently applied, the total interest expense of Parent and its Subsidiaries, whether paid or accrued during such period but without duplication (including the interest component of Capital Leases for such period).

“Consolidated Net Income” means, for Parent and its Subsidiaries on a consolidated basis for any period, the aggregate income (or loss) of Parent and its Subsidiaries for such period, all computed and calculated in accordance with GAAP consistently applied on a consolidated basis.

“Consolidated Tangible Net Worth” means, for Parent and its Subsidiaries on a consolidated basis as of any date, (i) the total assets of Parent and its Subsidiaries that would be reflected on Parent’s consolidated balance sheet as of such date prepared in accordance with GAAP, after eliminating all amounts properly attributable to minority interests, if any, in the stock and surplus of such Subsidiaries, minus (ii) the sum of (x) the total liabilities of Parent and its Subsidiaries that would be reflected on Parent’s consolidated balance sheet as of such date prepared in accordance with GAAP, (y) the amount of any write-up in the book value of any assets resulting from a revaluation thereof or any write-up in excess of the cost of such assets acquired reflected on the consolidated balance sheet of Parent as of such date prepared in accordance with GAAP and (z) the net book amount of all assets of Parent and its Subsidiaries that would be classified as intangible assets on a consolidated balance sheet of Parent as of such date prepared in accordance with GAAP.

“Consolidated Total Indebtedness” shall mean, as of any date, all Indebtedness of Parent and its Subsidiaries measured on a consolidated basis as of such date, but excluding Indebtedness of the type described in clause (i) of the definition of Indebtedness.

“Control Agreement” means all agreements, in form and substance satisfactory to the Required Holders, among any of the Companies, a banking or financial institution with which any deposit account of any of the Companies is maintained, and the Collateral Agent, which agreement grants the Collateral Agent “control” (within the meaning of Section 9-104 of the UCC) of such deposit account and all deposits and balances held in such deposit account.

“Controlled Entity” means (i) any of the Subsidiaries of any Company and any of its or any Company’s respective Controlled Affiliates and (ii) if any Company has a parent company, such parent company and its Controlled Affiliates. As used in this definition, “Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise.

“Controlled Group” means all members of a controlled group of corporations and all trades or businesses (whether or not incorporated) under common control which, together with any Company, are treated as a single employer under Section 414 of the Code.

“Date of Closing” is defined in Section 2.1.

“Default” means an event or condition the occurrence or existence of which would, with the lapse of time or the giving of notice or both, become an Event of Default.

“Default Rate” means, (a) with respect to Revolving Loans, a rate of interest per annum from time to time equal to the lesser of (i) the maximum rate permitted by applicable law and  (ii) the  greater  of (A) 2.00%  over  the  rate  of interest in effect immediately prior to such Event of Default and (B) 2.00% over the Base Rate plus the Applicable Margin applicable to Base Rate Loans, and (b) with respect to Term Notes, a rate of interest per annum from time to time equal to the lesser of (i) the maximum rate permitted by applicable law and  (ii) 9.80%.

“Direct” is defined in the preamble to this Agreement.

“Disclosure Documents” is defined in Section 5.3.

“Discontinued Operations” means the Companies’ former operations related to the carbonated beverage appliances, flavorings and accessories businesses that have been discontinued.

“DS Agreement” means that certain Strategic Alliance Agreement, made and entered into as of the 12th day of November 2013, by and between Parent and DS Waters of America, Inc., a Delaware corporation, as amended, restated, supplemented or otherwise modified as permitted pursuant to the terms of this Agreement.

“EDGAR” means the SEC’s Electronic Data Gathering, Analysis and Retrieval System or any successor SEC electronic filing system for such purposes.

“Environmental Laws” means any and all federal, state, local, and foreign statutes, laws, regulations, ordinances, rules, judgments, orders, decrees, permits, concessions, grants, franchises, licenses, agreements or governmental restrictions relating to pollution and the protection of the environment or the release of any materials into the environment, including but not limited to those related to Hazardous Materials.

“Equipment” means and include as to each Company and each of its Subsidiaries, all of such Company’s and Subsidiary’s, whether now owned or hereafter acquired and wherever located equipment, machinery, apparatus, motor vehicles, fittings, furniture, furnishings, fixtures, parts, accessories, and all other goods (other than Inventory) and all replacements and substitutions therefor or accessions thereto.

“Equity Interest Option Holder” means those directors, officers and employees holding options and/or warrants in respect of the equity interests of Parent.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time, and the rules and regulations promulgated thereunder from time to time in effect.

“ERISA Affiliate” means any trade or business (whether or not incorporated) that is treated as a single employer together with each Company under section 414 of the Code.

“Event of Default” is defined in Section 11.

“Excluded Collateral” has the meaning set forth in the Security Agreement.

“Federal Funds Rate” means, for any day, the weighted average (rounded upwards, if necessary, to the next 1/100 of 1%) of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers, as published on the next succeeding Business Day by the Federal Reserve Bank of New York, or, if such rate is not so published for any day that is a Business Day, the average (rounded upwards, if necessary, to the next 1/100 of 1%) of the quotations for such day for such transactions received by the Collateral Agent from three Federal funds brokers of recognized standing selected by it.

“Form 10‑K” is defined in Section 7.1(c).

“Form 10‑Q” is defined in Section 7.1(b).

“GAAP” means generally accepted accounting principles as in effect from time to time in the United States of America.

“Governmental Authority” means

(a)              the government of

(i) the United States of America or any state or other political subdivision thereof, or

(ii) any other jurisdiction in which any Company or any Subsidiary conducts all or any part of its business, or which asserts jurisdiction over any properties of any Company or any Subsidiary, or

(b)              any entity exercising executive, legislative, judicial, regulatory or administrative functions of, or pertaining to, any such government.

“Governmental Official” means any governmental official or employee, employee of any government-owned or government-controlled entity, political party, any official of a political party, candidate for political office, official of any public international organization or anyone else acting in an official capacity.

“Hazardous Materials” means any and all pollutants, toxic or hazardous wastes or other substances that might pose a hazard to health and safety, the removal of which may be required or the generation, manufacture, refining, production, processing, treatment, storage, handling, transportation, transfer, use, disposal, release, discharge, spillage, seepage or filtration of which is or shall be restricted, prohibited or penalized by any applicable law including, but not limited to, asbestos, urea formaldehyde foam insulation, polychlorinated biphenyls, petroleum, petroleum products, lead based paint, radon gas or similar restricted, prohibited or penalized substances.

“Hedging Agreements” means an agreement between any Company and any financial institution that is a rate swap agreement, basis swap, forward rate agreement, commodity swap, interest rate option, forward foreign exchange agreement, spot foreign exchange agreement, rate cap agreement rate, floor agreement, rate collar agreement, currency swap agreement, cross-currency rate swap agreement, currency option, any other similar agreement (including any option to enter into any of the foregoing or a master agreement for any of the foregoing together with all supplements thereto) for the purpose of protecting against fluctuations in or managing exposure with respect to interest or exchange rates, currency valuations or commodity prices.

“Holder” means, with respect to any Note, the Person in whose name such Note is registered in the register maintained by the Company Representative pursuant to Section 13.1 (so long as any such registration complies with Section 13.2), provided, however, that if such Person is a nominee, then for the purposes of Sections 7, 12, 17.2 and 18 and any related definitions in this Schedule B, “Holder” means the beneficial owner of such Note whose name and address appears in such register.

“ICE” is defined in the preamble to this Agreement.

“INHAM Exemption” is defined in Section 6.2(e).

 “Indebtedness” of a Person at a particular date shall mean (a) whether direct or guaranteed (i) indebtedness for borrowed money arising from the lending of money by any Person to any Company or any of their respective Subsidiaries or (ii) indebtedness, whether or not in any such case arising from the lending by any Person of money to any Company or any of their respective Subsidiaries, upon which interest charges are customarily paid (other than accounts payable) or that was issued or assumed as full or partial payment for property; (b) that portion of obligations with respect to Capital Leases that is properly classified as a liability on a balance sheet in conformity with GAAP consistently applied; (c) notes payable and drafts accepted representing extensions of credit; (d) any obligation owed for all or any part of the deferred purchase price of property or services if the purchase price is due more than six (6) months from the date the obligation is incurred or is evidenced by a note or similar written instrument (including, without limitation, the maximum potential amount of all earn-outs and similar deferred payment obligations regardless of the length of deferral); (e) all indebtedness secured by any Lien on any property or asset owned or held by that Person regardless of whether the indebtedness secured thereby shall have been assumed by that Person or is non-recourse to the credit of that Person; (f) any contractual obligation, contingent or otherwise, of such Person to pay or be liable for the payment of any indebtedness described in this definition of another Person, including, without limitation, any such indebtedness, directly or indirectly guaranteed, or any agreement to purchase, repurchase, or otherwise acquire such indebtedness, obligation or liability or any security therefor, or to provide funds for the payment or discharge thereof, or to maintain solvency, assets, level of income, or other financial condition; (g) all obligations evidenced by bonds, debentures, notes or similar instruments; (h) all reimbursement obligations and other liabilities of such Person with respect to surety bonds (whether bid, performance or otherwise), letters of credit, banker’s acceptances, drafts or similar documents or instruments issued for such Person’s account; (i) all obligations, liabilities and indebtedness of such Person (marked to market) arising under Hedging Agreements; (j) the principal and interest portions of all rental obligations of such Person under any synthetic lease or similar off-balance sheet financing where such transaction is considered to be borrowed money for tax purposes but is classified as an operating lease in accordance with GAAP consistently applied, in each case whether such liabilities are present or future, actual or contingent and whether owned jointly or severally and (k) all obligations under and with respect to factoring agreements, including, without limitation, those obligations arising under the Lowes Factoring Agreement.

“Institutional Investor” shall mean an insurance company, bank, savings and loan company, “qualified institutional buyer” (as such term is defined under Rule 144A promulgated under the Securities Act, or any successor law, rules or regulation) or “accredited investor” (as such term is defined under Regulation D promulgated under the Securities Act, or any successor law, rule or regulation).

“Intellectual Property” means all trade secrets and other proprietary information; trademarks, service marks, business names, Internet domain names, designs, logos, trade dress, slogans, indicia and other source and/or business identifiers, and the goodwill of the business relating thereto and all registrations or applications for registrations which have heretofore been or may hereafter be issued thereon throughout the world; copyrights (including copyrights for computer programs and software) and copyright registrations or applications for registrations which have heretofore been or may hereafter be issued throughout the world and all tangible property embodying the copyrights; unpatented inventions (whether or not patentable); patent applications and patents; industrial designs, industrial design applications and registered industrial designs; license agreements related to any of the foregoing and income therefrom; books, records, writings, computer tapes or disks, flow diagrams, specification sheets, source codes, object codes and other physical manifestations, embodiments or incorporations of any of the foregoing; the right to sue for all infringements of any of the foregoing; and all common law and other rights throughout the world in and to all of the foregoing.

“Interest Period” means (i) as to any LIBOR Loan, the period commencing on the date of such LIBOR Loan or on the last day of the immediately preceding Interest Period applicable thereto, as the case may be, and ending on the numerically corresponding day (or, if there is no numerically corresponding day, on the last day) in the calendar month that is one, two, three or six months thereafter, in each case as the Company Representative may specify or be deemed to specify, and (ii) as to any Base Rate Loan, the period commencing on the date of such Base Rate or on the last day of the immediately preceding Interest Period applicable thereto, as the case may be, and ending on the earlier of (a) the March 31, June 30, September 30 and December 31, as applicable, next succeeding such commencement date and (b) the date, if any, that such Base Rate Loan is converted to a LIBOR Loan or LIBOR Loans; provided, however, that (x) if any Interest Period pertaining to a LIBOR Loan would end on a day other than a Business Day, such Interest Period shall be extended to the next succeeding Business Day unless such next succeeding Business Day would fall in the next calendar month, in which case such Interest Period shall end on the next preceding Business Day, and (y) if any Interest Period pertaining to a Base Rate Loan would end on a day other than a Business Day, such Interest Period shall be extended to the next succeeding Business Day.  Interest shall accrue from and including the first day of an Interest Period to but excluding the earlier of (1) the last day of such Interest Period and (2) the day on which the applicable Loan is repaid or prepaid in full.

“Inventory” means and include as to each Company and each Subsidiary of each Company, all of such Company’s and Subsidiary’s now owned or hereafter acquired inventory (as such term is defined in the UCC), goods, merchandise and other personal property, wherever located, to be furnished under any contract of service or held for sale or lease, all raw materials, work in process, finished goods and materials and supplies of any kind, nature or description which are or might be used or consumed in such Company’s or Subsidiary’s business or used in selling or furnishing such goods, merchandise and other personal property, all other inventory of such Company or Subsidiary, and all documents of title or other documents representing them.

“LIBO Rate” means, with respect to any Revolving Loan for any Interest Period, the rate appearing on Bloomberg Page BBAM (or on any successor or substitute page of such service, or any successor to or substitute for such service, providing rate quotations comparable to those currently provided on such page of such service, as determined by the Required Holders from time to time for purposes of providing quotations of interest rates applicable to deposits in the relevant currency in the London interbank market) at approximately 11:00 a.m., London time, two Business Days prior to the commencement of such Interest Period, as the rate for deposits in the relevant currency with a maturity comparable to such Interest Period.  In the event that such rate is not available at such time for any reason, then the “LIBO Rate” with respect to such Eurodollar Borrowing for such Interest Period shall be the rate at which deposits in the relevant currency of $5,000,000 and for a maturity comparable to such Interest Period are offered by the principal London office of the Collateral Agent in immediately available funds in the London interbank market at approximately 11:00 a.m., London time, two Business Days prior to the commencement of such Interest Period.

“LIBOR Loan” means a principal amount outstanding from time to time under any Revolving Note that bears interest at the Adjusted LIBO Rate.

“Lien” means, with respect to any Person, any mortgage, lien, pledge, charge, security interest or other encumbrance, or any interest or title of any vendor, lessor, lender or other secured party to or of such Person under any conditional sale or other title retention agreement or Capital Lease, upon or with respect to any property or asset of such Person (including in the case of stock, stockholder agreements, voting trust agreements and all similar arrangements).

“Loan Type” means, as to any Revolving Loan, its character as a LIBOR Loan or a Base Rate Loan.

“Lowes Factoring Agreement” means that certain Accounts Receivable Purchase Agreement between Parent and Bank of America, N.A. in the form delivered to the Purchasers prior to the Date of Closing.

“Material” means material in relation to the business, operations, affairs, financial condition, assets,  or properties of the Companies and their Subsidiaries taken as a whole or, to the extent quantifiable in regards to any representation, warranty or covenant herein, then an amount equal to or greater than $250,000.

“Material Adverse Change” means the (a) termination of the DS Agreement by either party thereto and failure by the Companies, within six (6) months after notice of termination of the DS Agreement is delivered to or received by the Companies, to enter into one or more new agreements or arrangements with one or more alternative bottlers and/or distributors such that such agreement or agreements are of a breadth and scope individually or in the aggregate substantially comparable to the DS Agreement or (b) discontinuation, material interruption or material suspension of the sale of all or substantially all of the Companies’ product lines and/or services in all or substantially all of the retail stores of Wal-Mart and/or Lowes Home Improvements.

“Material Adverse Effect” means a material adverse effect on (a) the business, operations, affairs, financial condition, assets or properties of the Companies and their Subsidiaries taken as a whole, (b) the ability of any Company to perform its obligations under this Agreement and the other Note Documents or (c) the validity or enforceability of this Agreement, the Notes or any other Note Document.

“Maturity Date” is defined in the first paragraph of each Note.

“Mortgages” means the fee mortgages, deeds of trust, deeds to secure debt and similar instruments hereafter executed and delivered by the Companies in favor of the Collateral Agent, or a trustee for the benefit of the Collateral Agent, each in form and substance reasonably satisfactory to the Required Holders, as each may be amended, restated, supplemented or otherwise modified from time to time.

“Multiemployer Plan” means any Plan that is a “multiemployer plan” (as such term is defined in section 4001(a)(3) of ERISA).

“NAIC” means the National Association of Insurance Commissioners or any successor thereto.

“NAIC Annual Statement” is defined in Section 6.2(a).

“New Mortgage” is defined in Section 9.7(e).

“Non-US Subsidiary” means any Subsidiary other than a US Subsidiary.

“Note Documents” means this Agreement, the Notes, the Security Documents and all other instruments, certificates, documents and other writings now or hereafter executed and delivered by or on behalf of any Company pursuant to or in connection with any of the foregoing or any of the transactions contemplated thereby, and any and all amendments, supplements and other modifications to any of the foregoing.

“Notes” is defined in Section 1.

“Obligations” shall mean all amounts owing by the Companies to the Collateral Agent and the Holders pursuant to or in connection with this Agreement or any other Note Document including, without limitation, all principal, interest (including any interest accruing after the filing of any petition in bankruptcy or the commencement of any insolvency, reorganization or like proceeding relating to any Company, whether or not a claim for post-filing or post-petition interest is allowed in such proceeding), the Yield Maintenance Amount, reimbursement obligations, fees, expenses, indemnification and reimbursement payments, costs and expenses (including all fees and expenses of counsel to the Collateral Agent and any Holder) incurred pursuant to this Agreement or any other Note Document), whether direct or indirect, absolute or contingent, liquidated or unliquidated, now existing or hereafter arising hereunder or thereunder.

“OFAC” is defined in Section 5.16(a).

“OFAC Listed Person” is defined in Section 5.16(a).

“OFAC Sanctions Program” means any economic or trade sanction that OFAC is responsible for administering and enforcing.  A list of OFAC Sanctions Programs may be found at http://www.treasury.gov/resource-center/sanctions/Programs/Pages/Programs.aspx.

“Officer’s Certificate” means a certificate of a Senior Financial Officer or of any other officer of the Company Representative whose responsibilities extend to the subject matter of such certificate.

“Parent” means Primo Water Corporation, a Delaware corporation.

“PBGC” means the Pension Benefit Guaranty Corporation referred to and defined in ERISA or any successor thereto.

“Permitted Acquisition” means the purchase by any Company after the date hereof of all or substantially all of the assets or property or all of the equity interests of any Person or any business unit or division of such Person (such assets or Person being referred to herein as the “Target”), subject to the satisfaction of each of the following conditions:

(a)             the Holders shall have received at least thirty (30) days’ prior written notice of such proposed Permitted Acquisition, which notice shall include a reasonably detailed description of such proposed Permitted Acquisition;

(b)            the Target’s assets shall only comprise a business of the type engaged in by Companies as of the date hereof or ancillary businesses reasonably related to the business engaged in by Companies as of the date hereof, and which business would not subject the  Collateral Agent or Holders to regulatory or third party approvals in connection with the exercise of its rights and remedies under this Agreement or any other Note Documents other than approvals applicable to the exercise of such rights and remedies with respect to Companies prior to such proposed Permitted Acquisition;

(c)             the total cash and non-cash consideration paid by Companies and their Subsidiaries (including, without limitation, assumption or incurrence of all Indebtedness (including without limitation earn-outs and deferred purchase price obligations)) for (i) all Permitted Acquisitions shall not exceed $10,000,000 in the aggregate during the Term or (ii) any Permitted Acquisition shall not exceed $3,000,000;

(d)             the Companies and their Subsidiaries (including the Target), on a consolidated basis, shall have a Fixed Charge Coverage Ratio of at least 1.10:1.0 on the date of and on a pro forma basis for the trailing twelve (12) month period after giving effect to such proposed Permitted Acquisition;

(e)              Target must have had a positive EBITDA (calculated for such Target in a manner consistent with the calculation of Consolidated EBITDA) on a cumulative basis for the immediately preceding four (4) fiscal quarters and no more than one fiscal quarter during such four fiscal quarter period may have a negative EBITDA;

(f)              at or prior to the closing of such proposed Permitted Acquisition, the Collateral Agent will be granted a priority perfected security interest and lien (subject to Permitted Encumbrances) in all assets and equity interests (other than Excluded Collateral) acquired in connection therewith, each Person acquired in connection therewith shall have joined this Agreement as a Company, and each Company and each Person acquired in connection therewith shall have executed and delivered (or caused to be executed and delivered) such documents and taken such actions as are required pursuant to Section  9.7;

(g)            such proposed Permitted Acquisition shall not be hostile and, prior to its closing, shall have been approved by the board of directors (or other similar body) and/or the stockholders or other equity holders of the Target;

(h)            such proposed Permitted Acquisition shall only involve assets located in the United States;

(i)              all material consents necessary for such proposed Permitted Acquisition (including such consents as the Required Holders deem reasonably necessary) have been acquired and such proposed Permitted Acquisition is consummated in accordance with the applicable acquisition documents and applicable law;

(j)               each of the representations and warranties made by any Company in or pursuant to this Agreement and any other Note Document to which it is a party, and each of the representations and warranties contained in any certificate, document or financial or other statement furnished at any time under or in connection with this Agreement or any other Note Document shall be true and correct in all material respects (without duplication of any materiality qualifiers already set forth therein) on and as of such date such proposed Permitted Acquisition is consummated both before and after giving effect thereto as if made on and as of such date, except to the extent that such representations and warranties expressly relate solely to an earlier date (in which case such representations and warranties shall have been true and correct in all material respects (without duplication of any materiality qualifiers already set forth therein) on and as of such earlier date);

(k)             the Company Representative shall have delivered to the Holders, in form and substance reasonably satisfactory to the Required Holders:

(1)            a pro forma consolidated balance sheet, income statement and cash flow statement of Parent and its Subsidiaries (the “Acquisition Pro Forma”), based on recent financial statements, which shall be complete and shall fairly present in all material respects the assets, liabilities, financial condition and results of operations of Parent and its Subsidiaries in accordance with GAAP consistently applied, but taking into account such proposed Permitted Acquisition, and (y) on a pro forma basis, no Default or Event of Default has occurred and is continuing or would result after giving effect to such proposed Permitted Acquisition and the Companies would have been in compliance with the financial covenants set forth in Section 10.6 for the four (4) quarter period reflected in the Officer’s Certificate most recently delivered pursuant to Section 7.2(a) prior to the consummation of such proposed Permitted Acquisition (after giving effect to such proposed Permitted Acquisition and all Revolving Loans funded in connection therewith as if made on the first (1st) day of such period); and

  (B)           a certificate of the chief financial officer of the Company Representative to the effect that:  (x) each Company (after taking into consideration all rights of contribution and indemnity such Company has against each other Company) will be Solvent upon the consummation of such proposed Permitted Acquisition; (y) the Acquisition Pro Forma fairly presents the financial condition of the Companies and their Subsidiaries (on a consolidated and consolidating basis) as of the date thereof after giving effect to such proposed Permitted Acquisition; and (z) the Companies have completed their due diligence investigation with respect to the Target and such proposed Permitted Acquisition, which investigation was conducted in a manner similar to that which would have been conducted by a prudent purchaser of a comparable business and the results of which investigation were delivered to the Holders;

(l)              on or prior to the date of such proposed Permitted Acquisition, the Holders shall have received, in form and substance reasonably satisfactory to the Required Holders, copies of the acquisition agreement (which shall allow collateral assignments of the Companies’ rights thereunder in favor of the Collateral Agent) or merger agreement, as applicable, and all related agreements and instruments, and all opinions, certificates, lien search results and other documents reasonably requested by the Required Holders; and

(m)            concurrently with consummation of such proposed Permitted Acquisition, the Company Representative shall have delivered to the Holders a certificate stating that the foregoing conditions have been satisfied.

“Permitted Encumbrances” means:

(a)             Liens in favor of the Collateral Agent securing the Obligations;

(b)             Liens for taxes, assessments or other governmental charges (“Tax Lien”) not delinquent or being contested in good faith and by appropriate proceedings by the applicable Company or Subsidiary of a Company and with respect to which proper reserves have been taken by the Companies and the Subsidiaries; provided, that, the Tax Lien shall have no effect on the priority of the Liens in favor of the Collateral Agent or the value of the Collateral in which the Collateral Agent has such a Lien (taking into account any such reserves taken by the Companies) and a stay of enforcement of any such Tax Lien shall be in effect;

(c)             deposits or pledges to secure obligations under worker’s compensation, social security or similar laws, or under unemployment insurance, in each case made in the ordinary course of business and excluding deposits, liens or pledges under ERISA;

(d)             deposits or pledges of cash to secure bids, tenders, contracts (other than contracts for the payment of money), leases, statutory obligations, surety and appeal bonds and other obligations of like nature arising in the ordinary course of the applicable Company’s or Subsidiary’s business;

(e)             mechanics’, workers’, materialmen’s, carriers’, warehousemen’s, landlords or other like Liens arising in the ordinary course of the applicable Company’s or Subsidiary’s business with respect to obligations which are (i) not due or (ii) being contested in good faith and by appropriate proceedings by the applicable Company or Subsidiary of a Company and with respect to which proper reserves have been taken by the Companies and the Subsidiaries; provided, that, the such Lien shall have no effect on the priority of the Liens in favor of the Collateral Agent or the value of the Collateral in which the Collateral Agent has such a Lien and a stay of enforcement of any such Lien shall be in effect;

(f)              Liens placed upon fixed assets and Intellectual Property related to such fixed assets hereafter acquired by any Company or any Subsidiary to secure a portion of the purchase price thereof; provided, that, (i) any such Lien shall not encumber any other property of the Companies or their Subsidiaries and (ii) the aggregate amount secured by such Liens shall not exceed $500,000;

(g)             Liens in existence on the date hereof that are disclosed on Schedule 10.4;

(h)             Liens on amounts not exceeding $100,000 in the aggregate deposited as security for surety or appeal bonds in connection with obtaining such bonds in the ordinary course of business;

(i)               with respect to any real property, Liens consisting of easements, rights of way and zoning restrictions that do not materially interfere with or impair the use or operation thereof;

(j)               Liens on depository accounts granted or arising in the ordinary course of business in favor of depositary banks maintaining such depository accounts solely to the extent they secure customary account fees and charges payable in respect of such depository accounts;

(k)             non-consensual statutory Liens (other than Liens securing the payment of taxes or ERISA matters) arising in the ordinary course of a Company or Subsidiary’s business; provided, that, such Liens do not secure Indebtedness or any other amounts in excess of $100,000 in the aggregate which are past due;

(l)              Liens arising from (i) operating leases with respect to assets which are not owned by any Company or any Subsidiary and the precautionary UCC financing statement filings in respect thereof and (ii) equipment or other materials which are not owned by any Company or Subsidiary located on the premises of such Company or Subsidiary (but not in connection with, or as part of, the financing thereof) from time to time in the ordinary course of business and consistent with current practices of the Companies and their Subsidiaries and the precautionary UCC financing statement filings in respect thereof;

(m)             judgments and other similar Liens arising in connection with court proceedings that do not constitute an Event of Default;

(n)             Liens of a collection bank arising under Section 4-210 of the UCC on items in the course of collection;

(o)             Liens in favor of customs and revenue authorities arising as a matter of law to secure custom duties which are not past due in connection with the importation of goods by the Companies or their Subsidiaries in the ordinary course of business;

(p)             Liens on specific fixed assets and Intellectual Property related to such specific fixed assets (as opposed to any blanket lien on any asset type) acquired pursuant to a Permitted Acquisition in existence at the time such assets are acquired pursuant to such Permitted Acquisition and not created in contemplation thereof; provided, that, such Liens do not attach to any assets other than the assets acquired pursuant to such Permitted Acquisition;

(q)             receipt of deposits and advances from customers in the ordinary course of business which may create an interest in the Inventory to be sold to such customers, but which do not constitute contractual Liens granted by a Company or any Subsidiary;

(r)               Liens on amounts not exceeding $500,000 in the aggregate deposited as security for corporate credit card programs maintained in the ordinary course of business; and

(s)              Liens securing Indebtedness permitted under Section 10.8(l) but only to the extent such Liens are only on the accounts receivable factored pursuant to the factoring arrangements permitted thereby.

“Permitted Indebtedness” means the Indebtedness expressly permitted pursuant to Section 10.8 of this Agreement.

“Person” means an individual, partnership, corporation, limited liability company, association, trust, unincorporated organization, business entity or Governmental Authority.

“Plan” means an “employee benefit plan” (as defined in section 3(3) of ERISA) subject to Title I of ERISA that is or, within the preceding five years, has been established or maintained, or to which contributions are or, within the preceding five years, have been made or required to be made, by any Company or any ERISA Affiliate or with respect to which any Company or any ERISA Affiliate may have any liability.

“Pledge Agreement” means (a) the Pledge Agreement, dated as of even date herewith and executed and delivered by each Company and each of its Subsidiaries in favor of the Collateral Agent, substantially in the form of Exhibit E attached hereto, as the same may be amended, restated, supplemented or otherwise modified from time to time, and (b) any additional pledge agreement executed pursuant to Section 9.7 with respect to any subsequently acquired or organized Subsidiary.

 “Prime Rate” means the rate of interest per annum publicly announced from time to time by JPMorganChase Bank, N.A. as its prime rate in effect at its principal office in New York City; each change in the Prime Rate shall be effective from and including the date such change is publicly announced as being effective.

“Products” is defined in the preamble to this Agreement.

 “property” or “properties” means, unless otherwise specifically limited, real or personal property of any kind, tangible or intangible, choate or inchoate.

“PTE” is defined in Section 6.2(a).

“Purchaser” or “Purchasers” means each of the purchasers that has executed and delivered this Agreement to each Company and such Purchaser’s successors and assigns (so long as any such assignment complies with Section 13.2), provided, however, that any Purchaser of a Note that ceases to be the registered holder or a beneficial owner (through a nominee) of such Note as the result of a transfer thereof pursuant to Section 13.2 shall cease to be included within the meaning of “Purchaser” of such Note for the purposes of this Agreement upon such transfer.

“Qualified Institutional Buyer” means any Person who is a “qualified institutional buyer” within the meaning of such term as set forth in Rule 144A(a)(1) under the Securities Act.

“QPAM Exemption” is defined in Section 6.2(d).

“Refill” is defined in the preamble to this Agreement.

“Related Fund” means, with respect to any Holder, any fund or entity that (i) invests in Securities or bank loans, and (ii) is advised or managed by such Holder, the same investment advisor as such Holder or by an affiliate of such Holder or such investment advisor.

“Reportable Event” means a reportable event described in Section 4043(b) of ERISA or the regulations promulgated thereunder.

“Required Revolving Holders means, at any time, Holders holding more than 50% of the Revolving Commitment, or to the extent that the Revolving Commitment has terminated, Holders holding more than 50% of the aggregate outstanding Revolving Loans (in each case exclusive of any portion of the Revolving Commitment or Revolving Loans then owned by any one or more of any Company or any of its Affiliates).

“Required Holders” means, collectively, the Required Revolving Holders and the Required Term Holders.

“Required Term Holders” means, at any time, the Holders holding more than 50% of the aggregate principal amount of the Term Notes at the time outstanding (exclusive of Term Notes then owned by any one or more of any Company or any of its Affiliates).

“Responsible Officer” means any Senior Financial Officer and any other officer of the Company Representative with responsibility for the administration of the relevant portion of this Agreement.

“Restricted Accounts” means deposit accounts or other accounts (a) established and used (and at all times will be used) solely for the purpose of paying current payroll obligations of the Companies (and which do not (and will not at any time) contain any deposits other than those necessary to fund current payroll), in each case in the ordinary course of business, (b) maintained (and at all times will be maintained) solely in connection with an employee benefit plan, but solely to the extent that all funds on deposit therein are solely held for the benefit of, and owned by, employees (and will continue to be so held and owned) pursuant to such plan, and (c) used in the ordinary course of business for petty cash, the balance of which shall not exceed $25,000 in the aggregate at any time; provided, that, without limiting the foregoing, in order for any such deposit account or other account to constitute a “Restricted Account”, such deposit or other account must be expressly designated as a “Restricted Account” on Schedule 5.22 (as such schedule may from time to time be updated in accordance with Section 5.22), which designation shall constitute a representation and warranty by each Company that such deposit account or other account satisfies the criteria set forth in this definition to constitute a “Restricted Account”.

“Revolving Commitment” means the commitment of the Revolving Holders to make Revolving Loans pursuant to Section 2.2 in an aggregate principal amount not to exceed the principal amount of $15,000,000, as such amount may be reduced from time to time in accordance with the terms hereof. The Revolving Commitment as to any Revolving Holder shall mean the commitment of such Revolving Holder severally, and not jointly, to make its pro rata share of Revolving Loans available pursuant to Section 2.2.

“Revolving Commitment Fee” is defined in Section 3(c).

“Revolving Holder” means any Holder with a Revolving Commitment.

“Revolving Loan” is defined in Section 2.2(a).

“Revolving Commitment Termination Date” means June 20, 2019, or such earlier date as of which the Revolving Commitment has been terminated pursuant to Section 2.2(d), Section 8 or Section 12.

“Revolving Notes” is defined in Section 1.

“SEC” means the Securities and Exchange Commission of the United States, or any successor thereto.

“Security Agreement” means (a) the Security Agreement, dated as of even date herewith and executed and delivered by each Company and each of its Subsidiaries in favor of the Collateral Agent, substantially in the form of Exhibit D attached hereto, as the same may be amended, restated, supplemented or otherwise modified from time to time, and (b) any additional security agreement executed pursuant to Section 9.7 by any subsequently acquired or organized Subsidiary.

“Security Documents” means the Security Agreement, the Pledge Agreement, the Mortgages, the Control Agreements, the Securities Account Control Agreements and all other mortgages, deeds of trust, assignments, pledges, financing statements, lien entry forms, notices, documents and other writing executed by or on behalf of the Companies and delivered from time to time in favor of the Collateral agent for the benefit of the Holders in order to secure the Obligations and any and all amendments, supplements or other modifications thereto.

“Securities” or “Security” shall have the meaning specified in section 2(1) of the Securities Act.

“Securities Act” means the Securities Act of 1933, as amended from time to time, and the rules and regulations promulgated thereunder from time to time in effect.

“Senior Financial Officer” means the chief financial officer, principal accounting officer, vice president of finance, treasurer, senior director of accounting, controller or comptroller of the Company Representative.

“Significant Holder” means the (i) Revolving Holders and, (ii) any Holder of at least thirty three (33%) percent of the Term Notes.

“Solvent” means, at any time with respect to any Person, that at such time such Person (a) is able to pay its debts as they mature and has (and has a reasonable basis to believe it will continue to have) sufficient capital (and not unreasonably small capital) to carry on its business consistent with its practices as of the date hereof, and (b) the assets and properties of such Person at a fair valuation (and including as assets for this purpose at a fair valuation all rights of subrogation, contribution or indemnification arising pursuant to any guarantees given by such Person) are greater than the liabilities of such Person, and (c) such Person is not engaged in any business or transaction, or about to engage in any business or transaction, for which its assets would constitute unreasonably small capital (within the meaning of the Uniform Fraudulent Transfer Act, the Uniform Fraudulent Conveyance Act and section 548 of the Federal Bankruptcy Code); and (d) is able to pay its debts as such debts mature; and (e) such Person is not entering into any Note Document with any intent to hinder, delay, or defraud any of its current creditors or future creditors.

“Source” is defined in Section 6.2.

“Statutory Reserve Rate” means a fraction (expressed as a decimal), the numerator of which is the number one and the denominator of which is the number one minus the aggregate of the maximum reserve percentages (including any marginal, special, emergency or supplemental reserves) expressed as a decimal established by the Board to which the Collateral Agent is subject for eurocurrency funding (currently referred to as “Eurocurrency Liabilities” in Regulation D of the Board).  Such reserve percentages shall include those imposed pursuant to such Regulation D.  Eurodollar Loans shall be deemed to constitute eurocurrency funding and to be subject to such reserve requirements without benefit of or credit for proration, exemptions or offsets that may be available from time to time to any Holder under such Regulation D or any comparable regulation.  The Statutory Reserve Rate shall be adjusted automatically on and as of the effective date of any change in any reserve percentage.

“Subordinated Debt” means Indebtedness of any Company or any Subsidiary of any Company subordinated to the Obligations as to right and time of payment and as to other rights and remedies thereunder, including without limitation the Indebtedness permitted under Section 10.8(h).

“Subsidiary” means, as to any Person, any other Person in which such first Person or one or more of its Subsidiaries or such first Person and one or more of its Subsidiaries owns sufficient equity or voting interests to enable it or them (as a group) ordinarily, in the absence of contingencies, to elect a majority of the directors (or Persons performing similar functions) of such second Person, and any partnership or joint venture if more than a 50% interest in the profits or capital thereof is owned by such first Person or one or more of its Subsidiaries or such first Person and one or more of its Subsidiaries (unless such partnership or joint venture can and does ordinarily take major business actions without the prior approval of such Person or one or more of its Subsidiaries).  Unless the context otherwise clearly requires, any reference to a “Subsidiary” is a reference to a Subsidiary of the Parent.

“Super-Majority Holders” means at any time on or after the Closing, the Holders of at least 66-2/3% in principal amount of the Notes at the time outstanding (exclusive of Notes then owned by any Company or any of its Affiliates).

“SVO” means the Securities Valuation Office of the NAIC or any successor to such Office.

“Tax” means any tax (whether income, documentary, sales, stamp, registration, issue, capital, property, excise or otherwise), duty, assessment, levy, impost, fee, compulsory loan, charge or withholding.

“Tax Lien” is defined in the definition of “Permitted Encumbrances.”

“Term Notes” is defined in Section 1.

“Termination Event” means (a) a Reportable Event with respect to any Plan or Multiemployer Plan; (b) the withdrawal of any Company or any of their Subsidiaries or any member of the Controlled Group from a Plan or Multiemployer Plan during a plan year in which such entity was a “substantial employer” as defined in Section 4001(a)(2) of ERISA; (c) the providing of notice of intent to terminate a Plan in a distress termination described in Section 4041(c) of ERISA; (d) the institution by the PBGC of proceedings to terminate a Plan or Multiemployer Plan; (e) any event or condition (i) which might constitute grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Plan or Multiemployer Plan, or (ii) that may result in termination of a Multiemployer Plan pursuant to Section 4041A of ERISA; or (f) the partial or complete withdrawal within the meaning of Sections 4203 and 4205 of ERISA, of any Company, any Subsidiary thereof or any member of the Controlled Group from a Multiemployer Plan.

“UCC” means the Uniform Commercial Code as in effect in the State of New York from time to time.

“USA PATRIOT Act” means United States Public Law 107-56, Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism (USA PATRIOT ACT) Act of 2001, as amended from time to time, and the rules and regulations promulgated thereunder from time to time in effect.

“US Subsidiary” means a Subsidiary organized, incorporated or otherwise formed under the laws of the United States or any state thereof or the District of Columbia.

“U.S. Economic Sanctions” is defined in Section 5.16(a).

“Wholly-Owned Subsidiary” means, at any time, any Subsidiary all of the equity interests (except directors’ qualifying shares) and voting interests of which are owned by any one or more of any Company and any Company’s other Wholly-Owned Subsidiaries at such time.

“Yield Maintenance Amount” is defined in Section 8.6.